As filed with the Securities and Exchange Commission on March 26, 2001

Registration No. 333 -___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DYNAMIC DIGITAL DEPTH INC.
(Exact name of registrant as specified in its charter)

Alberta, Canada (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (IRS Employer Identification No.)	7372 (Primary Standard Industrial Classification Code Number)

2120 Colorado Ave., Suite 100
Santa Monica, CA 90404-3504
(310) 566-3340

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive office and principal place of business)

Mark N. Schwartz,
Chief Financial Officer
Dynamic Digital Depth Inc.
2120 Colorado Ave., Suite 100
Santa Monica, CA 90404-3504
Telephone: (310) 566-3340
Facsimile: (310) 566-3363

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to:

Joseph P. Galda
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, NY 14203-2391
Tel: (716) 856-4000
Fax: (716) 849-0349

Approximate date of proposed sale to the public: From time to time following effectiveness of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering: [ ] ____________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ] ____________________

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate OfferingPrice	Amount of Registration Fee
common shares, without par value	13,611,044 (1)	$2.20	$29,944,297	$7,486.07
(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional common shares issuable upon stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee. Based on the average of the bid and asked prices per share of common shares on March 23, 2001 as reported on the Canadian Venture Exchange, converted to U.S. Dollars based on the March 23, 2001 noon buying rate as reported by the Federal Reserve Bank of New York.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated March 26, 2001

PROSPECTUS

[DYNAMIC DIGITAL DEPTH INC. LOGO APPEARS HERE]

13,611,044 common shares

        The selling security holders named in this prospectus may offer and sell, from time to time, up to 13,611,044 of our common shares. The shares were issued, or are issuable upon the exercise of warrants, which were issued by us in private placement transactions. The selling security holders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

        We will not receive any part of the proceeds from the sale of these shares by the selling security holders. We will, however, receive proceeds upon the exercise of warrants by the selling security holders.

        Our common shares are traded on the Canadian Venture Exchange under the symbol "DDE." The last reported bid price of our common shares on March 23, 2001, was CDN $3.25 per share (U.S. $2.07).

        Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2001

TABLE OF CONTENTS

Page

Summary
Risk Factors
Special Note Regarding Forward Looking Statements
Use of Proceeds
Exchange Rate Information
Market for Common Shares
Dividend Policy
Capitalization
Selected Financial Data
Operating and Financial Review and Prospects
Our Business
Exchange Controls and Other Limitations Affecting Security Holders
Quantitative and Qualitative Disclosures About Market Risk
Management
Certain Relationships and Related Transactions
Major Shareholders
Description of Securities
Selling Security Holders
Plan of Distribution
Certain Canadian, United States and Australian Income Tax Considerations
Legal Matters
Experts
Where You Can Find Additional Information

ABOUT THIS PROSPECTUS

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

        This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of the offering.

SUMMARY

        This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

        Throughout this prospectus, references to "dollars" or "$" mean Canadian Dollars unless otherwise indicated.

        Except as otherwise indicated, information in this prospectus regarding numbers of common shares and share prices are based on adjustments to give effect to a one-for-five reverse stock split which occurred in August 1998.

About Our Company

        We are a software and hardware developer engaged in the development and commercialization of effective, affordable 3D content, services and delivery technologies for mass-market applications. We have developed a range of patented software and hardware applications to satisfy the emerging demand of displaying still and moving images in "stereoscopic 3D." This year we launched a "freeware" version of our OpticBOOM™ Plug-in for Apple, Inc.'s QuickTime Movie Player, enabling 3D movie files to be viewed via the Internet, CD or DVD. The OpticBOOM™ Plug-in can be downloaded from our web site at http://www.ddd.com.

Stereoscopic 3D

        Stereoscopic 3D differs from the heavily marketed term "3D" used extensively in the present-day video game and PC software markets. Enhanced or stereoscopic 3D, as created by our Dynamic Depth Cueing™ process, allows the viewer to see the images in lifelike 3D through polarized or LCD shutter glasses by adding the appearance of depth to the image. Stereoscopic 3D involves displaying two or more slightly different left and right eye views of the image which the viewer then perceives to be a "real" 3D image with enhanced depth. The benefit of stereoscopic 3D is that it provides a visually richer image to the viewer allowing objects and characters to appear behind the surface of the display screen and also, importantly, to appear to move off the screen towards the viewer under certain circumstances.

Stage of Development

        Our activities have been focused on developing the technological feasibility of displaying and transmitting still and moving images in stereoscopic 3D. To date, we have generated limited revenues from the commercial sale of our hardware and software products. Our development efforts have recently progressed to the point where we anticipate commercial launch of our products in March 2001.

The Markets

        Our focus is now the commercialization of our technologies within the worldwide entertainment and multimedia industries. A number of key applications have been identified which fall into the following broad categories:

        2D compatible 3D images for Internet distribution;

        2D compatible 3D broadcast programming;

        2D compatible 3D movies for DVD;

        3D movies for theatrical release;

        interactive games software applications; and

        video processor and display technologies.

Software

        We have developed a software-based solution allowing images created using conventional 2D techniques, including video, film and computer generated media formats, to be manipulated digitally and converted to 3D. Significantly, the data used to create the 3D version of a 2D image may be subsequently embedded in the original 2D image allowing the viewer to choose whether to view in 2D or 3D using a single piece of media. The additional 3D data adds a minimal increase in size to the original 2D image.

Hardware

        We have engineered digital video processing hardware. The video processor provides a series of features including the control of 3D projection and display systems, real time conversion of standard video and DVD material to 3D, and image enhancement allowing PC monitors to display video and television images at higher definition resolution than conventional television sets.

        We have also developed a glasses-free "autostereoscopic" 3D Projection Display targeted at the arcade video games industry. The 3D display creates an eight foot image and presents this to the player in 3D using a patented head tracking system without the need for the player to wear glasses or a headset.

Products and Services

Our key product is a software application called OpticBOOM™ (formerly DeepSee ™). We changed the brand name in fiscal 2000 to better reflect the consumer benefits of our 3D technologies and products. Customers using the OpticBOOM ™ family of software products will be able to digitally manipulate and enhance existing 2D and 3D still and moving images for Internet, television, film and video/DVD to create a rich 3D stereoscopic image. The key to our solution lies in the generation of depth cue data based upon the original 2D image. Our Dynamic Depth Cueing ™ process uses a series of sophisticated software algorithms to identify each object in a scene along with its distance or depth away from the viewer. The compressed depth cue data is reinserted into the original 2D image and distributed to the viewer in 2D-compatible 3D formats. At the viewer's discretion, the depth cue data may be decoded by a software or hardware-based OpticBOOM ™ decoder allowing the images to be viewed in 3D with available glasses on conventional display hardware including PC monitors or television sets.

        OpticBOOM ™ will consist of a range of easy to use semi-automated software tools for the consumer or the content owner. The content owner, using an OpticBOOM ™ software toolkit licensed from us, will be able to create the appropriately formatted 3D version of their 2D production for distribution over the Internet, analog or digital broadcast channels or DVD.

         We also provide a 2D to 3D conversion service, allowing us to selectively offer 3D capabilities to professional markets such as film and television.

         Our principal executive offices are located at 2120 Colorado Ave., Suite 100, Santa Monica, California 90404-3504 and our telephone number is (310) 556-3340.

The Offering

Common shares offered by the selling security holders:	13,611,044 common shares, including 2,624,730 common shares issuable upon the exercise of outstanding warrants

Common shares currently outstanding:	22,382,492 shares(1)

Common shares outstanding after the offering:	25,007,222 shares(2)

Proceeds:	We will not receive any of the proceeds from the sale of shares by selling security holders.(3)

Risk factors:	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Canadian Venture Exchange trading symbol	"DDE"
(1)	The number of outstanding shares does not include:
2,867,000 common shares reserved for issuance upon exercise of outstanding options; and 3,101,230 common shares reserved for issuance upon exercise of oustanding warrants.
(2)	This increase in the number of oustanding shares is attributable to common shares issuable upon the exercise of 2,624,730 warrants by the selling security holders.
(3)	We will, however, receive proceeds upon the exercise of warrants by the selling security holders.

Summary Financial Information

        The following table summarizes our consolidated statement of operations data for the periods presented. You should read this information in conjunction with "Selected Financial Data," "Operating and Financial Review and Prospects" and the consolidated financial statements and the related notes appearing elsewhere in this prospectus. Our financial statements are prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, which vary in certain respects from United States generally accepted accounting principles, or U.S. GAAP. See Note 17 to the financial statements for a discussion of the significant differences between Canadian GAAP and U.S. GAAP as they apply to us for the periods presented therein. Note that historical results are not necessarily indicative of future results. The financial results indicated in the following table are in Canadian Dollars.

	Year Ended June 30					Three Months Ended September 30 (unaudited)

	2000	1999	1998	1997	1996	2000	1999
Income Loss and Deficit
Total Revenue	438	199	368	279	912	177	45
Net Loss From Period	(6,962)	(6,066)	(2,257)	(1,599)	(1,223)	(2,288)	(1,579)
Per Share	(0.37)	(0.38)	(0.21)	(0.19)	(0.18)	(all)	(0.09)

Balance Sheet Data (at period end)
Total Assets	9,127	5,706	9,203	2,274	844	7,010	4,497
Total Long-Term Debt and Capital Lease Obligations	159	64	88	980	0	132	63
Cash Dividends Declared
Per Share	0.00	0.00	0.00	0.00	0.00	0.00	0.00

U.S. GAAP Reconciled Amounts
Net Loss For Period	(9,095)	(4,229)	(3,026)	(2,459)	n/a	n/a	n/a
Per Share	(0.48)	(0.26)	(0.29)	(0.28)	n/a	n/a	n/a
Total Assets	9,088	5,667	7,547	1,414	n/a	n/a	n/a

RISK FACTORS

         You should carefully consider the risks described below before purchasing our common shares. Our most significant risks and uncertainties are described below; however, they are not the only ones we face.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common shares could decline and you may lose all or part of your investment.

Going Concern Qualification to Financial Statements

         Our auditors have raised the issue that we may not be able to continue as a going concern as a result of a lack of profits. We have used substantial amounts of working capital in our operations and have sustained significant operating losses. During fiscal 2000, we raised approximately $10,000,000 from private placements and exercises of warrants and options. While this capital may allow us to operate in the short term, we may not be able to continue as a going concern thereafter if we do not generate profits or secure additional financing.

We Have A Limited Operating History That Makes An Evaluation Of Our Business Difficult

         We concluded our reorganization and commenced our current business in May 1994. To date, we have been engaged in product research and development and establishing our technology development strategy. Our technologies are beginning to become available for marketing release and licensing. In fiscal 2000, we launched our "freeware" version of the OpticBOOM™ Plug-in software application for Apple's QuickTime Movie Player. Our limited operating history makes evaluation of our business and prospects difficult. Companies in an early stage of development frequently encounter heightened risks and unexpected expenses and difficulties. For us, these risks include the following:

limited number of customers that have deployed products and services incorporating our technology;
limited number of manufacturers that have incorporated our technology into their products; and
our unproven long-term business model, which depends on generating the majority of our revenues from royalty and license fees paid by customers.

        These risks, expenses and difficulties apply particularly to us because our markets are new and rapidly evolving.

We Have A History Of Losses And Expect To Incur Losses In The Future

         We incurred net losses of approximately $1.2 million in fiscal 1996, $1.6 million in fiscal 1997, $2.3 million in fiscal 1998, $6.1 million in fiscal 1999, and $7.0 million in fiscal 2000 and $1.6 million for the three months ended September 30, 1999 and $2.3 million for the three months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of approximately $21.1 million. We have incurred net losses in each quarter since our inception, and we are not likely to achieve profitability in the next few years. We also expect to continue to incur increasing research and development, sales and marketing and general and administrative expenses. If we are to achieve profitability given our planned expenditure levels, we will need to generate and sustain substantially increased license and royalty revenues; however, we are unlikely to be able to do so for the foreseeable future. As a result, we expect to incur significant and increasing losses and negative cash flows for the foreseeable future.

Our Quarterly Revenues And Operating Results Are Volatile And May Cause Our Stock Price To Fluctuate

         Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance. Moreover, we expect to derive substantially all of our revenues for the near-term from license fees and related consulting and support services. Over the longer term, to the extent deployments increase, we expect to derive an increasing portion of our revenues from royalties paid by customers. If deployments do not increase or this transition otherwise does not occur, we are unlikely to be able to generate or sustain substantially increased revenue and our operating results will be seriously harmed.

         In the short-term, we expect our quarterly revenues to be significantly dependent on the sale of a small number of relatively large orders for our products and services, which generally have a long sales cycle. As a result, our quarterly operating results may fluctuate significantly if we are unable to complete one or more substantial sales in any given quarter. Moreover, because our expenses are relatively fixed in the near term, any shortfall from anticipated revenues could result in losses for the quarter.

We Have An Immediate Need For Additional Funds Which May Cause Dilution To Existing Shareholders

         We require substantial working capital to fund our business, particularly in light of our expected continued operating losses. Although we believe our existing cash balances and cash flow expected to be generated from future operations should be sufficient to meet our working capital requirements for at least five months, there can be no assurance that such funds will be sufficient. To the extent that such funds are insufficient to finance our working capital requirements, we will be required to raise additional funds through private or public equity or debt financing. Such additional financing could result in dilution to existing stockholders. There can be no assurance that the additional equity or debt financing, if required, will be available on acceptable terms, on a timely basis or at all. In the event that additional financing is unavailable, we may be required to reduce our sales and marketing efforts.

We Expect Our Operations To Continue To Produce A Negative Cash Flow; Consequently, If We Cannot Raise Additional Capital, We May Not Be Able To Fund Our Continued Operations

         Since our inception, cash used in our operations has substantially exceeded cash received from our operations, and we expect this trend to continue for the foreseeable future. As a result, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

develop or enhance our products and services;
hire, train and retain employees; or
respond to competitive pressures or unanticipated requirements.

The Market For Our Products Is New And May Not Develop As We Anticipate

         Because the market for our products is newly emerging, the potential size of this new market opportunity and the timing of its development are uncertain. As a result, our profit potential is unproven. We are dependent upon the commercialization and broad acceptance by consumers and businesses of a wide variety of our products. A key component of our business is to enable businesses to deliver a new generation of interactive digital content and applications to users. Accordingly, some of our success will depend upon our ability to adhere to and adapt our products to evolving Internet, DVD and broadcast protocols and standards so that users may obtain popular content. If the market for our products does not develop or develops more slowly than we anticipate, our revenues will not grow as fast as anticipated, if at all.

Our Success Depends On Customers Introducing, Marketing And Promoting Products And Services For 3D Applications Based On Our Technology

         Our success depends on large customers such as cable television operators, Internet content providers, graphic software publishers, photographic image processors, web developers, television content providers, film content providers and film library owners introducing, marketing and promoting products and services based on our technology. To date, our products and services have been primarily used in connection with the conversion of 35mm and 70mm film and professional video media and computer animations from 2D to 3D.

         Moreover, because the large-scale deployment of products and services incorporating our technology by customers is complex, time-consuming and expensive, each deployment of these products and services requires our expertise to tailor our technology to the customer's particular product offering. This customization process requires a lengthy and significant commitment of resources by our customers and us. This commitment of resources may slow deployment which could, in turn, delay market acceptance of these products and services. Unless customers introduce, market and promote products and services incorporating our technology in a successful and timely manner, our software platform will not achieve widespread acceptance, manufacturers will not use our software in their products and our revenues will not grow as fast as anticipated, if at all.

If Hardware Manufacturers Do Not Manufacture Products That Incorporate Our Technology, Or If These Products Do Not Achieve Acceptance, We May Not Be Able To Sustain Or Grow Our Business

         We do not manufacture hardware components that incorporate our technology. Rather, we intend to license software technology to manufacturers of cable set-top boxes, PC peripherals, DVD players, and digital cameras and camcorders. Accordingly, our success will depend, in part, upon our ability to convince a number of these manufacturers to manufacture products incorporating our technology and the successful introduction and commercial acceptance of these products. Our efforts in this regard are significantly dependent on customers deploying services using our technology. While we have had discussions with a variety of manufacturers, we have not entered into any agreements with any manufacturers to produce products which incorporate our technology. Our failure to convince these manufacturers to incorporate our software platform into their products, or the failure of these products to achieve broad acceptance with consumers and businesses, will result in revenues that do not grow as fast as expected, if at all.

Competition From Bigger, Better Capitalized Competitors Could Result In Price Reductions, Reduced Gross Margins And Loss Of Market Share

         The market for our products is new, competitive, subject to rapid technological change and evolving standards and significantly affected by new product introductions and other market activities of industry participants. We believe competition will intensify as the markets we have targeted develop and competitors focus on additional product and service offerings. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect our business, operating results and financial condition.

         Many of our existing and potential competitors have longer operating histories, longer customer relationships, greater name recognition and significantly greater financial, technical, sales and marketing and other resources than we do. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than we can. Further, current or potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our current or prospective customers. Our current or future indirect channel partners may establish cooperative relationships with current or potential competitors, thereby limiting our ability to sell our products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current competitors may emerge and rapidly gain significant market share. There can be no assurance that existing or future competitors will not develop or offer technologies that provide significant economic, technological, creative or strategic advantages over those offered by us.

         Our ability to retain our existing customers and attract new customers depends on the quality of our products and services, the speed of our technological developments, the price of our products and services, our quality of marketing, our reputation in the industry and our ability to maintain customer satisfaction. To that end, we must continue to develop appropriate marketing solutions, incorporate new technological capabilities, meet time sensitive deadlines and devise appropriate pricing strategies. To the extent that our competitors are perceived as providing superior products and services, or to the extent that our customers are dissatisfied with our products and services, our business, operating results and financial condition could be materially adversely affected.

Our Lengthy Sales Cycle May Cause Fluctuations In Our Operating Results, Which Could Cause Our Stock Price To Decline

         We believe that the purchase of our products and services involves a significant commitment of capital and other resources by a customer. In many cases, the decision for our customers to use our products and services requires them to change their established business practices and conduct their business in new ways. As a result, we may need to educate our potential customers on the use and benefits of our products and services. In addition, our customers generally must consider a wide range of other issues before committing to purchase and incorporate our technology into their offerings. As a result of these and other factors, including the approval at a number of levels of management within a customer's organization, we expect our sales cycle to average from six to 12 months and may sometimes be significantly longer. Because of the length of our sales cycle, we have a limited ability to forecast the timing and amount of specific sales.

Our Success Depends On Our Ability To Keep Pace With The Latest Technological Changes

         The market for our products is characterized by evolving industry standards, rapid technological change and frequent new product introductions and enhancements. Our technology enables businesses to deliver a new generation of interactive digital content and applications to users. Accordingly, our success will depend in large part upon our ability to adhere to and adapt our products to evolving protocols and standards. Therefore, we will need to develop and introduce new products that meet changing customer requirements and emerging industry standards on a timely basis. We may encounter delays in the development and introduction of future products as well. In addition, we may:

         fail to design our current or future products to meet customer requirements;

         fail to develop and market products and services that respond to technological changes or evolving industry standards in a timely or cost-effective manner; and

         encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services.

Our Limited Ability To Protect Our Intellectual Property And Proprietary Rights May Harm Our Competitiveness

         Our ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology. We rely primarily on a combination of trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. In addition, we have 17 patent applications pending in the United States and Australia. Patents may not be issued from these or any future applications. Even if they are issued, these patents may not survive a legal challenge to their validity or provide significant protection for us.

         The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our proprietary information. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and services.

We Do Not Currently Have Liability Insurance To Protect Against Third-Party Intellectual Property Infringement Claims That Could Be Expensive To Defend

         We expect that, like other software product developers, we will increasingly be subject to infringement claims as the number of products and competitors developing 3D software grows and the functionality of products in different industry segments overlaps. We cannot guarantee that:

an infringement claim will not be asserted against us in the future;
the assertion of such a claim will not result in litigation;
we would prevail in such litigation; or
we would be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, or at all.

         We currently do not have liability insurance to protect against the risk that licensed third-party technology infringes the intellectual property of others. Any claims relating to our intellectual property, regardless of their merit, could seriously harm our ability to develop and market our products and manage our day-to-day operations because they could:

be time consuming and costly to defend;
divert management's attention and resources;
cause product shipment delays;
require us to redesign our products; or
require us to enter into royalty or licensing agreements.

Failure To Manage Our Growth May Seriously Harm Our Ability To Deliver Products In A Timely Manner, Fulfill Existing Customer Commitments And Attract And Retain New Customers

         Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources, especially as customers incorporate our software into their products and services. To the extent we add several customers simultaneously or add customers whose product needs require extensive customization, we may need to significantly expand our operations. Moreover, we expect to significantly expand our domestic and international operations by, among other things, expanding the number of employees in professional services, research and development and sales and marketing.

         This additional growth will place a significant strain on our limited personnel, financial and other resources. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls, to hire additional personnel, to develop additional levels of management within the corporation, and to maintain close coordination among our development, accounting, finance, sales and marketing, consulting services and customer service and support organizations. Failure to accomplish any of these requirements would seriously harm our ability to deliver products in a timely fashion, fulfill existing customer commitments and attract and retain new customers.

The Loss Of Any Of Our Key Personnel Would Harm Our Competitiveness

         We believe that our success will depend on the continued employment of our senior management team and key technical personnel. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, these individuals would be very difficult to replace and our ability to manage day-to-day operations, develop and deliver new technologies, attract and retain customers, attract and retain other employees and generate revenues, would be seriously harmed. We do not maintain "key-man" life insurance for any of our management.

Our Planned Expansion Of Our Distribution Channels Will Be Expensive And May Not Succeed

         We intend to reach our customers through distribution agreements and strategic partnerships. The development of these indirect channels will require the investment of significant company resources, which could seriously harm our business if our efforts do not generate significant revenues. Moreover, we may not be able to attract indirect channel partners that will be able to effectively market our products and services. The failure to recruit indirect channel partners that are able to successfully market our products and services could seriously hinder the growth of our business.

Increasing Government Regulation Could Cause Demand For Our Products And Services To Decline Significantly

         We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to the Internet. Although there are currently few such laws and regulations, state, federal and foreign governments may adopt a number of these laws and regulations governing any of the following issues:

user privacy;
copyrights;
consumer protection;
taxation of e-commerce;
the online distribution of specific material or content; and
the characteristics and quality of online products and services.

         The likelihood of such regulation being enacted will increase as the Internet becomes more pervasive and extends to more people's daily lives. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a reduction in growth occurs, demand for our products and services will decline significantly.

We Are At Risk Of Securities Class Action Litigation Due To Our Expected Stock Price Volatility

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Undiscovered Defects In Our Software May Arise Which Could Cause A Loss Of Customers

         Our products are complex software products which may contain defects or failures that may be detected at any point in the product's life. We test our products; however, errors may still be found in new products or releases of commercial shipment, resulting in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources and harm to our reputation. We may experience delays or lost revenue to correct such defects in the future. Any such occurrence could have a material adverse effect on our business, operating results and financial condition.

A Significant Portion Of Our Common Stock Is Controlled By Existing Officers And Directors

         Our executive officers and directors currently own an aggregate of 1,937,858 options, warrants and issued common shares, which represents approximately 11% of the outstanding common shares as of the date hereof. As a result of this stock ownership, these officers and directors may be in a position to affect corporate actions in a manner that could conflict with the interests of our public shareholders.

We Have Not, And Do Not Anticipate Declaring Dividends

         All of our available funds will be invested to finance the growth of our business and, therefore, investors cannot expect and should not anticipate receiving a dividend on the common shares in the foreseeable future.

Enforcement Of Civil Liabilities Against Us May Be Difficult

         As a substantial amount of our assets are located outside of the United States, it may be difficult or impossible to enforce judgments granted by a court the United States against our assets and our subsidiaries or our directors and officers which are resident outside of the United States.

We Are Subject To Government Regulations, Including Safety Standards, Of A Number Of Countries

         We are commercially active in a number of countries which regulate aspects of our products. Full compliance in one jurisdiction is not a guarantee that products do not violate regulations or exceed safety limits in other jurisdictions. Although our licensees are generally responsible for compliance with safety and other laws in each country to which licensed products are supplied, there can be no absolute guarantee that product liability can be isolated to our licensees or that our prototypes could not cause litigation in case of accidental malfunction or breach of safety standards. There can be no assurance that the claims against us can be successfully defended or that the consequences of such litigation may not have a material effect on our business or financial results.

         Prior to introducing the hardware products in certain countries, we may be required to submit products for testing to local electrical and electromagnetic interference safety standards. Failure to be able to meet the local safety standards may result in our not being approved to sell the products in the country concerned. There can be no assurance that we will be able to comply with such regulations.

Our Assets And Liabilities Are Subject To Currency Fluctuations

         We currently bill only in United States and Australian dollars with our revenues and expenses, and our assets and liabilities recorded in our subsidiary company's functional currency which is translated to Canadian dollars for reporting purposes. Exchange rates for these currencies often fluctuate in relation to the Canadian dollar and such fluctuations may effect our assets and liabilities when they are translated to Canadian dollars. We do not currently engage in any hedging transactions in international currencies.

There Is No Public Market For Our Securities In The United States

         Our securities are currently only traded on the Canadian Venture Exchange. There is no guarantee that a liquid, public market would exist for our securities. Accordingly, you may not be able to liquidate an investment in our securities and, therefore, should be prepared to bear the economic risk of such an investment for an indefinite period and to withstand a total loss of the investment.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

USE OF PROCEEDS

         We will not receive any proceeds from the sale of common shares by the selling security holders. 2,624,730 of the shares being offered by the selling security holders are issuable upon exercise of outstanding warrants owned by the selling security holders. These warrants have exercise prices ranging from $3.50 to $5.50 per share. We will realize proceeds (representing payment of the exercise price) upon the exercise of such warrants by the selling security holders.

EXCHANGE RATE INFORMATION

         The following table sets forth:

the rates of exchange for the Canadian dollar, expressed in United States dollars, in effect at the end of each of the June 30 fiscal year periods indicated;
the average exchange rates based on the last day of each month during such periods; and
the high and low exchange rate during such periods, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

Fiscal Year Ending June 30,	2000	1999	1998	1997	1996
Rate at End of Period	$0.6758	$0.6786	$0.7303	$0.7241	$0.7325
Average Rate During Period	$0.6787	$0.6623	$0.7059	$0.7223	$0.7335
High Rate	$0.6969	$0.6917	$0.7303	$0.7456	$0.7513
Low Rate	$0.6607	$0.6307	$0.6819	$0.6967	$0.7238

On March 23, 2001, the noon buying rate in New York City for cable transfers in Canadian dollars was $0.6376 = $1.00 Canadian.

MARKET FOR COMMON SHARES

         Since our founding in September of 1993 through the merger of the Vancouver and Alberta Stock Exchanges in November 1999, common shares have been listed and posted for trading on the Canadian Venture Exchange, or CDNX, and the Alberta Stock Exchange, or ASE, under the stock symbol "DDE." Prior to November 1999, our common shares were traded on the ASE. The following table sets forth the high and low closing bid prices on the CDNX and ASE and the volume of common shares traded for each fiscal quarter for the period indicated. All financial figures are expressed in Canadian dollars.

Fiscal Period
(June 30 year-end)	High	Low	Volume
2001
Second Quarter	$4.48	$3.00	797,354
First Quarter	$4.50	$3.00	225,977

2000
Fourth Quarter	$7.25	$4.56	562,800
Third Quarter	$16.50	$6.35	874,565
Second Quarter	$9.50	$3.25	575,565
First Quarter	$9.25	$2.50	1,124,548

1999
Fourth Quarter	$3.80	$1.15	939,164
Third Quarter	$1.50	$0.80	121,720
Second Quarter	$2.05	$1.10	223,437
First Quarter	$2.20	$1.65	886,478

1998
Fourth Quarter	$2.25	$1.20	1,605,107
Third Quarter	$1.90	$0.75	421,963
Second Quarter	$2.00	$1.25	523,799
First Quarter	$2.30	$1.15	852,689

         Prices and volume for periods prior to August 1998 have been restated to give effect to a one-for-five reverse stock split. On March 22, 2001, the closing bid price of the common shares on the CDNX was $3.70 per share.

         As of January 15, 2001, common hares were held by 26 registered holders in the United States. We believe that there are additional beneficial owners of our common shares who own their shares in "street name." The common shares currently are not listed for trading on any securities exchange in the United States. The common shares are not registered to trade in the United States in the form of American Depository Receipts or similar certificates.

DIVIDEND POLICY

         We have not paid any cash dividends to date, and have no intention to pay any cash dividends on our common shares in the foreseeable future. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000. The table should be read in conjunction with "Operating and Financial Review and Prospects" and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of September 30, 2000
Short-term debt and current portion of capital lease obligation	524,656

Long-term debt and capital lease obligations, less current portion	132,175

Shareholder's equity
Share capital	26,562,114
Contributed surplus	491,471
Deficit	(21,146,176)
Cumulative translation adjustment	(350,555)
Total shareholders' equity	5,556,854
Total capitalization	6,213,685

SELECTED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with the financial statements and notes thereto and with "Operating and Financial Review and Prospects" and other financial data included elsewhere in this prospectus. The consolidated statements of loss and deficit for the years ended June 30, 2000, 1999 and 1998 and the balance sheet data at June 30, 2000 and 1999, are derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of loss and deficit for the year ended June 30, 1997 and 1996 and the balance sheet data at June 30, 1998, 1997 and 1996 are derived from audited consolidated financial statements not included elsewhere in this prospectus. The interim consolidated statements of loss and deficit for the three months ended September 30, 2000 and 1999, which have not been audited, are included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in Canadian GAAP which vary in certain respects from U.S. GAAP. See Note 17 to the financial statements for a discussion of the significant differences between Canadian GAAP and U.S. GAAP as they apply to us for the periods presented therein. Note that historical results are not necessarily indicative of future results.

	Year Ended June 30
	2000	1999	1998	1997	1996
Income Loss and Deficit
Total Revenue	438	199	368	279	912
Net Loss From Period	(6,962)	(6,066)	(2,257)	(1,599)	(1,223)
Per Share	(0.37)	(0.38)	(0.21)	(0.19)	(0.18)

Balance Sheet Data (at period end)
Total Assets	9,127	5,706	9,203	2,274	844
Total Long-Term Debt and Capital Lease Obligations	159	64	88	980	0
Cash Dividends Declared
Per Share	0.00	0.00	0.00	0.00	0.00

U.S. GAAP Reconciled Amounts
Net Loss For Period	(9,095)	(4,229)	(3,026)	(2,459)	n/a
Per Share	(0.48)	(0.26)	(0.29)	(0.28)	n/a
Total Assets	9,088	5,667	7,547	1,414	n/a

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

         The following "Operating and Financial Review and Prospects" should be read in conjunction with "Selected Financial Data" and the consolidated financial statements and notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Background and Basis of Presentation

         We are a software and hardware developer engaged in the development and commercialization of effective, affordable 3D content, services and delivery technologies for mass-market applications. We have developed a range of patented software and hardware applications centered upon the emerging demand and technical feasibility of displaying still and moving images in "stereoscopic 3D." Our solutions are designed for use in a broad range of markets including Internet, cable, satellite or terrestrial broadcasting, film and prerecorded video and DVD markets.

         To date, we have had limited commercial revenues while our efforts have focused on the development of our technologies and products. Since inception, we have incurred operating losses of approximately $21.1 million related to the development of our technologies. We anticipate significant product introductions in March 2001 which should begin to generate revenue in fiscal 2001, transforming us from principally a research and development company to a technology-based marketing, licensing and distribution company. The rate at which this transformation will occur is dependent on a number of factors, many of which are beyond our control. These include the willingness of production companies to make their content available in 3D, the willingness of broadcasters and cable system operators to invest in our technologies, and the willingness of consumers to buy and use the ancillary equipment needed to view 3D images using our technologies, such as LCD shutter or red/blue anaglyph glasses.

         The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Our research and development operations are located in Perth, Australia. We are incorporated under the laws of Canada and prepare our financial statements in Canadian dollars and in accordance with Canadian GAAP. The notes to the consolidated financial statements include a note which describes the principal differences between Canadian GAAP and U.S. GAAP.

         In August 1998 we effected a one-for-five reverse stock split. In this prospectus, all references to numbers of shares and purchase or exercise prices per share have been adjusted to give effect to the reverse stock split. In August, 2000, we changed our fiscal year end to December 31 to report our financial results concurrently with most other companies in our industry.

Results of Operations

         Our results of operations reflect a continuing focus on our research and development program together with an expansion of marketing activities as our technologies were developed to a level where they could begin to be commercialized.

Revenues

         During fiscal 2000, 1999 and 1998, and the three month period ended September 30, 2000 and 1999 our revenues were derived from the following sources:

	Year ended June 30			Three Months Ended September 30
	2000	1999	1998	2000	1999
Technology revenue	274,629	29,545	299,099	155,327	---
Interest income	144,489	110,583	31,321	21,140	43,434
Other	19,305	58,698	37,645	863	1,529
Total	438,423	198,826	368,065	177,330	44,963

         Interest was earned from cash balances invested in cash management accounts. The significant increase in interest income year-to-year is a result of the investment of funds received from our May 1998 private placement of common shares, the exercise of options during May and June 1999, a further private placement of common shares in January 2000 and exercise of warrants in May 2000.

         Technology revenue represents amounts received from activities performed pursuant to agreements entered into with third parties who were, or are considered to be, potentially long-term customers. The work involved using our technologies in order to establish whether or not the technologies were suitable for large-scale commercialization. The table below details revenues received from technologies for the fiscal 2000, 1999 and 1998 years and the three months ended September 30, 2000 and 1999.

	Year ended June 30			Three Months ended September 30
	2000	1999	1998	2000	1999
License fees	14,056	14,340	250,014	-	--
Conversion services	185,494	15,205	4,309	38,548	--
Hardware sales	75,079	-	-	116,779	--
Sale of prototypes	-	-	44,776	-	-
Total	274,629	29,545	299,099	155,327	--

         License fees represent amounts received from several corporations including Video Applications Inc., Tomen Corporation, Imagica Corporation (Japan) and Imagica USA in relation to agreements entered into with those organizations that allowed them to evaluate the suitability of our technologies in the context of the customer's business operations. We received the following license fees:

during fiscal 1998, from Tomen ($65,554), Imagica Japan ($99,375) and Imagica USA ($85,085);
during fiscal 1999, from Imagica USA; and
during fiscal 2000, from Video Applications, Inc.

         Conversion services represent amounts received from several customers for work undertaken in converting 2D material into 3D, using technologies and techniques developed by us. These activities represent the initial commercialization of those technologies and techniques.

         Hardware sales represent sales of equipment using technologies developed by us. These activities represent the initial commercialization of those technologies

         None of the agreements referred to above that have generated revenues in the periods covered by this prospectus are currently in force.

         In the overall context of our past operations, we have not consistently achieved substantial revenues from the commercialization of our technologies. This reflects our policy to focus on the development of our technologies in order to bring them to the level of sophistication and marketability required for their successful commercialization.

Operating Expenses

         The following table sets forth financial data relating to operating expenditure for the periods indicated:

	Year ended June 30		Three Months ended September 30
	2000	1999	1998	2000	1999
Amortization	468,520	137,230	42,225	261,027	68,480
General and administrative	4,112,533	2,280,180	1,510,458	1,141,036	1,059,613
Interest and borrowing costs	72,910	-	264,633	7,615	2,091
Market development	54,577	210,023	306,324	140,151	20,199
Project and patenting costs	177,435	18,803	32,883	35,306	13,353
Salaries and wages	2,514,467	1,023,180	468,435	879,962	460,438
Development costs	-	2,595,619	-	-	-
Total	7,400,442	6,265,035	2,624,958	2,465,097	1,624,174

Fiscal 2000 Compared to Fiscal 1999

         The increase in amortization expense was a net result of a number of significant developments during the period. These were:

$000's

•	In November 1999 our United States subsidiary, Dynamic Digital Depth USA Inc., commenced fit-out works with respect to new offices which it eventually relocated to in March 2000. This has resulted in an increase in amortization of leasehold improvements of:	101
•	During the period under review there was increased expenditure incurred with respect to the registering of patents to protect our intellectual property. After our review, it was determined that there was no likely economic benefit to be derived from certain patents and applications held by us. Accordingly, it was determined that the accumulated costs at June 30, 2000 associated with these patents would be expensed and any amortization accrued to that date be written back. Consequently there was a slight reduction in the amortization of patents of:	(2)
•	As a result of funds generated from private placements and option conversions, we implemented a program to upgrade and replace capital equipment. This increase in leased and owned equipment has resulted in an increase in depreciation and amortization of:	151
•	Until March 31, 1999 it was our policy to capitalize research and development expenditures, including depreciation and amortization charges attributable to such activities. After March 31, 1999 we decided to no longer continue with this practice. Consequently, in preparing the financial statements for fiscal 2000 there was an increase in amortization charged of:	81
Net comparative increase in amortization		$331

         The increase in general and administrative expenses was a net result of a number of significant developments during the period. These were:

$000's

•	An increase in fees paid to external accountants and auditors for services provided in relation to the registration of our common shares with the SEC, including the preparation of registrations statements on forms 20-F and F-1, resulted in an increase in expenditure of:	196
•	The use of professional advisors to assist us in raising additional capital resulted in an increase in professional fees of:	79
•	The increased use in the services of legal advisors in connection with raising capital and registering our common shares in the United States resulted in a net increase in expenditure of:	136
•	The reduction in the use of external consultants involved with the establishment of a corporate database, preparation of marketing plans and submissions to government bodies resulted in an net decrease in expenditure of:	(42)
•	The ongoing use of public relations and investor relations firms to assist with the continued promotion of our profile in the United States with potential customers and investors resulted in an increase in expenditure of:	184
•	Increased activity in the move towards commercialization of our technology resulted in an increase in payments to sub-contracted personnel of:	395
•	The relocation of the offices of our U.S. subsidiary to larger premises and the execution of a full year lease of new office premises in Perth, Western Australia resulted in a net increase in rental expenditure of:	122
•	The increase in attendance at various exhibitions designed to promote awareness of our technologies resulted in a net increase in expenditure of:	46
•	The development of a new corporate image, including our new logo, new stationery and an upgraded annual report, resulted in a net increase in expenditure of:	96
•	Expansion in the activities of our U.S. subsidiary and our Perth, Western Australian operations together with an increase in fixed assets during fiscal 2000 resulted in an increase in insurance premiums of:	49
•	Increased staffing levels and computing requirements led to an increase in computing support of:	52
•	The net result of movements in exchange rates between the Canadian, Australian and United States dollars coupled with activities occurring in those three countries resulted in a net increase in foreign exchange losses of:	100
•	The continued expansion of our activities both in the area of research and development and the early stages of commercialization has meant a substantial growth in numbers of employees in both the Perth, Western Australia and Los Angeles offices. This resulted in an increase in recruitment expenditures of:	252
•	During fiscal 1999 it was our policy to capitalize research and development expenditures, including certain general administrative charges such as a proportion of rent paid, travel and accommodation. In fiscal 2000, the decision was made to no longer continue with this practice. Consequently, in preparing the financial statements for fiscal 2000 there was an increase in general administrative expenditure of:	52
•	The consolidation of operations in the United States, the growth in staff numbers plus the increased operational activities in both Australia and the United States resulted in an increase in general and other administrative expenditure of:	87
•	Increased staffing in the United States and an increased effort in marketing and capital raising efforts resulted in an increase in travel expenses of:	54
Non-payment of director's fees		(25)
Net comparative increase in expenditure		$1,833

         The increase in salary and wages expenses was a net result of a number of significant developments during the period. These were:

$000's

•	In fiscal 2000, the decision was made to no longer capitalize research and development expenditures, including certain applicable salary and wages and personnel costs. Consequently, there was an increase in personnel expenditures of:	737
•	Significant increases in the numbers of personnel employed in the United States has resulted in an increase in personnel costs of:	639
•	Increased activities in the Perth, Western Australian operations, including the employment of additional staff and sub-contractors resulted in a net increase in expenditure of:	115
Net comparative increase in expenditure		$1,491

Fiscal 1999 Compared to Fiscal 1998

         The increase in amortization expense is related to the acquisition of additional leased and owned assets during the last quarter of fiscal 1998, including those assets associated with the establishment of our United States operations. During fiscal 1999, these additional leased and owned assets incurred a full year of amortization compared to only a quarter of amortization in fiscal 1998.

         The increase in general and administrative expenses was a net result of a number of significant developments during the period. These were:

$000's

•	In May 1998, our U.S. subsidiary commenced operations, including opening an office in Los Angeles. This has resulted in a full year increase in expenditure of:	286
•	The use of external consultants to assist with the establishment of a corporate database, preparation of marketing plans and submissions to government bodies and general advice and assistance on administrative and accounting matters resulted in an increase in expenditure of:	95
•	The appointment of public relations and investor relations firms to assist with the establishment and promotion of our profile in the United States resulted in an increase in expenditure of:	129
•	The establishment of our U.S. offices resulted increased rental expenditure of:	113
•	The lease of new office premises in Perth, Western Australia (including a period of time during which an extensive fit-out was undertaken and the new premises were unoccupied) resulted in an increase in expenditure of:	135
•	The commencement of operations by the U.S. subsidiary created additional travel and accommodation costs which resulted in a net increase in expenditure of:	58
•	The net result of movements in exchange rates between the Canadian, Australian and United States dollars coupled with activities occurring in those three countries resulted in a net increase in foreign exchange gains of:	(340)
•	As a result of production projects undertaken in the latter half of fiscal 1999 there was an increase in sub-contractor costs (not related to research and development) of:	191
•	Our increased activities, including the activities of our newly-established United States office, resulted in increased telecommunications expenditures of:	78
•	Payment of director's fees	25
Net comparative increase in expenditure		$770

         No interest expense was incurred during fiscal 1999 as the promissory notes, together with accrued interest were converted into common shares and warrants in May 1998 in connection with a private placement.

         The commencement of operations in the United States and the employment of full time staff has resulted in a reduction in comparative marketing expenditure of $77,000 as much of what was previously done by external parties is now done "in-house."

         Project costs have reduced as those projects requiring outsourced materials have been reduced and other projects that are more labor intensive have developed.

         In addition to other increases in operating expenses outlined above, the commencement of our operations in the United States also resulted in an increase in salaries and wages of approximately $361,000. The balance of the increase ($193,000) in this expenditure gained resulted from salary increases awarded to staff employed by the Australian subsidiaries, together with the employment of additional personnel in those subsidiaries.

         As discussed elsewhere in this prospectus, commencing on July 1, 1996, we began a program of identification of development expenditure incurred during each of the subsequent fiscal years for which it was considered appropriate within Canadian GAAP guidelines to be capitalized as deferred. This practice was continued up to and including the interim period ended March 31, 1999. Since June 30, 1999 we have reviewed this policy and are now of the opinion that it is no longer appropriate to continue to carry such deferred costs. This decision was arrived after taking into account the nature of such expenditures, the status of the various projects for which expenditure had been deferred and the future directions we are taking with regard to the marketing and commercialization of our technologies. Having undertaken this evaluation and determining that previously capitalized development costs of $2,595,619 (including those amounts capitalized during the interim period to March 31, 1999 of $987,399) no longer met the criteria for deferment it was decided to write back that amount as a charge against fiscal 1999.

Three Months ended September 30, 2000 Compared to Three Months ended September 30, 1999

         The increase in amortization expense was a net result of a number of developments during the period. These were:

$000's

•	As a result of funds generated from common share placements and option conversions we have undertaken a program of upgrading and replacing capital equipment immediately prior to and during the period under review. This, together with the additional capital expenditure incurred in the fitout of our USA office during fiscal year 2000 plus the development of a new website during the three months ended September 30, 2000 has resulted in an increase in depreciation and amortization of:	164
•	During the period under review there was increased expenditure incurred in respect of the registering of patents to protect our intellectual property. Furthermore, from July 1, 2000 we have adopted a policy of amortization of patent of:	29
Net Comparative increase in amortization		$193

         The increase in general and administrative expenses was a net result of a number of developments during the period. These were:

$000's

•	During the three months ended September 30, 1999 we incurred significant legal and accounting fees in connection with our registration of common stock with the United States SEC, and the preparation and filing of 20-F and H documents. There were no similar costs incurred during the three months ended September 30, 2000 resulting in a decrease in expenditure of:	(123)
•	The relocation of the offices of our United States subsidiary to a larger premises resulted in a net increase in rental expenditure of:	28
•	The ongoing use of public relations firms to assist with the continued promotion of our profile in the United States with potential customers and investors resulted in an increase in expenditure of:	26
•	During the three months ended September 30, 1999, the continued expansion of our activities both in the area of ongoing development of our products as well as the early stages of commercialization meant a substantial growth in numbers of employees in both the Perth, Western Australia and Los Angeles offices. There was a similar expenditure during the three months ended September 30, 2000 resulting in a decrease in expenditures on staff recruitment of:	(121)
•	The further consolidation of our operations in the United States, the growth in our staff numbers, plus the increased operational activities in both Australia and the United States resulted in an increase in general and other administrative expenditures of:	271
•	Net comparative increase in expenditure	$81

         The expansion of our operations in the United States of America have resulted in an increase in marketing expenditures in the three months ended September 30, 2000 when compared to the three months ended September 30, 1999 of $120,000.

         The increase in salary and wages expenses was a net result of a number of developments during the period. These were:

$000's

•	Significant increases in the numbers of personnel employed in the United States has resulted in an increase in personnel costs of:	227
•	Increased activities in Perth, Western Australian operations, including employment of additional staff resulted in a net increase in expenditures of:	193
•	Net comparative increase in expenditure	$420

         Our Company has embarked on a program of acquiring new or upgrading existing capital assets in order to meet the requirements of the expansion of its activities in the United States office as well as the growth in the operations in Perth, Western Australia. This has resulted in an increase in capital expenditures of $252,000. We have also incurred additional expenditures of $252,000 on development of a new website designed to further enhance the commercialization of our activities.

LIQUIDITY AND CAPITAL RESOURCES

         For fiscal 2000 we incurred a net loss of approximately $7 million, with an operating cash flow deficit averaging approximately $559,000 per month. For the three months ended September 30, 2000 we incurred a net loss of approximately $2.3 million with an operating cash flow deficit averaging approximately $600,000 per month. The operating cash flow deficit does not include the effects of the net funds raised of $10,049,000 from private placements of common shares and conversion of options, nor $2,771,000 principally outlaid on the fit-out of new office premises and acquisition of furniture, fittings and office equipment for our premises in Los Angeles. The net losses principally reflect the pre-commercial operations of our business and corporate overhead. As of September 30, 2000, we had net working capital of approximately $632,000, including a cash balance of $1.8 million. Through September 30, 2000, we had an accumulated deficit of approximately $21.1 million.

         During the latter half of fiscal 2000 we made significant progress towards full commercial operation. Product introductions and expanded marketing will require significant additional expenditures in fiscal 2001. As a result, it can be expected that short-term operating losses could accelerate from those experienced over the past year. In addition, we expect to require approximately $1.5 million in capital expenditures during fiscal 2001.

         Historically, we have met our working capital requirements through financing transactions involving the private placement of equity securities or equity equivalents.

         During fiscal 2000, we completed private placements of common shares, that yielded net proceeds of approximately $4.9 million, warrant exercises that yielded net proceeds of approximately $5.0 million and option exercises that yielded net proceeds of approximately $160,000.

         On September 30, 1999, we exercised our option to purchase an office building located at 6 Brodie Hall Drive, Technology Park, Bentley, Western Australia at A$2,000,000. The purchase of the building was completed on October 15, 1999 and was financed by a short term loan facility for A$2,000,000 to Dynamic Digital Depth Australia Pty. Ltd. from the Bank of Western Australia Ltd. secured over the property and guaranteed by us. Partial repayments of the loan amounting to A$1,450,000 have been financed from sales of two units in the building, including that occupied by us and our subsidiaries. Dynamic Digital Depth Australia Pty. Ltd. entered into two separate contracts of sale that generated A$1,600,000 in gross sales and expects to achieve sales of the remaining units prior to the expiration of the current fiscal year. In the event that sales have not been finalized by that date the short-term loan facility will be renegotiated to cover the outstanding loan balance.

         Our two Australian subsidiaries, Dynamic Digital Depth Australia Pty. Ltd. and Dynamic Digital Depth Research Pty. Ltd., currently occupy one unit of the building. Prior to exercising the option and acquiring ownership of the building the subsidiaries were paying rent of A$20,000 per month pursuant to a lease with the owner and option holder, Boston Tower Pty Ltd. Upon selling unit 1, Dynamic Digital Depth Australia Pty. Ltd. entered into a ten-year lease with the purchaser at an annual rental of A$121,280. The remaining three units in the building not already sold will be disposed of on a unit by unit basis. Dynamic Digital Depth Australia Pty. Ltd. has leased two of the unsold units out on a three-year lease at an annual rental of A$78,720 per annum. The other unsold unit remains unlet at this time, although tenants are being actively sought.

         For the fiscal year ended June 30, 1999, we incurred a net loss of approximately $6.1 million, with an operating cash flow deficit averaging approximately $419,000 per month. The operating cash flow deficit does not include the effects of the net funds raised of $2,682,000 from private placements of common stock, nor the outlay of $509,000 in connection with the acquisition of the new building in Perth, Western Australia. With the exception of the write back of the accumulated deferred development expenditure of $2,596,000 the net losses principally reflect the pre-commercial operations of our business and corporate overhead. As of June 30, 1999, we had net working capital of approximately $4.2 million, including a cash balance of $3,769,000. Through June 30, 1999, we had an accumulated deficit of approximately $11.9 million.

         In June 1999, we entered into a development agreement with General Instrument Corporation (now known as Motorola, Inc. Broadband Communications Sector), a major manufacturer of cable head-end equipment and television set-top boxes. In connection with this agreement, General Instrument purchased 1.5 million common shares and 1.0 million common share purchase warrants for net proceeds of approximately $2.8 million. At the same time, we received a co-investment from a third party with net proceeds of $930,000, in exchange for 500,000 common shares and 500,000 common share purchase warrants. The common share purchase warrants issued to General Instrument and the co-investor are exercisable over a three year term with increasing exercise prices ranging from $3.50 to $5.50 per share. Under the development agreement, US$250,000 will be used to pay General Instrument for equipment and engineering services to integrate our 2D-compatible 3D technology and General Instrument's digital set-top terminals.

         During 1998, we completed private placements of convertible notes, common shares and common share purchase warrants, yielding net proceeds of approximately $8.6 million.

         During fiscal 1998, we used $2.0 million in cash for operating activities, reflecting primarily the net loss for the year of $2.3 million adjusted for net non-cash expenses that were approximately $258,000.

         Investing activities used $2.1 million in fiscal 1999, primarily for development and patent costs (approximately $1.2 million), purchase of capital assets (approximately $400,000) and the payment of a non-refundable option fee of $500,000 in respect of the building occupied by our Australian subsidiaries in Perth, Australia.

         Investing activities used net cash of $1.2 million during fiscal 1998. These funds were again primarily used for development and patent costs (approximately $840,000) and the purchase of capital assets of approximately $340,000.

         During fiscal 1999 financing activities used approximately $1.5 million of the proceeds of the May 1998 private placement to repurchase 741,174 common shares. The repurchase of shares was recommended and financed by the investors in the private placement to provide liquidity in the market for our shares reducing the impact of sales by smaller investors which had depressed our share price. We believed that it was in the best interests our shareholders to enhance liquidity in the common shares and to acquire the shares available at a price below management's view of the fair market price of the common shares. Such repurchases were completed in November 1998. Also during fiscal 1999, we raised approximately $3.7 million in financing from General Instrument and a co-investor together with another $494,000 from the exercise of options and warrants.

         Financing activities provided net cash to us of $7.0 million during fiscal 1998. These funds were generated primarily by the sale of the convertible notes, common shares and common share purchase warrants as previously described above.

         We do not believe that our available cash resources and cash flow from operations will be sufficient to meet our liquidity needs through fiscal 2001. We expect that we will require additional financing which may take the form of private placements of debt or equity securities with financing sources or from development partners. We are in discussions with a number of potential financing sources, including investment banking firms and strategic partners, regarding transactions which would provide us with sufficient resources to meet our working capital requirements for the next twelve months. However, these discussions have not resulted in any definitive agreements. Accordingly, there can be no assurance that such financing will be available on attractive terms to us, if at all. If we are unsuccessful in obtaining financing we may be required to seek to license our technologies to third parties who are financially better able to exploit the technologies or we may be required to curtail operations.

Impact of Recently Issued Accounting Standards

         In June 1998 (effectiveness date revised in June 1999), the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. The Statement will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. We have not yet determined what the effect of Statement 133 will be on our earnings and financial position.

OUR BUSINESS

History and Development

         We were incorporated as Mirabeau Resources Limited pursuant to the provisions of the Business Corporations Act (Alberta) on February 4, 1987 to pursue oil and gas exploration opportunities, with a listing of our common shares on the Alberta Stock Exchange on April 27, 1987. In 1991 we abandoned our oil and gas exploration activities, and began to explore business opportunities that would take advantage of our public status. Eventually, in 1994, we became the subject of a reverse takeover by two related Australian companies, Xenotech Australia Pty. Ltd. (now known as Dynamic Digital Depth Australia Pty. Ltd.) and Xenotech Research Pty. Ltd. (now known as Dynamic Digital Depth Research Pty. Ltd.). In late 1998 we changed our name to our current name, to better identify us with our business. We remain a reporting issuer in the Province of Alberta, Canada, and our common shares are listed for trading on the Canadian Venture Exchange under the stock symbol "DDE".

         Our executive offices are located at 2120 Colorado Ave., Suite 100, Santa Monica, California 90404-3504 USA. Our registered and records offices are located at 1600, 407 - 2nd Street S.W., Calgary, Alberta, Canada T2P 2Y3. We also maintain offices at 8 Brodie Hall Drive, Bentley, Western Australia 6102.

Organizational Structure

         We have three wholly-owned subsidiaries, Dynamic Digital Depth Australia Pty. Ltd., Dynamic Digital Depth Research Pty. Ltd. and Dynamic Digital Depth USA, Inc. As of the date of this prospectus, we carry on business and hold our principal assets through our subsidiaries.

         Dynamic Digital Depth Research Pty. Ltd. is the registered owner of the patent rights to 3D display technology and subsequent inventions and improvements in the field of stereoscopic 3D. Dynamic Digital Depth Australia Pty. Ltd. was formed with the purpose of acquiring an exclusive worldwide marketing license to the patented autostereoscopic 3D display technology from Dynamic Digital Depth Research Pty. Ltd. Dynamic Digital Depth USA, Inc. is engaged in the marketing and support of our products and services in North and South America.

Industry Background

         The earliest functional 3D devices were developed during the 19th century. Since that time, there have been considerable efforts to develop various 3D applications, however these have met with limited commercial success. We believe that the key factor limiting commercial success has been the lack of 3D content and effective delivery systems. We have focused our research and development efforts on addressing these requirements by developing a complete end-to-end solution. We are addressing content issues through conversion technologies that will permit existing 2D film and video libraries to be cost-effectively converted to 3D. We are also addressing delivery through a range of technologies permitting distribution through the Internet, cable, satellite and terrestrial broadcast.

         The most common application of 3D technology has been in the entertainment industry. During the 1950's, red and green "anaglyph" glasses were used for viewing 3D "black and white" films. The use of glasses to view 3D entertainment has continued in recent years, but viewers have still had to contend with limited content.

         The application of 3D technology has attained our greatest commercial success in giant screen "IMAX®" 3D films and 3D theme park rides and attractions. These films have been made using twin camera 3D technology manufactured by IMAX® and iWERKS Entertainment, Inc. Filming with twin camera 3D technology carries a comparatively high cost of filming and limits the shots that can be created by the film maker due to the physical equipment size and calibration requirements. Accordingly, even IMAX® 3D theaters have a limited amount of content that is both time consuming and expensive to produce. According to reports filed by IMAX with the Securities and Exchange Commission, as of December 31, 1999, of its installed base of 208 theatres, 83, or approximately 40% are 3D capable. All but six of the 77 theatres in IMAX' reported backlog as of that date are listed as 3D capable theatres. According to published industry statistics, in 1999, over 70 million people attended a theater using the IMAX® system.

         In the television industry, broadcasters, including CBS, NBC and ABC, have broadcast segments of their prime time television programming including "Third Rock from the Sun" and "Home Improvement" in 3D. The published Nielsen ratings generated from these brief 3D segments has demonstrated that there is an interest in viewing 3D at the consumer level.

         To deliver 3D to a television viewer using present day technologies, the broadcast signal is formatted in "anaglyph" for viewing in black and white using low cost red and blue glasses. The second most popular method is field sequential 3D where alternating left and right eye stereo color images are broadcast to the viewer on one broadcast channel; however, this method requires more expensive LCD viewing glasses. Finally, two broadcast channels may be used to deliver left and right eye stereo HDTV images to the viewer in color, again in conjunction with LCD viewing glasses. The former approach provides a black and white image that can only be viewed in 3D while the latter two are expensive propositions for broadcasters since the content may either only be viewed in 3D or requires two dedicated channels to deliver a single program.

         In today's interactive software applications, the heavily marketed term 3D is used to describe the visual appearance of the computer models that the viewer sees on screen as the game or application is viewed. This simply means that the objects and characters are modeled with height, width and, importantly, depth and therefore appear more visually convincing than their two dimensional counterparts. 3D models may potentially be viewed from multiple angles. Importantly, even in a 3D software application, the viewer still sees a single image on a conventional display such as a computer monitor or television screen and therefore views in 2D.

Strategic Partnerships

         In order to gain market acceptance in a broad variety of potential applications as quickly as possible, we are seeking to secure a range of strategic partnerships. We are targeting organizations with substantial market presence in key markets including broadcasting and the Internet. The strategic partnerships are initially intended to yield endorsements of our proprietary 2D compatible 3D conversion and transmission/delivery technologies. Ultimately, we hope to establish marketing partnerships with organizations of substantial market presence and expertise with well-established sales channels. Our strategic partnerships are divided into three categories: hardware partners, software partners and content providers.

Hardware Partners

         Our hardware partners include:

  Motorola, Inc. Broadband Communications Sector. Pursuant to stock purchase and joint development agreements dated June 17, 1999, we entered into a strategic partnership with Motorola's Broadband Communications Sector (then General Instrument Corporation). Motorola is a provider of integrated and interactive broadband access solutions. Motorola has publicly announced its desire, together with its business partners, to be at the forefront of the widely-reported convergence of the Internet, telecommunications and video entertainment industries. The joint development agreement is intended to implement our 2D compatible 3D digital broadcasting technologies on Motorola's range of consumer television advanced set-top boxes and broadcast head-end encoder systems. In December 1999, we teamed with Motorola at the Western Cable Show to demonstrate advanced set-top boxes integrated with our OpticBOOM™ transmission technology.

  Dimension Technologies, Inc. In July 2000, we entered into a memorandum of understanding with Dimension Technologies to form a joint venture to develop glasses-free displays. These displays will allow a single user, sitting directly in front of the display, to view OpticBOOM™ encoded 3D content without the need for anaglyph or shutter glasses.

  4D-Vision GMBH. In September 2000, we entered into a memorandum of understanding with 4D-Vision to form a joint venture to develop glasses-free, multi-viewer, flat-panel displays. These displays will allow several users, sitting at different angles from the display, to view OpticBOOM™ encoded 3D content without the need for anaglyph or shutter glasses.

  Intel Workstation Products Group, a developer of a hardware platform that converts 2D to 3D.

Software Partners

         Our software partners include the following:

  Apple, Inc. We are in the developer program for Apple QuickTime, pursuant to which we paid a nominal license fee in return for the opportunity to develop a plug-in application for Apple QuickTime Movie Player. In fiscal 2000 we launched our OpticBOOM™ Plug-in for Apple QuickTime, enabling 3D movie files to be viewed via the Internet. In October 2000, our OpticBOOM™ 3D technology was licensed by Apple for their QuickTime 5, Apple's latest software for creating, streaming and playing high-quality audio and video over the Internet. The OpticBOOM™ Plug-in is QuickTime's first and only stereo 3D plug-in. It is available through the new component download feature in QuickTime 5, which automatically recognizes our encoded 3D content and then offers the user the option to download and install the OpticBOOM™ plug-in for free.

  Real Networks, Inc. In August 1999, we were admitted into the RealPartner development program sponsored by Real Networks. In connection with this program, we are developing an OpticBOOM™ Plug-in application for Real Network's RealPlayer G2 which would permit the transmission and viewing of 2D compatible 3D streaming video over the RealPlayer G2. We are in discussions with Real Networks regarding potential opportunities for a strategic partnership, although as of the date of this annual report no such agreement has been reached.

  Microsoft Corporation. In fiscal 2000, we entered into developer agreements with Microsoft and Windows Media Player pursuant to which we will develop an OpticBOOM™ Plug-in for Windows Media Player.

Content Partners

         Our content providers include:

  nWave Pictures, n.v. nWave is a producer of giant screen 3D movies. In July 2000, we entered into a memorandum of understanding with nWave whereby nWave content would be formatted for distribution to end users in an OpticBOOM™ format by way of CD, DVD or Internet download. In fiscal 2000, we converted two of nWave's 3D movies, "Encounter in the Third Dimension" and "Alien Adventure," into a format that can be downloaded over the Internet.

  Sky High Entertainment Inc. Sky High Entertainment is a producer of giant screen 3D movies. In June 2000, we entered into a memorandum of understanding with Sky High Entertainment whereby Sky High Entertainment content would be formatted for distribution to end users in an OpticBOOM™ format by way of CD, DVD or Internet download.

         We are currently engaged in a broad variety of discussions regarding licensing opportunities, co-investment and acquisitions of licenses or technologies. Except as described above, these discussions have not resulted in agreements and there can be no assurance that we will be able to secure the strategic relationships required to implement our business plan. To the extent that we are unable to obtain strategic partners to assist in the exploitation of all of the identified applications of our technologies, we will be required to prioritize our efforts which may delay or limit their commercialization.

Intellectual Property

         Our intellectual property library spans proprietary hardware and software technologies for which the patent applications are in various stages of approval. Our issued patents and pending patent applications are described below. We may apply for additional patents relating to other aspects of our products. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford us, that any patent applications will result in issued patents, that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us.

         We believe that product recognition is an important competitive factor and, accordingly, we promote the OpticBOOM™ names, among others, in connection with our marketing activities, and have applied for trademark registration for such names. Our use of those marks may be subject to challenge by others, which, if successful, could have a material adverse effect on us.

         We also rely on confidentiality agreements with our directors, employees, consultants, manufacturers and prospective licensees and employ various methods to protect the source codes, concepts, ideas, proprietary know-how and documentation of our proprietary technology. However, such methods may not afford us complete protection, and there can be no assurance that others will not independently develop similar know-how or obtain access to our know-how or software codes, concepts, ideas and documentation. Furthermore, although we have and expect to continue to have confidentiality agreements with our directors, employees, consultants, manufacturers, and prospective licensees, there can be no assurance that such arrangements will adequately protect our trade secrets.

         The principal areas governed by patent applications are:

Dynamic Depth Cueing

         This is the process that enables the assimilation of depth information from a 2D image and the delivery of a 2D compatible 3D image to the viewer using either analog or digital delivery mechanisms (Internet, DVD, cable, satellite and terrestrial broadcast). We have filed a number of patents and improvement applications encompassing techniques for assimilating depth information from existing 2D images and also the Dynamic Depth Cueing™ compression, transmission and decoding techniques necessary to generate a 3D image at the viewpoint while maintaining 2D compatibility.

Video Processor Hardware

         We have developed a flexible hardware platform that enables a number of different requirements to be satisfied through a re-programmable Field Programmable Gate Array (FPGA) based circuit board. Variations of the video processor provide a number of functions including:

  de-multiplexing of field sequential media, the process that allows separate left and right eye projectors to be supplied by a single media source;

  real time conversion of standard video signal to 3D based upon movement characteristics in the scene; and

  increasing the resolution of a standard video signal via line doubling and quadrupling that allows it to be displayed in 3D or in 2D at higher resolution than it was originated in.

         Of these, we have filed a patent application covering the Image Processing Method & Apparatus (2D to 3D Realtime Conversion). We have also filed a patent application covering the Image Enhancement System.

Glasses-Free 3D Projection Display

         We have developed a glasses-free 3D Projection Display that incorporates a number of discrete patent applications. The patents relate to the display system itself, the unique infrared head tracking system and the use of the display system in single and multi-viewer applications.

3D Viewing Glasses

         In analyzing the requirements necessary to support a successful introduction of 3D television broadcasting to users of existing television sets, we identified the requirement for high quality viewing glasses. We have developed glasses that allow television viewers to view images in 3D without the flicker associated with the present generation of shuttered 3D viewing glasses. In contrast to the switching of light method employed by the present generation of liquid crystal display shutter glasses, our patented approach uses the sequencing of color to which the human eye is far less susceptible. The sequencing of color results in a very low flicker solution when used in conjunction with existing television display screens.

General

         During the preparation of patent applications, international preliminary examiners' reports have identified international patents that may conflict with our applications. For each potential conflict, we have provided a response indicating the areas in which our applications are unique and innovative and therefore avoid conflict with the third party patents. We believe that the responses will be adequate to distinguish our applications from third party patents; however, there can be no assurance that any patents will be issued pursuant to these applications or that, if granted, such patents would survive a legal challenge to their validity or provide significant protection for us.

Products, Services and Markets

         In developing our products and services we have focused on the worldwide entertainment and multimedia markets. This has resulted in product development and marketing efforts in the following market segments:

Market Segment	Product Development and Marketing Efforts
PC/Internet Broadcast Television DVD Movies Movie Films Computer Animation Video Games Professional Audio Visual Arcade Games	Provision of 2D compatible 3D media via the Internet
Provision of 2D compatible 3D broadcast media
2D compatible 3D movies for DVD
Conversion of 2D films to 3D for theatrical release
Simplifying the process of creating computer generated 3D movies
Creating enhanced visual quality for DVD based video games
Professional video processor and 3D display technologies
3D arcade display

         Our product development strategy is designed to deliver a range of hardware and software products that are based upon our core intellectual properties to these principal markets. The range of hardware and software products is designed to accommodate our strategy that includes the formation of strategic partnerships to assist in commercializing our products and services where appropriate.

         We are developing a range of software and hardware products designed to meet the requirements of the markets for which they are intended. The functions and development stage of each of these products is described below within the context of each product's respective market. We have prioritized our development efforts on the software products necessary to support the Internet and broadband broadcast markets. The table below lists the software products together with the intended markets and licensees. It should be noted that we have only recently begun to market our products and services. Accordingly, the target model, target licensees and revenue are based upon our intended business plan and do not represent current operations. It is anticipated that the product release dates detailed in the following sections may change over time as features and enhancements requested by licensees and made available under license from third parties are incorporated into the product specifications.

Product	Target Market	Target Licensees	Revenue Model
OpticBOOM(TM)Plug-in	PC Users Set-top Box Users	Consumers Internet Browser Publishers Set-top Box Manufacturers PC Media Player Publishers	License Purchases Software Upgrades
OpticBOOM(TM)Photo	PC Users	Consumers PC Peripheral Manufacturers Digital Camera Manufacturers Graphic Software Publishers Photographic Image Processors	License Purchases Software Upgrades
OpticBOOM(TM)Studio Pro	Internet Video Providers Television Broadcasters Film Post Production	Internet Publishers Television Content Providers Film Content Providers Film Library Owners	Annual License Fee Support Fees Royalty Income

PC/Internet

         The Internet is a uniquely international visual medium where content is delivered to users around the globe without the restrictions of country borders or regional languages. Commercial and consumer Web sites offer both photographic and movie images for visitors to browse and download. We believe that with significant competition to attract and maintain visitors to high profile Web sites, the opportunity to allow visitors to view pictures and movies in 3D or 2D from a single download or video stream file is highly attractive to content-driven Web sites.

         Recent Internet industry statistics indicate increased demand for streaming media and on-line entertainment. According to Cyber Dialogue, over 70% of Internet users seek out entertainment-related content. The demand for on-line entertainment is also reflected in the growing user base of the market leading media players. RealNetwork's RealPlayer has more than 150 million registered users, and the Apple QuickTime media player has more than 50 million users. Alexa Internet estimates that there were 1 billion streaming media links in June 2000.

         We are in the process of delivering a series of tools designed to be used on standard Intel and Apple PCs to provide clear 3D images on conventional PC display screens. These include the OpticBOOM™ Photo software application used to convert 2D images and movies to 3D and the OpticBOOM™ Plug-in that allows the user to view an encoded 2D image in 3D.

         Applying our process to a typical picture or movie file increases the file size by approximately 1% above the original 2D picture or movie file size. Consequently, the encoded image file is highly suited to distribution via present day Internet connection speeds and communications bandwidths.

         The market for media software applications that allow still pictures and video movies to be digitally captured, prepared and distributed via the Internet is occupied by a small number of companies. Real Networks, Microsoft, Apple and Adobe all provide packaged software tools and media players that allow the user to create and view images on PCs. We are actively targeting these companies as potential strategic partners and/or licensees.

         We are developing the following products intended for use in the Internet/PC market:

OpticBOOM(TM)Plug-in	Decoding 2D compatible 3D images using Web browser or media player plug-in software modules.
OpticBOOM(TM)Photo	Converting 2D still photographs from digital cameras or scanners to 3D and formatting them as 2D compatible 3D.
OpticBOOM(TM)Studio Pro	Converting large volumes of movie and streaming video images from 2D to 3D for professional Web master use.

OpticBOOM™ Plug-in for the Internet/PC Market

         OpticBOOM™ Plug-in is a software application capable of decoding DDC data embedded in a 2D image and generating a 3D version of the image dynamically at the viewpoint. The OpticBOOM™ Plug-in is primarily a software-based application in Internet/Desktop PC applications, however it may also be implemented as a hardware application.

         We have developed OpticBOOM™ Plug-in software for use with Internet Explorer and Netscape Navigator Web browsers for viewing still photographic images. In 2000, we released two plug-ins for Apple's QuickTime Movie Player. In June 2000, QuickTime plug-in version 1.0 was introduced for PC and Mac operating systems. Version 1.0 supported downloadable narrowband media and required red/blue 3D glasses. Version 1.1 of the QuickTime plug-in was released in November 2000 and supported electronic 3D glasses and QuickTime streaming video. We anticipate further enhancements to the QuickTime plug-in during fiscal 2001, including additional 3D formats such as compressed stereo 3D media and Dynamic Depth Cueing.

         We are currently working with RealNetworks to deliver a plug-in software module for the RealPlayer G2. In this manner, a streaming video prepared in our proprietary 2D compatible 3D format may be downloaded from a Web site. Visitors to the Web site who wish to view the video movie in 3D may download a free copy of the OpticBOOM™ Plug-in compatible with their media player and install it on their PC. By providing limited functions of the OpticBOOM™ Plug-in at zero cost to the end user, we hope to lower the barriers to entry for those users wishing to experience 3D on their PC screens. This is intended to increase our profile within the 3D market and help gain market share and acceptance of our revenue-generating, 3D-image-authoring tools. Producing plug-in software modules compatible with the most popular media players also allows us to reach a sizeable audience of pre-existing users.

         Users who download the zero cost "freeware" OpticBOOM™ Plug-in receive limited functions, primarily aimed at generating 3D images using the lowest cost red/blue glasses. For those users who wish to exercise more control over aspects of the 3D image and also use more advanced 3D image systems such as LCD shutter glasses, an upgrade to a chargeable OpticBOOM™ Extreme 3D viewing system is available on our Web site.

OpticBOOM™ Photo for the Internet/PC market

         OpticBOOM™ Photo will be a PC-based software application capable of converting PC photographic image files from 2D to 3D and to generate physical 3D photographs that may be viewed in 3D without glasses through a lenticular lens laminated to the photograph or viewed through red/blue or LCD shutter glasses. The objective of OpticBOOM™ Photo is to enable consumer users to enhance digitized 2D photographs created using scanning or digital camera technology. Upon introduction, OpticBOOM™ Photo will provide a number of sophisticated tools encapsulated in an easy to use interface that make the process of converting and editing a 3D image relatively simple. We expect that OpticBOOM™ Photo will include red/blue 3D glasses as well as full color LCD shutter glasses, intended for use in conjunction with PC monitors.

         Multiview 3D generation will allow OpticBOOM™ Photo to create up to 30 discrete views of a single image by using the depth cue to create up to seven degrees of visual perspective to the 2D image. Multiview 3D is intended to open up the consumer photographic market, allowing glasses-free 3D photographs to be created. We are in discussions with major international supplier of photographic film and photo refinishing equipment and services regarding the integration of OpticBOOM™ Photo into the consumer photo processing market.

         OpticBOOM™ Photo has been developed in Java, allowing it to be deployed on a number of target operating systems including Microsoft Windows, Apple Macintosh and UNIX. It has been extensively tested by independent software testers and is now in pre-release beta status.

         OpticBOOM™ Photo is intended to be a low cost, shrink-wrap software package that is comparable to Adobe's PhotoDeluxe product in terms of pricing and distribution. We have a preference for third parties to distribute and support OpticBOOM™ Photo and envisage licensing the global distribution to specialist graphics software publishers. We have initiated discussions with Adobe and MGI Software, Inc. concerning the retail and OEM distribution of OpticBOOM™ Photo. Through the relationship with a major international supplier of photographic film and photo refinishing equipment and services, we are also seeking to participate in the revenues generated from end users who submit images created by OpticBOOM™ Photo for printing as 3D photographs.

         In addition to the distribution of physical products, we also expect OpticBOOM™ Photo to be sold through the Internet. Here, the user would download an encrypted version of the product prior to undertaking a credit card purchase transaction to install and authorize the license for the software on their PC. We would likely contract with a third party to handle the back office mechanics of an e-commerce offering.

         We have also made provision for a limited feature version of OpticBOOM™ Photo intended for distribution with digital imaging products, including flat bed scanners and digital cameras. This provides the opportunity for us to gain a sizable distribution base through bundling with popular scanner and camera systems as a "freeware" component of another manufacturer's product. This distribution channel is intended to create awareness leading the end user to upgrade their "freeware" version to a fully functional, chargeable version of the product.

         Based upon current resource and development planning, the development schedule for OpticBOOM™ Photo includes zero cost license "freeware" versions together with chargeable versions scheduled for availability in the fourth quarter of calendar year 2001. Introduction of OpticBOOM™ Photo is dependent upon the conclusion of discussions with a major international supplier of photographic film and photo refinishing equipment and services and the conclusion of one or more distribution agreements with a suitable software publisher.

OpticBOOM™ Studio Pro for the Internet/PC market

         OpticBOOM™ Studio Pro is our professional media conversion and transmission application intended for use in Internet, film, DVD, video and broadcast media applications.

         OpticBOOM™ Studio prepares the 2D compatible 3D media for transmission through encoding the depth cue data in a variety of Internet video formats supported by our OpticBOOM™ Plug-in.

         To meet the high volume, fast turnaround economics of the Internet video market, OpticBOOM™ Studio Pro includes advanced scene identification and tracking techniques. This allows the components of a scene and their depth to be determined with minimal human intervention. Component and depth data forms the basis for our depth cue data used for creating the 3D image from the 2D source. In order to support these features, OpticBOOM™ Studio Pro is founded on powerful workstation hardware technology coupled with high capacity digital video storage devices.

         OpticBOOM™ Studio Pro is packaged as a turn-key combination of:

  OpticBOOM™ Studio Pro software;
  a video processor for real-time, on-screen editing of 3D images;

  a powerful Intel Xeon or Itanium workstation capable of processing large volumes of digitized film and video material; and

  a high capacity Pluto Technologies video storage device compatible with storing the unaltered 2D images and the corresponding depth cue data.

         OpticBOOM™ Studio Pro licenses are expected to be relatively high cost, largely due to the sophisticated underlying processor hardware and video storage devices. In all cases, we expect to license OpticBOOM™ Studio Pro to principal organizations including Internet video content providers, post-production companies, film studios, cable broadcasters, television programmers and film library owners. We expect to charge an annual license fee associated with the OpticBOOM™ Studio Pro license, and a royalty fee based upon the media created using OpticBOOM™ Studio Pro.

         We have been approached by Intel Corporation's Workstation Products Group to determine the practical implications of standardizing OpticBOOM™ Studio Pro on Intel's professional Xeon 32 bit Pentium 3 architecture and Itanium 64 bit workstation architectures. We have also entered into a relationship with Pluto Technologies, Boulder, CO to standardize OpticBOOM™ Studio Pro on the Pluto range of video storage devices for our film and broadcast data storage needs.

         We may consider third parties for the distribution and support of OpticBOOM™ Studio Pro. We are also investigating distributing and supporting the product ourselves.

         OpticBOOM™ Studio Pro is currently a Java application and was demonstrated in alpha release format at the Intel booth at the SIGGRAPH '99 computer graphics convention in Los Angeles in August 1999. Based upon current resource and development planning, the development schedule for OpticBOOM™ Studio Pro includes versions scheduled for release between the fourth quarter of calendar year 2001 and the first quarter of 2002.

Broadcast Television

         We have identified an opportunity to deliver 2D compatible 3D programming to consumer households via terrestrial, cable or satellite television transmission. This market is central to the convergence of consumer entertainment television technology with digital technologies derived from the personal computing and Internet sectors.

         The delivery infrastructure used to bring television programming to the household is being upgraded from the existing analog technology to digital, allowing a number of additional services to be provided to the consumer through their terrestrial, cable or satellite television channels. These services include movies on demand, interactive software such as games and shopping, as well as electronic mail and simplified access to the wealth of information now available on the Internet.

         A new generation of digital set-top boxes is the focal point of this new consumer market. A large number of leading PC hardware and software technology providers have a stake in set-top boxes, delivering powerful processor chips, graphics technology, memory, high speed modems and easy to use operating environments. The companies involved in delivering such technology include, among others, Intel, Broadcom, Motorola, 3Dfx, @Home, Microsoft and Sony. Their principal customers are the consumer set-top box manufacturers including Scientific Atlanta, WebTV and Motorola. We are actively targeting these companies as potential strategic partners and/or licensees and have entered into an agreement with Motorola.

         Our OpticBOOM™ Plug-in is designed for set-top box applications either as a downloadable software module or as an Application Specific Integrated Circuit (ASIC) chip embedded in the set-top box circuitry. Adding OpticBOOM™ Plug-in technology to the set-top box enables the decoding and display of 2D compatible 3D images on standard television sets.

         The unique nature of our 2D compatible 3D transmission process avoids the need for two separate channels to deliver 3D content or the delivery of content only capable of being viewed in 3D.

         The set-top box decodes the proprietary depth cue data and applies it to the 2D image to create the 3D version as it is received in the home. This allows standard television sets to display 3D images through the use of glasses worn by the viewer.

         We have also focused on unlocking the wealth of existing 2D television content allowing it to be transmitted and viewed in 3D. This is vital to the success of 3D broadcasting. It allows programming produced using conventional techniques to be converted to 3D, and prepared for broadcast in a proprietary format that can be viewed in 2D or 3D.

         The OpticBOOM™ Studio Pro software allows the TV program to be digitally processed, using advanced proprietary algorithms, to create depth cue information for each frame of the broadcast. The content producer may then edit the depth cue to ensure the optimal 3D view is created. The depth data is then highly compressed and inserted back into the analog or digital broadcast signal along with the original, unaltered 2D picture.

         We are developing the following products intended for use in the Broadcast Television market:

OpticBOOM(TM)Plug-in	Decoding 2D compatible 3D images using a set-top box either as a software module, hardware chip or set-top box accessory.
OpticBOOM(TM)Studio Pro	Converting large volumes of broadcast content from 2D to 3D for cable, satellite or terrestrial broadcasting.

OpticBOOM(TM)Plug-in for the Broadcast Television Market

        We are presently developing a version of the OpticBOOM(TM)Plug-in to support the generation of 3D images by the Motorola DCT5000 advanced digital set-top box. This is part of the development agreement entered into between us and Motorola (then General Instrument) in June 1999.

        In this manner, a digital broadcast signal prepared in our proprietary 2D compatible 3D format may be delivered to the home. Television viewers who wish to view the program in 3D may download the OpticBOOM(TM)Plug-in where it is automatically activated in their set-top box. Images can be viewed in 3D on television screens using low cost red and blue glasses or consumer-priced liquid crystal display shutter glasses.

        Based upon current resource and development planning, the development schedule the delivery of the first phase of the OpticBOOM(TM)Plug-in for the Motorola set-top box is intended to be complete by December 2002.

OpticBOOM(TM)Studio Pro for the Broadcast Television Market

        OpticBOOM™ Studio prepares the 2D compatible 3D media for transmission through encoding the depth cue data in a variety analogue or digital broadcast signal formats supported by our OpticBOOM™ Plug-in set-top box decoders.

        OpticBOOM Studio Pro for broadcast use is founded on the same software techniques and hardware platform as previously described for Internet/PC use.

        We expect to license OpticBOOM(TM)Studio Pro to principal organizations including post-production companies, film studios, cable broadcasters, television programmers and film library owners. We will charge an annual license fee associated with the OpticBOOM(TM)Studio Pro license, and a royalty fee based upon the media created using OpticBOOM(TM)Studio Pro.

DVD Video

        A significant market determining the profitability of a feature film is the consumer video/DVD market. Sales in this market represent a considerable opportunity to us for converting and distributing both new and existing films in the 2D compatible 3D format. DVD is expected to supersede videocassette over the coming years.

        DVD players can be used to display both 2D and 3D images played from a single DVD disc through the integration of our OpticBOOM(TM)Plug-in technologies. The OpticBOOM(TM)Plug-in is designed with DVD applications in mind both as an application specific integrated circuit chip embedded in the DVD player and as a decoder accessory compatible with the present installed base of DVD players.

        The unique nature of our 2D compatible 3D DVD distribution format allows DVDs to be produced that can be viewed in both 2D and 3D. This removes the need for specialized 3D media only capable of being viewed in 3D.

        Unlocking existing 2D film and video content allowing it to be distributed on DVD and viewed in 3D is vital to the success of 3D DVD. It allows content produced using conventional 2D techniques to be converted to 3D, and prepared for distribution in a proprietary 2D compatible 3D format. The constant stream of blockbuster content created by Hollywood can be converted to 3D, as well as enabling the 3D re-purposing of existing film libraries for re-release on DVD.

        We are developing the following products for the DVD video market:

OpticBOOM™ Plug-in	Decoding 2D compatible 3D images using a DVD player either as a hardware chip or DVD Player accessory.
OpticBOOM™ Studio Pro	Converting large volumes of film and video content from 2D to 3D for creating 2D compatible 3D DVD Discs.

OpticBOOM™ Plug-in for the DVD Video Market

         As discussed above, we have developed a plug-in software module for use with Apple's Quicktime Movie Player and are currently working with RealNetworks to deliver a plug-in software module for the RealPlayer G2. In this manner, a DVD disc may be recorded in Apple QuickTime format and supplied to the end user in our proprietary 2D compatible 3D format. PC users who wish to play the DVD in 3D may activate the OpticBOOM™ Plug-in for QuickTime on their PC.

         The second approach that we have not yet initiated is to make OpticBOOM™ Plug-in compatible with the MPEG2 video format, the format in which consumer DVDs are produced. The digital MPEG2 signal stored on the DVD is similar to the digital broadcast signal used in television set-top boxes. No schedule has yet been set to deliver a DVD MPEG2 OpticBOOM™ Plug-in.

         Images can be viewed in 3D on television screens using low cost red and blue glasses or consumer-priced liquid crystal display shutter glasses.

OpticBOOM™ Studio Pro for the DVD Video market

         OpticBOOM™ Studio prepares the 2D compatible 3D media for transmission through encoding the depth cue data the Internet movie formats supported by our OpticBOOM™ Plug-in PC media player decoders.

         OpticBOOM Studio Pro for DVD use is founded on the same software techniques and hardware platform as previously described for Internet/PC and broadcast use.

         We expect to license OpticBOOM™ Studio Pro to principal organizations including post-production companies, film studios, and film library owners. We will charge an annual license fee associated with the OpticBOOM™ Studio Pro license, and a royalty fee based upon the media created using OpticBOOM™ Studio Pro.

Movie Films

         We are active in the conversion of film and video media from 2D to 3D. The initial markets are giant screen "IMAX®" theaters, digital and electronic cinema and special events, advertising and promotion. We presently provide 2D to 3D conversion services in some movie film markets as described below.

Giant Screen "IMAX®" Films

         The giant screen market is mainly occupied by IMAX® Corporation, Showscan Entertainment and iWERKS.

         The production techniques and equipment required to produce a 3D giant screen film are substantially different from those of a comparable 2D film. Special cameras with dual lenses are required. Due to the weight of the extra film drums and the additional camera hardware, 3D cameras are large and bulky, making certain conventional shots impossible to film, and reducing the number of takes possible during a day on location. This makes the process of producing a 3D giant screen film expensive, with production budgets almost double that of a conventional 2D film. These constraints lead to a surfeit of conventional films and few 3D films.

         By processing digitized giant screen 2D film with OpticBOOM™ Studio Pro, it is possible to create a 3D IMAX® movie in post production. This reduces production costs on-set and provides for a wider range of shot types for 3D film makers. Post production 3D conversion allows film makers to expand the nature of 3D films to include mainstream consumer story lines and plots.

         The advanced 3D editing capabilities of OpticBOOM™ Studio Pro permit extensive artistic control over the 3D effects in each scene. Applying OpticBOOM™ Studio Pro to incorrectly filmed 3D shots allows them to be manipulated digitally and thus rescued. This combination of features makes OpticBOOM™ Studio Pro a significant tool for 3D film makers.

         We completed several conversion projects for IMAGICA USA, a giant screen post-production company, including conversion projects for the film "Sigfried & Roy" and test conversions for the film "Ocean of Light". We have converted test sequences from the Showscan Entertainment ridefilms "Cosmic Pinball" and "Street Luge" and the trailer of the IMAX® blockbuster film "Everest".

         We are actively targeting companies as potential strategic partners and/or licensees of OpticBOOM™ Studio Pro in the giant screen film market.

35mm Theatrical Films and Professional Video

         The OpticBOOM™ Studio Pro toolkit has also been used to convert 35mm film and professional video media with equal success. We have a relationship with IMAGICA Corporation of Japan (the parent company of IMAGICA USA) to provide conversion services for 35mm film and professional video media.

         We have undertaken test conversion work for IMAGICA Corporation of Japan as a prelude to anticipated commercial conversion contracts.

         We have also converted "Natures Symphony" a VHS video production designed for sale with Ilixco Inc.'s LCD shutter glasses in North America.

Digital & Electronic Cinema

         This is an emerging market intended to provide a successor to 35mm celluloid projection and distribution systems in the theatrical film market. Companies including Texas Instruments, Hughes-JVC and Cinecomm are focused on introducing advanced alternatives to present 35mm film projection and theatrical film distribution. In June 1999, "Star Wars Episode 1 - The Phantom Menace" was screened in Los Angeles and New York using Hughes-JVC electronic projectors.

         Digitally stored film ensures that each screening is of equal quality since there is no film degradation or accumulation of dust and dirt particles detracting from the viewer experience. The advanced digital distribution system allows movies to be distributed instantaneously to theaters via satellite, substantially reducing the processing and delivery costs of conventional 35mm film stock.

         Digital projection equipment and distribution is ideally suited to our 2D compatible 3D transmission technologies, providing the opportunity to convert 35mm films to 3D using OpticBOOM™ Studio Pro and to distribute these in 2D format with embedded 3D depth cue data.

         The theater owner may then decide whether to offer screenings of 3D versions of encoded films by projecting the decoded 3D version. The same film can be viewed in conventional 2D since the depth cue process leaves the 2D image unaltered.

Special Events, Advertising & Promotion

         We are introducing our products and services to the niche market of special events, advertising and promotion. In this market, a temporary 3D theater is constructed for use in trade shows, product launches, sports events or music concerts.

         3D video theaters utilize low cost video projectors such as those manufactured by Hughes-JVC, Barco and Sony. The ease of video resolution production and distribution on laser disc, videocassette tape or DVD is more cost effective than conventional 35mm film. The more sophisticated large screen installations are powered by the latest generation of digital and electronic projection systems including those made by Hughes-JVC.

         Temporary installations have widespread use in advertising and promotions and at special events such as trade shows, and conferences and concerts. We believe this offers a potentially lucrative revenue stream through the conversion of short 3D video movies designed to support product launches or promotional campaigns.

         OpticBOOM™ Studio Pro is used to convert 2D video material to 3D. The resulting 3D film is then either mastered onto DVD disc using the 2D compatible 3D format or is recorded onto video cassette tape or a video storage device for subsequent playback.

OpticBOOM™ Studio Pro for the Movie Film Market

         OpticBOOM™ Studio Pro is capable of providing output suitable for physical film processing as required in the large format or IMAX® film market as well creating 2D compatible 3D films suitable for digital distribution to electronic cinemas.

         In the 35m and 70mm film applications, the amount of detail in each frame of film requires highly accurate scene identification and tracking techniques. This allows the components of a scene and their depth to be determined with minimal human intervention. Component and depth data forms the basis for our depth cue data used for creating the 3D image from the 2D source. The accuracy of the algorithms that form the basis of OpticBOOM™ Studio Pro allow it to be applied to the largest of all films, those screened in IMAX® theaters, on 3D screens as large as 100' wide and 80' high.

         OpticBOOM Studio Pro for film use is founded on the same software techniques and hardware platform as previously described for Internet/PC, broadcast and DVD use.

         We expect to license OpticBOOM™ Studio Pro to principal organizations including post-production companies and film studios and film library owners. We will charge an annual license fee associated with the OpticBOOM™ Studio Pro license, and a royalty fee based upon the media created using OpticBOOM™ Studio Pro. We are presently in negotiations with IMAGICA USA relating to the licensing of OpticBOOM™ Studio Pro to IMAGICA USA for use in the large format film industry. The negotiations are based on a licensing and royalty model. We anticipate delivering an alpha release of OpticBOOM™ Studio Pro suitable for use in the large format film market in the last quarter of 2001.

Computer Animation

         A growing number of productions, from IMAX® movies to theatrical films and television programs are now being originated entirely from computer graphics with no live action or filmed components. Examples include Pixar's "Toy Story", Dreamworks' "Antz" and Disney's "A Bug's Life". IMAX® recently concluded an agreement with Mainframe Entertainment Inc. to bring computer animated 2D productions to the IMAX® screen.

         Computer animated productions are built from detailed models of the characters and scenery that appears on-screen. Sophisticated animation tools create wire frame representations of the characters and objects onto which highly detailed graphic texture maps are rendered. This method creates increasingly realistic scenes to the point where the difference between footage shot with a film camera and footage created in the memory of a computer is difficult for the viewer to discern.

         To create 3D animation, present day techniques require the graphic artist to recreate a second "stereo" 3D frame by re-rendering each scene from the computer a second time. This more than doubles the time taken to create the 3D production compared with the original 2D version.

         In a back-to-back comparison of the process, a conventional render of a 3D computer animated scene took almost 20 hours whereas the OpticBOOM™ Studio Pro toolkit required 2.5 hours to produce the same results. Due to the largely automated performance efficiencies of creating 3D computer animation with OpticBOOM™ Studio Pro, we have identified this as a rapid route to market for the delivery of 2D compatible 3D media. The converted 3D productions will be supplied for film, broadcast and Internet use delivered via our proprietary 3D transmission technologies.

         We have recently undertaken animated 3D conversion projects on behalf of Showscan Entertainment, Hasbro Interactive and Intel Corporation. We were paid US$10,000 to complete a 20 second test clip of a Showscan theme park ride film. We converted computer animated material supplied by Blur and Threshold Entertainment on behalf of Intel for inclusion in a 3D theater presentation at the SIGGRAPH '99 tradeshow held in Los Angeles in August 1999. Intel provided computer hardware technology to us in consideration for the work undertaken to deliver the SIGGRAPH '99 presentation.

OpticBOOM™ Studio Pro for the Computer Animation Market

         OpticBOOM™ Studio Pro is capable of converting computer animated content to 3D and providing the resultant material in formats suitable for physical output to 35mm and 70mm film as well as the proprietary 2D compatible 3D formats for broadcast, Internet and DVD distribution.

         OpticBOOM™ Studio Pro is capable of creating highly accurate 3D depth cue data directly from animation source files, with minimal operator involvement. Once the data is created, the second stereo 3D frame of animation can be generated much more efficiently. By combining the depth cue with the existing 2D image, the graphic artist may refine the 3D effect of each scene without the need to render two frames. This significantly reduces the time taken to create the stereo 3D version.

         We have already created a OpticBOOM Studio Pro automated depth extraction software module compatible with the Lightwave computer animation software package.

         OpticBOOM Studio Pro for computer animation use is founded on the same software techniques and hardware platform as previously described for Internet/PC, broadcast and DVD use.

         We expect to license OpticBOOM™ Studio Pro to principal organizations including post-production companies, animation companies, film studios and film library owners. We will charge an annual license fee associated with the OpticBOOM™ Studio Pro license, and a royalty fee based upon the media created using OpticBOOM™ Studio Pro.

Video Games

         Since the mid 1990's, the visual quality of computer graphics available on the consumer PC and games console platforms has increased dramatically with graphics processor capabilities doubling annually. There has been substantial growth in the market for high quality interactive computer games. The DVD-ROM has emerged as the alternative to distributing games on CD-ROM. The DVD stores enough video and audio material to play back a feature length movie. This is significant since blockbuster Hollywood films are often licensed as video games where the game play takes place in scenes from the film.

         The latest generation of consumer PCs from Compaq, Gateway, Hewlett Packard and others are equipped with DVD-ROM drives that can read data from both CD-ROM and DVD-ROM discs. Peripheral suppliers such as Creative Labs are already delivering low priced DVD-ROM drives as add-ons to existing PCs.

         OpticBOOM™ Studio Pro allows video from blockbuster films to be digitally processed using advanced proprietary algorithms, and to create depth cue information for each frame of the background scenery. The games developer may then edit the depth cue to ensure that the optimal depth cue is created. The depth data is then highly compressed and inserted back into the DVD video signal along with the original, unaltered 2D version of the background scenery.

         The solution offers a scaleable benefit to the games software publishers. The games application reads the depth cue data from the DVD providing the game with knowledge about the passive background scenery. The games application may generate correctly scaled and positioned characters and objects with which the player is interacting and insert them into a 2D live action background dynamically. The same depth data can optionally be used to generate a 3D version of the game.

         This allows the game player to experience a visually richer game than can currently be played in 2D or 3D. Game characters appear in 2D live action backgrounds played directly from the DVD, freeing up the graphics processor to generate more compelling game characters and objects. We are presently in discussion with Hasbro Interactive regarding use of our technologies in the interactive computer games market.

         We are developing the following products intended for use in the video games market:

OpticBOOM™ Plug-in	Decoding depth cue data from DVD using a PC software application.
OpticBOOM™ Studio Pro	Processing video content for creating depth cue encoded DVD discs.

OpticBOOM™ Plug-in for the Video Game Market

         The features of OpticBOOM™ Plug-in required for use with the Internet and the DVD markets may be applied to the computer games market. The software module that undertakes decoding of the depth data and the generation of the 3D image may be activated from within the computer game software application. Any games publisher who creates a game based on this format would ship a version of our OpticBOOM™ Plug-in as part of the game itself.

         Images can be viewed in 3D on television screens using low cost red and blue glasses or consumer-priced liquid crystal display shutter glasses.

OpticBOOM™ Studio Pro for the Video Game Market

         OpticBOOM™ Studio prepares the 2D compatible 3D media for transmission through encoding the depth cue data the video formats supported by our OpticBOOM™ Plug-in PC media player decoders.

         OpticBOOM Studio Pro for video game use is founded on the same software techniques and hardware platform as previously described for DVD and Internet/PC use.

         We expect to license OpticBOOM™ Studio Pro to principal organizations including post-production companies, film studios, and film library owners. We will charge an annual license fee associated with the OpticBOOM™ Studio Pro license, and a royalty fee based upon the media created using OpticBOOM™ Studio Pro.

Professional Audio/Visual

         In conjunction with the software products previously described, we are developing a range of hardware products designed to meet the requirements of the markets for which they are intended. These hardware products are primarily aimed at the professional audio/visual market as described in this section. The table below lists the hardware products together with the intended target markets and licensees. The functions and stages of introduction for each of these products together with discussions with prospective licensees and users are discussed within the context of the market in the following sections. It is anticipated that the product release dates detailed in the following sections may change over time as features and enhancements requested by licensees and made available under license from third parties are incorporated into the product specifications.

Product	Target Market	Target Licensees	Revenue
Depth Cue	OpticBOOM Studio	OpticBOOM Studio Pro Licensees	Unit Sales
	Set-top Boxes	DVD Player Manufacturers	Manufacture
	DVD Players	Set-top Box Manufacturers
3D Demultiplexer	Professional A/V	Professional A/V Users	Unit Sales
	3D Projection/Display	3D theater installations	Manufacture
Real Time	PC Users	Consumers	Manufacture
	Consumer A/V	PC Peripheral Manufacturers
Consumer Electronic
Line Doubler	PC Video Players	PC Peripheral Manufacturers	Manufacture
	PC Television	PC Manufacturers
	Home Theater	Consumer Electronic
	Set-top Boxes	Set-top Box Manufacturers

         We intend to introduce the video processor hardware technologies in 2D and 3D applications for professional audio/visual use. The professional audio/visual markets include 3D projection systems, home theater, video played on personal computer screens and depth cue decoder accessories for use with DVD players and broadcast set-top boxes.

         We have engineered a digitally reprogrammable platform based upon a Field Programmable Gate Array (FPGA). This provides a flexible platform with the added advantage that any functionality created by programming the FPGA can be easily transferred to create a highly customized Application Specific Integrated Circuit (ASIC) chipset.

Depth Cue Decoder for Set-top Boxes, DVD Players and Accessories

         Certain implementations of OpticBOOM™ Plug-in restrict the ability to use a software application to decode depth cue data. These include adding decoder capabilities to existing set-top boxes, DVD players and MPEG cards used to play video from DVD discs on PCs. To address this requirement, we have developed a hardware-based depth cue decoder. This allows the decoding of our proprietary depth cue data from depth cue encoded media via hardware alone.

         This hardware based depth cue decoder may be embedded in chip sets of digital and analog set-top boxes, set-top box accessories, DVD players, DVD player accessories and PC MPEG cards.

         Accessories for the current users of set-top boxes and DVD players may be manufactured, ensuring consumers do not have to replace existing technologies to obtain the benefits of 2D compatible 3D DVD movies and television broadcasts.

         The system processes an incoming analog or digital video signal for DVD, PC and set-top box applications. The 3D depth data is extracted from the video signal and applied to the 2D image within the video processor. A second stereo 3D image is then constructed dynamically in real time prior to display.

         A second important use for this feature is within OpticBOOM™ Studio Pro. OpticBOOM™ Studio Pro stores the unaltered 2D image and the corresponding depth cue data on a video storage device. Through combining the video processor hardware with OpticBOOM™ Studio Pro software, the 2D image and 3D depth data may be combined in real time and displayed on a monitor. This allows the user to dynamically refine and edit the 3D effect to obtain the optimal 3D version of a scene. This configuration provides real time, on-screen editing of a 3D image.

         A prototype is due for completion in the third quarter of 2001. We intend to license the hardware chip to broadcast set-top box, DVD player and PC MPEG card manufacturers and will demonstrate the hardware-based depth cue decoding to prospective licensees in these markets once the prototype is available.

3D Demultiplexer for 3D Projection systems

         For 3D projection systems there is the requirement to provide a separate video feed of a left image and right image to each projector in order to create stereo 3D. Under normal circumstances this requires two accurately synchronized video cassette players or DVD players.

         In order for a single media player to be used, alternate left and right eye images of each successive frame are recorded onto the videocassette or DVD in "field sequential" format. The video processor simply uses the synchronization signal found between each field on the videotape or DVD to "demultiplex" or redirect the successive fields to two output channels. The output channels can be in Composite Video PAL or NTSC formats, S-Video or Red Green Blue (RGB). One projector is then connected to each output channel to create a 3D projection system.

         This enables us to provide a cost-effective solution in the special events, promotions and advertising market as well as to specialist 3D theaters.

         A prototype was completed in the third quarter of 1998, able to accept input signals from media players in Composite Video PAL or NTSC formats, S-Video or RGB. We have already sold a limited number of video processors to organizations in the 3D video projection system market who are seeking competitively priced 3D signal de-multiplexers. The more popular S-VHS version has a retail price of US$2,500. The prototype was approved for use in North America after receiving FCC and UL authorization.

Real Time Converter for 3D

         Real time 3D conversion can be achieved through analyzing the motion characteristics in a scene. An incoming video signal played from a VCR, DVD, television broadcast or games console can therefore be viewed in 3D without the need to pre-process the signal with depth cue information. Real time 3D can only be created in a rudimentary manner based upon certain types of movement in a scene and is therefore of a substantially lower quality than the post production depth cue based 3D created with OpticBOOM™ Studio Pro.

         We have embedded some of the basic 2D to 3D conversion algorithms into a hardware based real time 3D converter. This allows any conventional video signal from videocassette, DVD, broadcast or video game console to be converted to a simple form of 3D in real time.

         We may license the manufacturing of this solution as an accessory or add-on PC card in markets where the OpticBOOM™ Studio Pro professional off-line conversion and transmission technologies for broadcast and DVD use do not gain widespread acceptance.

         A prototype was completed in the first quarter of 1999 capable of undertaking basic real time 2D to 3D conversion through a combination of field delay and pixel shifting processes. The result is a 3D image which is acceptable on a PC screen or TV display, but which is not continuously provided in 3D, reverting to regular 2D in circumstances where the content does not permit the processor to assimilate 3D images. We have yet to provide a solution that would allow continuous display of a 3D image since the engineering challenge of generating 3D automatically from a single, non-moving image is substantial. We are not actively pursuing licensing relationships for the system at this time. Modifications to the prototype may be required in order to permit license and sale of the product in volume.

Line Doubling for Video Signals

         With the ever present advances in PC graphics processors and the recent convergence of broadcast and Internet technologies, a number of PC manufacturers now offer the ability to play back digital video, video cassette, DVD and broadcast signals via the PC.

         Many PC monitors are capable of displaying images of 800 x 600 lines of resolution, considerably higher than that of a television set. Traditionally, PAL and NTSC video signals are designed for television display screens. This results in a videocassette tape producing images that are between 200 and 250 lines in resolution. As the tape is played, the first field builds up the odd lines of an image, and the second field builds up the even lines of the image on the TV screen. The viewer then sees an image comprising between 400 and 500 lines of resolution. Consequently, when videocassette tapes or DVDs are played on a PC monitor, the image quality is consequently that of a television set and therefore well below the display capability of the PC monitor.

         We have created a video processor capable of "line doubling" an incoming video signal and displaying it on a PC monitor at a higher resolution and with greater clarity. The video processor uses digital line interpolation algorithms to create additional lines in the output signal based upon the comparison of input line pairs to double the output resolution. This digitally synthesizes the image to a higher resolution, approaching that of high definition television (HDTV).

         We intend to license the line doubler hardware to broadcast set-top box, PC monitor manufacturers and suppliers of electronic and digital projection systems.

         A prototype was completed in the first quarter of 1999, able to accept input signals from media players in Composite Video PAL or NTSC formats or S-Video. We have already sold a limited number of video processors to organizations who are seeking line doubler technologies, particularly for medical endoscopy. Modifications to the prototype may be required in order to permit sale of the product in volume.

Arcade Games

         The origins of our 3D Projection Display lie in the design and manufacture of a prototype glasses-free stereo "autostereoscopic" 3D display system targeted for use in the arcade video games industry. The system uses a patented combination of an infra-red head tracking system and a twin LCD projection system that provides a life-like eight foot 3D image on a large display screen without the need for the viewer to wear glasses or a headset.

         The international arcade market is dominated by a small number of companies including SEGA Enterprises, NAMCO, WMS Industries, Atari Games Corporation and Konami. In this market, popular consumer games debut in out-of-home entertainment complexes and theme parks prior to their release in the consumer channel.

         Today, consumers can acquire the latest generation of powerful PC graphics processors where the visual differential between what a player can experience in the family entertainment center and at home is considerably reduced. In order for the operators of family entertainment centers to offer a differentiating experience from the home, we offer the 3D Projection Display under license to arcade game manufacturers.

         The 3D Projection Display provides a video game in true life-like 3D, without requiring the player to put on or take off any viewing accessory, which would reduce the number of plays per hour and the earning capacity of the game. This is seen as a considerable advantage by owners of family entertainment centers and theme parks when compared to similar 3D game experiences such as virtual reality, which require the player to wear a headset. The eight foot 3D display yields an experience that is not presently available at home.

         The 3D Projection Display was launched at the 1998 International Association of Amusement Parks and Attractions Show (IAAPA) in Dallas, TX.

         Following the IAAPA Show, Atari Games Corporation of Milpitas, CA undertook a field trial of the system at a family entertainment center in northern California. The field trial went well and we are now in the process of providing solutions to the requirements identified by Atari in the field trials. This includes a redesign of the eye tracking and projection system to reduce the number of components and moving parts. Also required is a projection system capable of delivering higher resolution images. We intend to undertake a value engineering exercise to reduce the cost of the system to licensees to yield a viable volume market.

         Management has focused our limited engineering resources on the high volume opportunities in priority consumer broadcasting Internet/PC markets rather than on the arcade game display.

Sales and Marketing

         We utilize a number of tools and services in support of the promotion of our products and services within our chosen target markets. These tools and services assist us in attaining the appropriate profile both as a market leading 3D technology provider and also as a public company listed on the CDNX.

         We have already implemented a range of initiatives designed to enable effective communication with prospective customers and licensees, investors and press. These include a comprehensive web site, the retained services of a major international public relations company and participation in a number of industry trade shows and seminars targeted at specific application areas for our technologies.

Our Web Site: http://www.DDD.com)

          In early 1999, we undertook a project to revise the corporate web site; however, the information found on the website is not part of this prospectus. The objectives of the web site are:

  to communicate products and services to prospective customers;

  to communicate the core technologies to prospective licensees;

  to provide background and reference material for current and prospective investors;

  to enable visitors to download samples of 2D compatible 3D images;

  to be an electronic store front for the sale of software and hardware products; and

  to assist in building a brand for us in the 3D marketplace.

        We presently receive approximately 34,000 "hits" or user visits per month. This generates an average of 500 inquires per month for information on us and our products. The OpticBOOM™ plug-in has been downloaded approximately 4,600 times during the two months since the plug-in was launched.

Public Relations

         We have retained the services of Daniel J. Edelman Public Relations, an international public relations company. The relationship is managed by the Dallas, TX office of Edelman Public Relations.

         The public relations campaign has been focused on raising our profile in industry and trade press. This has resulted in articles concerning our technologies being published in a variety of industry publications.

         We previously retained the services of a giant screen IMAX® film media specialist in conjunction with IMAGICA USA, which resulted in further industry and trade press exposure.

         The primary focus of the public relations activities is centered upon creating presence in the North American market. We also undertake international public relations, particularly in Australia and Canada.

Trade Shows and Exhibitions

         We attend and exhibit at trade shows in key markets. Company representatives attend industry seminars and participate as guest speakers.

         Where appropriate, we partner with potential licensees and strategic partners in presenting our technologies and solutions at trade shows and exhibitions.

         DDD recently participated in the following conferences and exhibitions:

Conferences and Exhibition	Dates	Activity
Giant Screen Theater Association, New York, New York	September 15, 1999	Attended as guest speaker
Internet World, Los Angeles, California	April 5-7, 2000	Exhibited
3D Film Interest Group	May 16, 2000	Attended as guest speaker
Ziff-Davis Broadband Media Conferences, San Francisco, California	May 17, 2000	Attended as guest speaker
TNTY	August 30, 2000	Exhibited
Digital Hollywood	September 25-28, 2000	Attended as guest speaker and exhibited
QuickTime Live	October 9-12, 2000	Attended as guest speaker and exhibited
Internet World, New York, New York	October 25-27, 2000	Attended as guest speaker and exhibited
Western Cable Show	November 28-December 1, 2000	Exhibited in conjunction with Motorola, Inc.
Streaming Media West	December 12-14, 2000	Attended as guest speaker
Digital Hollywood CES, Las Vegas, Nevada	January 6-9, 2001	Attended as guest speaker
Stereoscopic Displays and Applications	January 22-24, 2001	Attended as guest speaker
Digital Hollywood, San Jose, California	March 5-8, 2001	Attended as guest speaker
Internet World, Los Angeles, California	March 14-16, 2001	Attended as exhibitor

Marketing Materials

         We have created brochures and literature to support the sales and marketing activities and corporate promotion.

         We have focused on the web site as the primary mechanism for disseminating information concerning our products and services since it is a highly effective international marketing medium. As both hardware and software products are released, marketing materials including brochures and data specification sheets will be introduced to support the sales and marketing initiatives.

         We will advertise and promote the availability of the products in appropriate publications.

International Marketing Activities

         In certain countries where we do not maintain a local office, we intend to enter into representation agreements with local organizations to provide licensee support and assist in marketing the technologies. Representative partners will be selected based upon their local contacts and their prior knowledge and involvement in 3D projects and activities.

         On June 14, 1999, we entered into an agreement with AiCube Co. Ltd. of Tokyo, Japan to provide local sales support and marketing activities for our products and services in Japan.

Research And Development

         Our development efforts during fiscal 1998, 1999 and 2000 and the interim period ended September 30, 2000 were devoted to the design and development of our products and technologies. Research and development costs, including those development costs capitalized as deferred in fiscal 1998, were approximately $1,981,000 for fiscal 2000, $1,203,000 for fiscal 1999 and $930,025 for fiscal 1998 and $412,000 for the three months ended September 30, 2000.

Government Regulation

         The hardware products designed and intended for manufacture by us and our licensees are subject to government regulation concerning electromagnetic interference and electrical safety standards that will impose compliance burdens on us. In the United States for example, non-prototype products may be required to conform with Federal Communications Commission regulations governing electromagnetic radiation suppression and Underwriters Laboratory approval for electrical safety standards. Facilities are available in Australia to test hardware to the standards required globally. We have submitted several of our products for testing and have received verbal confirmation of compliance on the submitted hardware. We are unaware of any issues that would prevent compliance of any of our planned hardware product, although there can be no assurance that all of our products will be able to comply with such regulations.

         In many countries where our products may be sold, similar equivalents to these standards exist such as CE in Europe and Canadian Standards Authority (CSA) in Canada. We will submit products for testing to appropriate local specifications in each case where this is a prerequisite to marketing the product in the country concerned. There can be no assurance that our products will be able to comply with such regulations.

         The technology contained in our products may be subject to United States export restrictions. While we do not believe that any of our current products are subject to the restrictions, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not delay introduction of new products or limit our ability to distribute products outside of the United States. Further, various countries may regulate the import of certain technologies contained in our products. Any such export or import restrictions, new legislation or regulation or government enforcement of existing regulations could have a material adverse effect on our business, operating results and/or financial condition. There can be no assurance that we will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, if at all, and failure to comply could have a material adverse effect on us.

         Under the Australian Customs Act 1901 part VI "the exportation of goods division 1 - prohibited exports" the Governor General may by regulation prohibit the exportation of goods from Australia absolutely, in specified circumstances, to a specified place or unless specified conditions or restrictions are complied with. Without limiting the generality of that power of prohibition the regulations may provide that the exportation of the goods is prohibited unless a license, permission, consent or approval has been granted. The Customs (Prohibited Exports) Regulations by regulation 13E provide that an officer of Customs or the Department of Defense may grant a license or permission to export from Australia goods listed in the Defense and Strategic Goods List. The exportation from Australia of goods specified in this list is prohibited unless a license or permission in writing has been granted by an authorized person. The only categories of goods listed in the Defense and Strategic Goods List which appear to have any potential relevance to the technology of our Australian subsidiaries are goods having a dual use (military/civilian) being certain types of software as listed. None of our technology falls into any of the categories of software currently listed.

Competition

         The market for digital media manipulation and stereoscopic 3D display technology is rapidly evolving, highly competitive and recently characterized by the frequent introduction of new products based upon rapidly developing technologies.

         In order to understand where we believe competition will occur, it is first necessary to differentiate "stereoscopic" 3D from the heavily marketed term "3D" used extensively in the present-day video game and PC software markets. Enhanced or "stereoscopic 3D", as created by our Dynamic Depth Cueing™ process, allows the viewer to see the images in lifelike 3D by adding the appearance of depth to the image. Stereoscopic 3D involves displaying two or more slightly different left and right eye views of the image which the viewer then perceives to be a "real" 3D image with enhanced depth. The benefit of stereoscopic 3D is that it provides a visually richer image to the viewer, allowing objects and characters to appear behind the surface of the display screen and also, importantly, to appear to move off the screen towards the viewer under certain circumstances.

         The term "3D" as it is used in today's video game and PC software markets simply implies that a three dimensional computer graphics model of a character or object is created by the computer. This allows the viewer to see the object from a number of viewpoints as they navigate around it or manipulate it on screen. The object is generally viewed in 2D however. In light of this difference, we do not believe that our products and services compete with the majority of "3D" based products.

         A number of the organizations with which we may compete are well-established manufacturers and developers of video hardware and software publishers. Some of our competitors possess substantially greater financial, marketing, personnel and other resources than we do; have established reputations relating to product design, development, manufacture, marketing and service of digital media manipulation and stereoscopic 3D display products, and have significant budgets to permit them to implement extensive advertising and promotional campaigns to market new products in response to competitors.

         Competition to our 2D to 3D OpticBOOM™ conversion technologies also comes from the origination of 3D film, videos and live broadcasts using 3D cameras. A number of films and movies have been created using conventional 3D camera equipment, however it is the complex equipment and time consuming techniques that deter most film makers from creating 3D productions.

         Our objective is to deliver content that can be viewed in 2D or 3D. We anticipate that the unique 2D compatible 3D nature of the transmission process will allow 3D films to be processed and delivered in 2D compatible 3D format. We therefore view the 3D origination of content as complementary to providing a solution to creating 3D content.

         We expect that competition to our proprietary hardware and software solutions may come from a number of existing and emerging sources that vary between the following markets:

PC/Internet	Provision of 2D compatible 3D media via the Internet
Broadcast Television	Provision of 2D compatible 3D broadcast media
DVD Movies	2D compatible 3D movies for Digital Versatile Disc (DVD)
Movie Films	Conversion of 2D films to 3D for theatrical release
Computer Animation	Simplifying the process of creating computer generated 3D movies
Video Games	Creating enhanced visual quality for DVD based video games
Professional Audio Visual	Professional video processor and 3D display technologies
Arcade Games	3D arcade display

Competition in the PC/Internet market

         Competition to our products and solutions in the PC/Internet market may come in any of the following areas:

  conversion of photographic images from 2D to 3D for display in 3D on PCs;

  conversion of streaming video and movies from 2D to 3D for display in 3D on PCs; or

  low bandwidth encoding of 3D images to allow display in 2D or 3D.

Photographic Images

         We are aware of a small number of organizations based in the United States and Asia who offer technologies capable of converting photographic images to 3D. These companies include Wooboo and APEC, based in Korea and Taiwan, respectively, and VREX, based in the United States. These competitive products presently suffer from a number of drawbacks that deliver images of lower quality than those created by OpticBOOM™. APEC and Wooboo use rudimentary pixel shifting techniques that can produce distorted 3D versions of 2D images while VREX appears to only be able to create 3D from pictures captured with a 3D camera or originated using computer graphics modeling packages. Our OpticBOOM™ software conversion products are capable of manipulating existing 2D images with a high degree of accuracy. This delivers high quality, low distortion 3D images that may be created from 2D photographs or 3D computer models.

Streaming Video and Movies

         We are only presently aware of one organization, Synthonics Inc., a United States company, whose technology could be applied to converting streaming video and movie files to 3D. The Synthonics technique involves constructing a computer wire frame model from a 2D image and utilizing this to create a stereo 3D image. This technology requires a minimum of two images from which to create the 3D image therefore allowing it to be used on successive frames of a movie or video. We believe that the requirement to create a wire frame model from a comparison of two images makes the Synthonics process less efficient than the depth cueing process employed in OpticBOOM™.

2D Compatible 3D Transmission and Delivery

         We have seen demonstrations of a number of compression and encoding techniques for the delivery of 3D broadcast programming. None of these have taken the approach of delivering 2D compatible 3D media by compressing the 3D data and reinserting it into the original unaltered 2D image for subsequent distribution. This technique is subject of a number of patents applied for by us covering use in both the analog and digital broadcasting markets. The majority of techniques used to deliver 3D media involve the delivery of 3D-only images such as those used by 3D broadcasting company C3D Digital, of Salt Lake City, UT, and 3D display manufacturer Visualabs of Calgary, Canada. The 3D-only field sequential transmissions offered by C3D Digital can only be viewed with a proprietary decoder box and are not viewable in 2D on standard television sets. The 3D signal used by the Visualabs' 3D display is 2D compatible; however it is proprietary to the decoder in the Visualabs display and may not be viewed in 3D on a conventional television set. Alternative techniques produce 3D-only images that are at best 15% larger than their 2D equivalents whereas the compression techniques used in OpticBOOM™ typically deliver images that are 1% larger than their 2D counterpart and may be viewed in 2D or 3D.

Competition in the Broadcast Market

         Competition to our products and solutions in the Broadcast market may come in any of the following areas:

  conversion of broadcast quality video and movies from 2D to 3D for display in 3D on televisions;

  low bandwidth encoding of 3D images to allow broadcast transmission and display in 2D or 3D; or

  real time conversion of broadcast video signals to 3D at the viewpoint. (See Professional Audio Visual: Real Time Converter).

Converting 2D Broadcast Content into 3D

         As described above, Synthonics Inc. can convert certain material from 2D to 3D. This technology could be applied to conversion of 3D-only broadcast content.

2D Compatible 3D Transmission and Delivery

         We have seen demonstrations of a number of compression and encoding techniques for the delivery of 3D broadcast programming. None of these have taken the approach of delivering 2D compatible 3D media by compressing the 3D data and reinserting it into the original unaltered 2D image for subsequent distribution. This technique is subject of a number of patents applied for by us covering use in both the analog and digital broadcasting markets. The majority of techniques used to deliver 3D media involve the delivery of 3D-only images such as those used by C3D Digital and Visualabs. As described above, these 3D-only transmissions can only be viewed with a proprietary decoder box and are not viewable in 2D on standard television sets. Alternative techniques produce 3D-only images that are at best 15% larger than their 2D equivalents whereas the compression techniques used in OpticBOOM™ typically deliver images that are 1% larger than their 2D counterpart and may be viewed in 2D or 3D.

Real Time 3D Conversion at the Viewpoint

         A small number of companies offer devices capable of providing rudimentary 3D images on television sets. They use techniques including motion analysis of the incoming video signal or a single depth cue template to give the appearance of 3D depth to a scene. Consequently the 3D effect produced is inconsistent and potentially non-existent for scenes with no movement characteristics present. C3D Digital also uses a real time converter to create 3D-only broadcast material for distribution to their 3D channel subscribers. Due to the inherent drawbacks of real time 3D generation (the limited 3D depth and the fact that 3D cannot presently be automatically generated for scenes containing no motion), the off-line 3D conversion process offered by OpticBOOM™ provides a more comprehensive 3D result and allows the content owner to exercise full control over the 3D effect in each scene, including those with no movement characteristics present.

Competition in the DVD Movie Market

         Competition to our products and solutions in the DVD market may come in any of the following areas:

  conversion of broadcast quality video and movies from 2D to 3D for display in 3D on televisions;

  low bandwidth encoding of 3D images to allow delivery on DVD and display in 2D or 3D; or

  real time conversion of broadcast video signals to 3D at the viewpoint.

Converting 2D DVD Video Content to 3D

         As described above, Synthonics Inc. can convert certain material from 2D to 3D. This technology could be applied to conversion of 3D-only DVD video content.

2D Compatible 3D DVD Delivery

         We are not aware of any organization that is presently endeavoring to deliver 2D compatible 3D DVD discs. This technique is subject of a number of patents applied for by us. We are aware of a number of encoding techniques for the delivery of 3D-only DVD movies. None of these have taken the approach of delivering 2D compatible 3D media by compressing the 3D data and reinserting it into the original unaltered 2D image for subsequent distribution. These 3D-only DVDs can only be viewed with a proprietary decoder box and are not viewable in 2D on standard television sets.

Real Time 3D Conversion at the Viewpoint

         As described above, a small number of companies provide real time 3D converters capable of providing rudimentary 3D images from video signals. These can be used with DVD players.

Competition in the Film Market

         Competition to our products and solutions in the film market may come from the conversion of 35 or 70mm movies from 2D to 3D.

         We are aware that, in addition to Synthonics, Inc., IMAX® Corporation of Toronto, Canada is endeavoring to deliver a solution for converting 2D film to 3D. The IMAX® process, as demonstrated at a recent industry conference, uses techniques that require certain movement characteristics in the scene to achieve a 3D effect. The sophisticated 3D algorithms employed in OpticBOOM™ Studio Pro are not limited in this manner, and therefore offer greater capabilities to filmmakers at this time.

         IMAX® Corporation is also heavily involved in the sponsorship of 70mm 3D films for which it provides custom 3D camera equipment, leased to filmmakers. As previously identified, the size and technical limitations of 3D camera equipment prevents filmmakers from capturing certain shots. The use of a 2D camera in conjunction with the OpticBOOM™ process removes such restrictions from film producers.

         We are not aware of any instance where the Synthonics process has been used to convert 35 or 70mm film to 3D.

Competition in the Computer Animation Market

         Competition to our products and solutions in the computer animation market may come from the present day approach of creating stereo 3D from computer graphic, wire frame models. Animation packages are used to produce content ranging from IMAX® movies to PC streaming video. 3D productions including "T-Rex Back to the Cretaceous" and "Encounter in the Third Dimension" have been created using these techniques.

         Users of many 3D, computer graphic, modeling packages may produce stereo 3D images of an existing production. Presently, this process is time consuming, since it requires a second image to be rendered from the wire frame models. The rendering stage is processor intensive and time consuming, doubling the time taken to create the 3D version in comparison to the 2D counterpart. The OpticBOOM™ process allows a depth cue to be automatically created from wire frames. The depth cues may then be used to create the stereo 3D image without requiring a full render of a second image. This substantially reduces the time taken to produce the stereo 3D image in comparison to the time taken using conventional techniques.

Competition in the Video Game Market

         Competition to our products and solutions in the video game market may come from any of the following areas:

  extraction of depth cues from streaming video and movies for compositing and display in 3D on PCs; or

  low bandwidth encoding of depth cue data on DVD disc to allow display in 2D or 3D.

         We are aware of two organizations, Synthonics Inc. and Synapix Inc., two United States companies, whose technology could be applied to extracting depth cue information from video material. The Synapix technique involves constructing a depth cue from a 2D image and utilizing this to facilitate compositing. This technology requires a minimum of two images from which to create the depth cue therefore allowing it to be used on successive frames of a movie or video.

         As described above, Synthonics Inc. can convert certain material from 2D to 3D. This technology could be applied to conversion of 3D-only video content.

         In all the products identified as potential competitors to our media conversion capabilities, none have taken the approach of delivering 2D compatible 3D media by compressing the 3D data and reinserting it into the original unaltered 2D image for subsequent distribution. This technique is subject of a number of patents applied for by us.

Competition in the Professional Audio/Visual Market

         We produce the following four products intended for use in the professional audio/visual market:

Depth Cue Decoding for Set-Top Boxes, DVD Players and Accessories

         Our depth cue data format is proprietary to us and subject to patent applications filed by us. We are aware of no other organization presently offering or planning to offer a hardware based depth cue decoder for 3D image generation under license or otherwise.

3D Demultiplexer to 3D Projection Systems

         A number of organizations presently supply 3D demultiplexer hardware systems. These include VRex and QD Technologies, two United States organizations. These hardware systems are offered in a variety of specifications that offer equivalent performance to those offered by us.

Real Time 3D Converter

         Sanyo Corporation offers a real time converter that is marketed in the medical imaging market in the United States. A similar product is marketed by C3D Digital as a real time converter for use with videocassettes and DVD players in the United States. These hardware systems are offered in a variety of specifications that offer equivalent performance to those offered by us. Since real time 3D can only be created in a rudimentary manner based upon certain types of movement in a scene it is therefore of a substantially lower quality than the depth cue based 3D created with OpticBOOM™ Studio Pro.

Line Doubling For Video Signals

         A number of organizations including Faroudja, Vidikron, DWIN, Runco and QD Technologies manufacture and license line doubling and quadrupling technologies. These are aimed at the professional audio visual and home theater markets. These hardware systems are offered in a variety of specifications that offer equivalent performance to those offered by us.

Competition in the Arcade Game Market

         Competition to our products and solutions in the arcade game market may come from any company offering the display of 3D images.

         A number of 3D display technologies are available in the arcade game industry including virtual reality headsets and 3D display screen lenses. Virtual reality game participation requires the player to wear a headset. This is seen as a deterrent to some players for health and safety reasons as well as a process that reduces player throughput as the headset is put on and taken off between each game. The unique, patented headset free head tracking technology used in our 3D Projection Display is seen as a major advantage over virtual reality headsets since it does not compromise player throughput.

         3D glasses-free display lenses have recently been previewed at video game shows however they suffer from image distortion since they employ curved display lenses. We are not aware of any glasses-free display lens that has been introduced in an arcade product. None of the 3D glasses-free lenses offer a giant display screen possible with our 3D Projection Display system.

Employees

         As of January 15, 2001, we had 47 employees, 30 of whom are engaged in engineering, research and development, 5 of whom are engaged in marketing and sales activities and 12 of whom are in administration. We also contract the services of qualified hardware and software engineers on a project by project basis. For 2D to 3D media conversion services, we have trained eight computer operators who work under contract to us on a project by project basis. None of our employees is represented by a labor union. We consider our employee relations to be satisfactory.

Property

         Dynamic Digital Depth Australia Pty. Ltd. exercised an option deed on a building comprising five units totaling 1,711 square meters located at 6 Brodie Hall Drive, Technology Park, Bentley, Western Australia. The purchase of the building was completed on October 15, 1999. Dynamic Digital Depth Australia Pty. Ltd. has sold two units, including unit 1 occupied by our subsidiaries and us comprising 758 square meters, and is actively seeking purchasers for the remaining units. Upon selling unit 1, Dynamic Digital Depth Australia Pty Ltd entered into a ten-year lease with the purchaser at an annual rental of $121,280.

         We maintain an office comprising approximately 5,000 square feet in California at an annual cost of US$216,000.

Legal Proceedings

         On January 22, 1999 Angus Duncan Richards ("Richards") served a notice of dispute on us related to the terms of a consulting agreement between Richards and us. Richards alleges that we have breached the consulting agreement through the failure to make payments to Richards out of the gross annual income receipts and capital funds raised in connection with the exploitation of certain technologies which Richards assisted in developing. Richards also alleges that we have failed to use our best endeavors to commercially exploit the technology. Richards also demands that certain intellectual property, which was assigned to Dynamic Digital Depth Research Pty. Ltd., be returned to Richards. In the event that Richards succeeds in his claim for payment, we would be exposed to a liability to pay to Richards $237,000 together with further payments not exceeding $200,000 per annum to a maximum of $1,000,000.00, contingent upon the extent to which we derive revenue and capital from commercial exploitation of certain technologies which Richards assisted in developing. The dispute is subject to arbitration for which no date has been set. We refute all of the allegations and intend to vigorously defend this matter.

         On December 18, 1998, Richards commenced litigation in The Court of Queen's Bench of Alberta, Judicial District of Calgary, in Alberta, Canada seeking monetary damages of $227,500 plus interest and court costs. Richards alleges that we failed to permit him to exercise options to purchase 182,000 common shares at an exercise price $1.25 per share. We refused to permit Richards to exercise the options based upon a determination that the options had expired prior to Richards attempt to exercise the options. We filed a Statement of Defense on February 10, 1999. The litigation is currently at the point of awaiting a decision on an application by Richards to amend his statement of claim to join additional defendants and to increase the monetary damages claim to an estimated $2,402,000 plus punitive damages of $100,000 plus unqualified damages of up to $1,137,500 less trading commission plus interest and costs. We refute all of the allegations and intend to vigorously defend this matter.

EXCHANGE CONTROLS AND
OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

         There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to non-residents. Dividends paid to United States residents, however, are subject to a 15% withholding tax or a 5% withholding tax for dividends if the shareholder is a corporation owning at least 10% of the outstanding voting shares of the corporation pursuant to Article X of the reciprocal tax treaty between Canada and the United States.

         In addition, there are no limitations specific to the rights of non-Canadians to hold or vote the common shares under the laws of Canada or the Province of Alberta, or in our charter documents.

         We believe that the Investment Canada Act (the "Act") which governs the basis on which non-Canadians may invest in Canadian businesses, does not apply in our case, as we do not (a) have a place of business in Canada; (b) employ individuals in Canada in connection with our business; and (c) have assets in Canada which are used in carrying on our business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We do not engage in any hedging or currency trading activities, although we bill in U.S. and Australian dollars, and we record our revenues, expenses, assets and liabilities in Canadian dollars.

MANAGEMENT

Directors and Senior Management

         The following sets forth certain information regarding our directors and senior management:

                     Name                       Age           Position(s)         Date elected or appointed
                     ----                       ---           -----------         -------------------------
   Neil W. Speakman                             58     Chairman of the Board of   March 1994
   8 Brodie Hall Drive, Bentley,                       Directors
   Western Australia 6102

   Chris Yewdall                                35     President and Chief        President as of October 1995
   2120 Colorado Ave., Suite 100                       Executive Officer          and Chief Executive Officer
   Santa Monica, CA 90404-3504                                                    as of July 2000

   Paul Kristensen                              57     Non-executive Director     May 1996
   Capital Technologies Pty Ltd
   Central Park, Level 18
   152-158 St George's Terrace
   Perth, WA  6000
   Australia

   Paul G. Jeffrey                              74     Non-executive Director     March 1994
   #901 - 160 Frederick Street
   Toronto, Ontario
   M5A 4H9
   Canada

   Ian Macintosh                                73     Non-executive Director     April 1994
   63 Lonsdale Road
   Toronto, ON M4V 1W4
   Canada

   Geoff Roman                                  48     Non-executive Director     September 2000
   140 Brownsburg Road E
   New Hope, PA  18938

   Eric Dillon                                  43     Non-executive Director     June 2000
   General Partner
   Dillon/Flaherty Partners, L.P.
   425 Pike Street
   Suite 600
   Seattle, WA  9810

   Phil Harman                                  49     Chief Technology Officer   June 1999
   8 Brodie Hall Drive, Bentley,
   Western Australia 6102

   Mark Schwartz                                43     Chief Financial Officer    November 1999
   2120 Colorado Ave., Suite 100
   Santa Monica, CA 90404-3504

   Sara Lane Sirey                              32     Secretary                  September 1997
   1600 407 2ND Street S.W.
   Calgary, AB  T2P 2Y3

         The following is a brief summary of the business experience of each of the above-named individuals:

Neil W. Speakman - Chairman of the Board of Directors

         Mr. Speakman was appointed a director in March 1994 and has served as Chairman since that date. He provided financial consulting services to us until May 1, 1998, when he undertook full-time employment as Chairman. Prior to becoming a director, Mr. Speakman worked primarily with small technology companies guiding the development of their global applications to the stage of public acceptance and commercialization. In 1989, Mr. Speakman founded the company now known as Advanced Material Technologies Inc., a leading company in the provision of rare earth materials from China. The company is listed on the Toronto Stock Exchange. In 1995, Mr. Speakman was a founding director of Turbo Genset Inc. and Compact Power Holdings Limited, two public companies in Canada. In 1997, Mr. Speakman was also a director of FAS International Holdings Limited, a public company listed on the Canadian Venture Exchange. Due to his full-time involvement with us, Mr. Speakman has relinquished these directorships. After graduating from the University of Melbourne in Australia, Mr. Speakman qualified as a chartered accountant with Price Waterhouse in 1967. Mr. Speakman held various positions with Morgan Grenfell and Co. in London between 1969 and 1972 and Ord Minnett in Hong Kong between 1972 and 1975, before founding his own practice in Hong Kong in 1975.

Chris Yewdall - President and Chief Executive Officer

         Mr. Yewdall was appointed President in October 1995 and Chief Executive Officer in July 2000. Prior to being appointed President, Mr. Yewdall served as our Vice President of Sales and Marketing. Prior to joining us, Mr. Yewdall held the position of Vice President, Business Development of C-Dilla Limited, an anti-piracy software provider servicing entertainment software developers. From February 1991 through March 1997, Mr. Yewdall was the General Manager and Vice President of Sales of Virtuality, Inc., an immersive, virtual reality 3D technologies company with offices in Europe and North America. Prior to this, Mr. Yewdall worked as a technical consultant and sales executive with Manager Software Products, a systems development software provider for IBM mainframe computers. Mr. Yewdall also worked at Jaguar Cars, Coventry, UK where he was responsible for installing computer-aided design systems. Mr. Yewdall graduated from North Staffordshire University, Stafford, England with an Honors Degree in Information Systems.

Paul Kristensen - Director

         Mr. Kristensen was appointed non-executive director in May 1996. He is the President of Capital Technologies Pty. Ltd., a seed capital investment company that actively assists selected inventions and business ventures from the idea stage to the international marketing of products or technology licenses. Mr. Kristensen has been a founding director of a number of technology companies originating in Western Australia, including E.R.G. Limited, Arbortech Pty. Ltd. and Kinetic Limited, as well as the following technology companies where he remains on the board of directors, Xenotech Australia Pty. Ltd. (later renamed DDD Australia Pty. Ltd.), IQ Investments Ltd., Structural Monitoring Systems Ltd., Add Venture Capital Ltd. and Data-Cast.Net Ltd.

Paul G. Jeffrey - Director

         Mr. Jeffrey was appointed a non-executive director in August 1994. He is currently a non-executive director of a number of other Canadian public companies, including Azcar Technologies, Wild Horse Resources Ltd. and Turbo Genset Inc. Mr. Jeffrey was a principal shareholder and non-executive director of FH Deacon Hodgson Inc. which later merged with Nesbitt Thompson and was subsequently controlled by the Bank of Montreal. In addition, he has served as an officer in the Young Presidents Organization, University Club of Toronto, Council of the Ontario College of Art and the Investment Advisory Committee of Bloorview Children's Hospital.

Ian Macintosh - Director

         Mr. Macintosh was appointed a non-executive director in August 1994. He is also currently a non-executive director of Turbo Genset Inc. Mr. Macintosh was an insurance broker since 1950 and has since retired. He is currently an investor and director of St. Andrew's Valley Golf Club Limited. His community involvement includes 30 years of service as a member of the board of The Arthritis Society of Canada and over 20 years of service as a member of the Board of Governors of North York General Hospital.

Geoff Roman - Director

         Mr. Roman was appointed a non-executive director in September 2000. Mr. Roman is the Corporate Vice President and Director, Advanced Technology and Chief Technology Officer for Motorola's Broadband Communications Sector, Communications Enterprise (formerly known as General Instrument Corporation). He has been an officer of General Instrument since September 1996. Mr. Roman is responsible for the strategic business and technology direction for Motorola's Broadband Communications Sector.

Eric Dillon - Director

         Mr. Dillon was appointed a non-executive director in June 2000. Mr. Dillon is one of the original investors and advisory board members for Amazon.com. Mr. Dillon also serves as a board member or advisor to several other Internet companies, including AvenueA.com, UGO.com, Gear.com, and iStart Ventures.

Phil Harman - Chief Technology Officer

         Mr. Harman was appointed our Chief Technology Officer in July 1999. Mr. Harman joined our Perth, Australia operations in May 1996 and primarily manages the research and development process. He has been the primary technology innovator and a major contributor to the development of our portfolio of technologies and products. Additionally, he manages our intellectual property portfolio to ensure patent protection. Mr. Harman also reviews new ideas, patents and concepts presented to the company and recommends appropriate action. From 1989 to 1996, Mr. Harman held the position of Information Technology Manager for the Water Authority of Western Australia where he was responsible for developing and managing their state-wide computer and communications network. Prior to this position, Mr. Harman was a self-employed communications and information technology consultant. He also co-founded an electronics and communications company that became a leader in the provision of fire monitoring and general telemetry systems. Upon immigrating to Australia from the UK in 1980, Mr. Harman was employed as a communications engineer by the Western Australian Fire Brigades Board, where he developed a number of new fire monitoring systems and communications networks. In the UK, Mr. Harman worked as a research scientist for the Government Communications Centre in Milton Keynes. Mr. Harman holds a BS (Hons 1) in electrical and electronic engineering from the University of Bath in the UK.

Mark Schwartz - Chief Financial Officer/P>

         Mr. Schwartz was appointed Chief Financial Officer in November 1999. Mr. Schwartz oversees our global financial operations. Working out of the Santa Monica office, he is responsible for the developing and implementing the company's financing strategy, financial reporting, compliance with securities regulations, and managing relationships with the investment community. Mr. Schwartz has closed more than 25 merger and acquisitions transactions valued in excess of $10 billion and has arranged more than $500 million in public and private financing including mezzanine financing, IPOs and secondary equity and debt offerings. Previously, Mr. Schwartz was CFO and co-founder of Bodega Latina Corporation, a grocery retailer focused on the Latino market. In addition, he was an investment banker with Donaldson, Lufkin & Jenrette, C.S. First Boston and Schroders. While working at DLJ, Mr. Schwartz secured, structured and negotiated the first round of institutional financing for Starbucks Coffee. He also served on Starbucks' board of directors. Mr. Schwartz holds an MBA from Harvard Business School and a BA from Claremont McKenna College.

Sara-Lane Sirey - Corporate Secretary

         Ms. Sirey has served as the Corporate Secretary since September 1997. Ms. Sirey is a partner of Armstrong Perkins Hudson LLP, focusing on corporate and securities law. She has acted for issuers, in all industry segments, in Canada, the U.S. and internationally, in connection with corporate reorganizations, mergers and acquisitions, debt financings, commercial transactions and initial public offerings. She is a member of management of a number of public companies located in Canada, the U.S., the U.K., Australia and South America. Ms. Sirey obtained her Bachelor of Laws degree at the University of Saskatchewan in 1992.

COMPENSATION OF DIRECTORS AND OFFICERS

Executive Compensation

         We have six (6) directors, none of whom are executive officers. We also have a corporate secretary. The total cash remuneration paid or accrued during fiscal 2000 to all directors and officers was $755,000. No directors received any fees for providing services as directors during our 2000 fiscal year.

         We have in place a stock option plan, which was approved by our shareholders at the annual general meeting of shareholders held on December 18, 1998. The plan has been established to provide incentives to qualified parties to increase their proprietary interest and thereby encourage their continuing association with us. Our directors administer the plan. The plan provides that options will be issued to our directors, officers, employees and consultants or our subsidiaries pursuant to option agreements in substantially the form appended to the plan. The option agreements provide for the expiration of such options on a date not later than five years after the issuance of such option.

         Options issued pursuant to the plan have an exercise price as determined by the board of directors, provided that the exercise price shall not be less than the price permitted by any stock exchange on which the common shares are then listed.

         In the 2000 fiscal year, options were granted to directors and officers to acquire up to an aggregate of 1,182,500 common shares.

         We do not have a pension, retirement, or similar plan.

OPTIONS TO PURCHASE SECURITIES FROM REGISTRANT OR SUBSIDIARIES

Stock Option Grants

         The following table sets forth details with respect to the outstanding options and warrants as of January 15, 2001.

                                                                                                       Market Value of
                                                               Number of Common                     Securities Underlying
   Optionee/Warrant                         Expiration       Shares Reserved Under    Exercise       Options/Warrants on
    Holder Category      Date of Grant         Date            Option/Warrant(1)      Price(1)         Date of Grant(1)
    ---------------      -------------     -------------     ---------------------   ---------      ----------------------
Directors                Nov. 27, 1996     Nov. 27, 2001      60,000                 $1.35               $1.40
                         Dec. 20, 1997     Dec. 20, 2002      40,000                 $1.30               $1.50
                         Mar. 24, 2000     Mar. 24, 2005      660,000                $11.48              $13.50
                         July 26, 2000     July 26, 2005      100,000                $3.91               $4.00
Executive Officers       Sept. 7, 1998     Sept. 7, 2003      200,000                $1.50               $1.75
                         June 7, 1999      June 7, 2004       200,000                $2.80               $3.18
                         Jan. 14, 2000     Jan. 14, 2005      400,000                $5.85               $5.92
                         Feb. 1, 2000      Feb. 1, 2002       22,500                 $5.50               $6.47
                         July 26, 2000     July 26, 2005      200,000                $3.91               $4.00
Employees                May 10, 1996      May 10, 2001       28,000                 $1.25               $1.10
                         Dec. 20, 1997     Dec. 20, 2002      100,000                $1.30               $1.50
                         July 7, 1999      July 7, 2004       34,000                 $2.47               $2.91
                         Oct. 28, 1999     Oct. 28, 2004      174,000                $5.66               $6.66
                         Feb. 8, 2000      Feb. 8, 2005       130,000                $7.11               $8.36
                         Mar. 22, 2000     Mar. 22, 2005      48,000                 $4.55               $5.35
                         Mar. 24, 2000     Mar. 24, 2005      40,000                 $11.48              $13.51
                         Mar. 30, 2000     Mar. 30, 2005      80,000                 $12.58              $14.80
                         July 26, 2000     July 26, 2005      136,000                $3.91               $4.00
Strategic                June 15, 1999     June 15, 2002      1,000,000              $3.85               $4.12
Partnerships                                                                         to
                                                                                     $5.50
Investors                May 10, 1996      Dec. 20, 2000      80,000                 $1.25               $1.10
                         Nov. 27, 1996     Nov. 27, 2001      20,000                 $1.35               $1.40
                         Dec. 20, 1997     Dec. 20, 2002      255,000                $1.30               $1.50
                         June 15, 1999     June 15, 2002      500,000                $3.50 to            $4.12
                                                                                     $5.50               $6.47
                         Dec. 21, 1999     Dec. 21, 2002      140,000                $5.50               $6.47
                         Feb. 1, 2000      Feb. 1, 2002       857,000                $5.50
                                                              -------
Total                                                         5,504,500
                                                              =========

(1)        These have been restated to give effect to a one-for-five reverse stock split.

         As of January 15, 2001, our directors and officers collectively held stock options and warrants to acquire an aggregate of 1,882,500 common shares.

Other Rights to Purchase Securities

         Effective May 19, 1998, we closed a transaction with The Liverpool Limited Partnership and Westgate International, L.P. (collectively, the "Investors") pursuant to the terms of an investment agreement. The investment agreement provided for the purchase by the Investors of 5,000,000 units for cash equal to the US dollar equivalent of CAD$7,500,000. Each unit was comprised of one common share and one warrant to purchase one-half of a common share at a price of $2.00 per common share for a period of two years from the date of issuance.

         Pursuant to the investment agreement, we granted the Investors a right of first refusal with respect to any capital raising transaction or series of transactions involving us or any subsidiary, other than any Permitted Equity Investment (as hereinafter defined), for so long as the Investors hold at least 50% of the common shares acquired as a result of the transactions contemplated by the investment agreement. We are required to provide to the Investors written notice of the terms of any transaction that is subject to the right of first refusal promptly after the receipt thereof. The Investors may exercise the right of first refusal by issuing a written counternotice of their intention to exercise the right of first refusal within 30 days of receipt of our notice, and by consummating the transaction by the later of (a) the time provided in the original bona fide third party offer to us, and (b) 30 days after receipt by us of the Investors' counternotice. For purposes of the investment agreement, a "Permitted Equity Investment" means (a) a sale of common shares to an individual or group of individuals, which sale shall not, when aggregated with any other such sales, exceed 9.9% of the common shares outstanding on the date of the investment agreement, (b) a sale of equity of a newly created subsidiary to an individual or group of individuals in an amount not to exceed 50% of the equity of such newly created subsidiary, or 50% of our ownership interest in such newly created subsidiary if it is a joint venture, or (c) a public sale of common shares.

         On May 15, 2000, the 5,000,000 warrants, entitling the holder to purchase 2,500,000 common shares at an exercise price of CAD$2.00 (as described above), were exercised resulting in gross proceeds to us of CAD$5,000,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the Investors

         On June 30, 1997, each of The Liverpool Limited Partnership and Westgate International, L.P. loaned us US$500,000 in exchange for executed convertible promissory notes. The notes carried an interest rate of five percent (5%) per annum. The outstanding principal balance and all accrued interest on the notes was convertible at any time and from time to time by the Investors for common shares at an initial conversion price of US$1.00 per share (as adjusted to reflect the 5-1 stock split). In connection with the loans, we issued to the Investors warrants to purchase 200,000 shares of our common shares at a purchase price of $1.00. These notes were converted into common shares in May 1998 as described below.

         The notes were executed and delivered by us pursuant to a certain convertible note purchase agreement, dated as of June 30, 1997, with the Investors. Our obligations under the notes were secured by a pledge of the capital stock of our subsidiaries pursuant to a pledge agreement, dated as of the same date, with the Investors. In addition, the common shares issued upon conversion of the notes are entitled to the benefits of the registration rights set forth in a registration rights and qualification rights agreement, dated as of the date of the notes, with the Investors.

         On February 9, 1998, we received a second loan of U.S.$250,000 each from the Investors, and executed additional convertible promissory notes with the Investors. The second notes carried an interest rate of five percent (5%) per annum. The outstanding principal balance and accrued interest on the Second notes was convertible at any time and from time to time by the Investors for common shares at an initial conversion price of U.S. $1.00 per share. The second notes were converted into common shares in May 1998 as described below.

         Effective May 19, 1998, we closed a transaction with the Investors pursuant to the terms of the investment agreement. The investment agreement provided for the purchase by the Investors of 5,000,000 units.

         The investment agreement provided that each Investor would convert the outstanding principal balance and all accrued and unpaid interest under the notes into 1,550,959 common shares effective as of the Closing Date, and that the notes, the existing registration rights agreement and the pledge agreement would be canceled.

         Pursuant to the investment agreement, we granted the Investors a right of first refusal with respect to any capital raising transaction or series of transactions involving us or any subsidiary, other than any Permitted Equity Investment. See - Options to Purchase Securities from Registrant or Subsidiaries - Other Rights to Purchase Securities.

         Pursuant to the investment agreement, the Investors entered into a Voting and Disposition Agreement. The voting agreement provided that at any time on or after the closing date, the Investors had the right to nominate two individuals to the board of directors, subject only to regulatory approval, and we would take all necessary action to effect the appointment of such individuals to our board of directors. The Investors also entered into a second registration rights agreement covering the units.

Option to Acquire Shares and Warrants issued to the Investors

         Red Reef Limited, a British Virgin Islands company, has been granted an option by the Investors to acquire up to 1,000,000 common shares (the "Share Option") and up to 1,000,000 Warrants (the "Warrant Option") issued as units in conjunction with the May 1998 private placement under certain conditions. These conditions include an effective registration under the united States Securities Act of 1933 for the resale of the securities and the common shares being listed for trading on The NASDAQ National Market System or SmallCap System.

         The Share Option is exercisable at $6.00 as to 500,000 common shares and $9.00 as to 500,000 common shares on or before May 19, 2001 and May 19, 2002, respectively, or such earlier date as may be determined under the Share Option. The Warrant Option was exercisable as to 900,000 Warrants at $0.05, 800,000 Warrants at $1.00 and 800,000 Warrants at $2.00. The Warrants issuable upon exercise of the Warrant Option were exercisable at a price of $2.00 per common share.

         Red Reef subsequently granted options over the common shares underlying the Warrants to approximately thirteen members of our management and staff including Messrs. Speakman, Harman and Yewdall.

Exercise of Warrants Option and Warrants

         As described above under "Other Rights to Purchase Securities", the 5,000,000 outstanding warrants were exercised on May 15, 2000, resulting in the issuance by us of 2,500,000 common shares and receipt by us of proceeds of CAD $5,000,000.

         The exercise of the warrants was completed pursuant to the terms of an agreement among the Investors, Red Reef and us, whereby the warrant option was exercised on a cash-less basis, simultaneously with the exercise of the warrants. As a result, a total of 1,569,375 common shares were issued to Red Reef and a total of 930,625 common shares were issued to the Investors.

         The agreement also provides that we shall use our best efforts to obtain a listing of its shares on The NASDAQ National Market System or SmallCap Exchange, and file a registration statement and register the securities held by the Investors with the Securities and Exchange Commission. We are required to pay to the Investors certain penalties in the event that these securities held by the Investors have not been registered on or before August 31, 2000. The parties are in discussion regarding a waiver of these penalties.

         The parties to the agreement agreed to the vote their shares and to do such things, in the manner necessary to affect the election and/or appointment of two nominees of the Investors to our board of directors.

         We believe that the terms of these transactions were completed on terms no less favorable than those available from unrelated parties.

Corporate Governance

         Pursuant to the Business Corporations Act (Alberta), any of our directors or officers who is party to a material contract or proposed material contract with us, or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with us, must disclose in writing to the board or request to have entered in the minutes of meetings of directors, the nature and extent of his interest.

         Any director having such a material interest shall not vote on any resolution to approve the contract, unless the contract is:

  an arrangement by way of security for money lent to or obligations undertaken by him, or by a body corporate in which he has an interest, for our benefit.

  a contract relating primarily to his remuneration as a director, officer, employee or agent;

  a contract for indemnity or insurance, or a contract with an affiliate.

         If a director or officer fails to disclose his interest in a material contract, the Court of Queens Bench of Alberta may, on our application or a shareholder, set aside the contract on any terms it deems fit.

         We believe that we have implemented internal corporate governance procedures which adequately protect shareholders against our entering into transactions with affiliated parties on less than commercially acceptable terms. In addition to adhering to the provisions of the Business Corporations Act (Alberta), which apply in respect of conflicts of and the Policies of The Canadian Venture Exchange, as they pertain to non-arms length transactions, the board of directors has been organized such that the majority of our members are outside directors to ensure that all matters brought before the board receive consideration independent of inside directors. All proposed transactions with an affiliated party, regardless of the size of the transaction, must be brought before the board for consideration and approval. Members of the board, as a matter of corporate policy, are entitled to engage independent professional advisors in respect of any such matter brought before the board of directors.

MAJOR SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 9, 2001 by each person who, to our knowledge, beneficially owned more than 10% of the common shares.

=============================================== ================================= =============================

         Name and Place of Residence             Number of common shares Owned     Percentage of Outstanding
                                                    or Controlled as at the              common shares
                                                         Effective Date
----------------------------------------------- --------------------------------- -----------------------------
----------------------------------------------- --------------------------------- -----------------------------

CDS & Co. (1)                                              5,984,668                         26.7%
NCI Account
25 The Esplanade
P.O. Box 1038, Station A
Toronto, Ontario
M5W 1G5
----------------------------------------------- --------------------------------- -----------------------------

Westgate International, L.P. (2)                           3,275,480                         14.6%
c/o Midland Bank Trust
Corporate Cayman Limited
P.O. Box 1109
Mary St.
Grand Cayman, Cayman Islands
----------------------------------------------- --------------------------------- -----------------------------

The Liverpool Limited Partnership (2)                      3,275,479                         14.6%
c/o A S & K Services Ltd.
P.O. Box HM 1179
Hamilton Bermuda, HMEX
=============================================== ================================= =============================

General Instrument Corporation                             3,220,000                         13.0%
101 Tournament Drive
Horsham, PA  19044
=============================================== ================================= =============================

         (1) CDS & Co. is a depository/intermediary. The identity of the beneficial shareholders of these securities is not known to us.

         (2) Information as to beneficial ownership has been provided to us by these beneficial shareholders. The general partners of these beneficial shareholders are Hambledon, Inc. and Liverpool Associates, Ltd., respectively. We have no information as to the identity of the limited partners of these entities.

DESCRIPTION OF SECURITIES

         We have an authorized capital consisting of an unlimited number of common shares of which 22,382,492 are issued and outstanding as of the date of this prospectus.

         The holders of common shares are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common shares are entitled to receive dividends when, as and if declared by the board of directors in its discretion, out of funds legally available therefor. In the event of liquidation, dissolution, or winding up, the holders of common shares are entitled to share ratably in our assets, if any, legally available for distribution to them after payment of our debts and liabilities after provision has been made for each class of stock, if any, having liquidation preference over the common shares. Holders of common shares have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. All of the outstanding common shares are fully paid and non-assessable.

         We are also authorized to issue an unlimited number of non-voting first preferred shares and non-voting second preferred shares. The preferred shares are issuable with such rights, preferences, maturity dates and similar matters as the board of directors may from time to time determine without any further vote or action by our stockholders. No preferred shares are currently outstanding.

SELLING SECURITY HOLDERS

         All of the common shares offered by this Prospectus are being sold for the account of the selling security holders identified in the following table.

         The selling security holders are offering for sale an aggregate of 13,611,044 common shares which includes 2,624,730 common shares issuable upon exercise of outstanding warrants.

         The following table sets forth the number of shares being held of record or beneficially (to the extent known by us) by such selling security holders and provides (by footnote reference) any material relationship we have with such Selling Security Holder, all of which is based upon information currently available to us.

         The shares offered by the selling security holders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

                                                                                        SHARES TO BE BENEFICIALLY
                                            SHARES BENEFICIALLY OWNED                     OWNED AFTER OFFERING
                                                PRIOR TO OFFERING
-----------------------------------------------------------------------------------------------------------------

                                           NUMBER OF                         SHARES      NUMBER OF
                                           SHARES(1)                         BEING        SHARES
NAME                                                     PERCENT(2)          OFFERED                   PERCENT(2)
-----------------------------------------------------------------------------------------------------------------

The Liverpool Limited Partnership          465,313            2.1%            465,313       0             0
c/o AS&K Services, Ltd.
P.O. Box HM 1179
Hamilton, Bermuda

The Liverpool Limited Partnership        3,275,479           14.6%          3,275,479       0             0
c/o AS&K Services, Ltd.
P.O. Box HM 1179
Hamilton, Bermuda

The Liverpool Limited Partnership          100,000               *            100,000       0             0
c/o Stonington Management Corporation
715 5th Avenue, 35th Floor
New York, NY  10019

Westgate International, LP               3,275,480           14.6%          3,275,480       0             0
c/o Midland Bank Trust Corporation
Cayman Limited
P.O. Box 1109
Mary Street
Grand Cayman
Cayman Islands

Westgate International, LP                 465,312            2.1%            465,312       0             0
c/o Midland Bank Trust Corporation
(Cayman) Limited
P.O. Box 1109 Mary Street
Grand Cayman
British West Indies

Westgate International LLP                 100,000               *            100,000       0             0
c/o Stonington Management Corporation
Subtotal Elliott Associates
715 5th Avenue, 35th
New York, NY  10019

Thomas K. Barad                             10,000               *             10,000       0             0
11065 Sunset Blvd.
Los Angeles, CA  90049

Beljam Holdings Ltd.                        35,000               *             35,000       0             0
8665 Wilshire Blvd.
Suite 200
Beverly Hills, CA  90211

Capital Technologies Pty. Ltd.              20,000               *             20,000       0             0
Level 18 Central Park
152-158 St. Georg'e Terrace
Perth 6000
Western Australia

Louis Dicriscio                             40,000               *             40,000       0             0
6 Dispatch Dr.
Washington Crossing, PA  18977

Fragrant Harbour Superannuation Fund        20,000               *             20,000       0             0
32 Macrossan Street, Suite 134
Brisbane Old, Australia 4000

Guren Family Trust                          10,000               *             10,000       0             0
12720 Hanover Street
Los Angeles, CA   90049

Ann Daly Gustafson and John Gustafson       20,000               *             20,000       0             0
2040 E. Live Oak Drive
Los Angeles, CA  90049

General Instrument Corporation           3,220,000           13.0%          3,220,000       0             0
101 Tournament Drive
Horsham, PA  19044

Daniel D. Lucas & Mary Jo Lucas              3,000               *              3,000       0             0
28618 Forest Meadow Place
Castaic, CA  91384

Robert M. Schwartz & Karen Breslow, as      20,000               *             20,000       0             0
Trustees of the Schwartz Breslow Trust
Dated 9/9/199
1999 Avenue of the Stars #700
Los Angeles, CA  90067

Edgar Bernard Richards                      60,000               *             60,000       0             0
76 Macdonnell Road #72
Hong Kong

Mark Nathaniel Schwartz                     40,000               *             40,000       0             0
2120 Colorado Avenue, Suite 100
Santa Monica, CA  90404

John A. Schoenfeld                           2,000               *              2,000       0             0
2815 Club Drive
Los Angeles, CA  90064

Alan Stern                                  20,000               *             20,000       0             0
602 S. Hudson Avenue
Los Angeles, CA  90005

Strong River Investments, Inc.             400,000            1.8%            400,000       0             0
Gonzales-Ruiz & Aleman BVI Limited
Wickhams Cay/Vasterpool Plaza
P.O. Box 873
Road Town Tortolla, BI

Christopher Michael Yewdall                  5,000               *              5,000       0             0
Polebrook Mens Spinney Drive
Kirby Grange, Botcheston Lekestershire
LE9 9FG  United Kingdom

Diane Zack & Howard Zack                     2,000               *              2,000       0             0
99 Mt. Tiburon Road
Tiburon, CA  94920

Banco Del Gottardo                         800,000            3.5%            800,000       0             0
Viale Franscini
6900 Lusano
Switzerland

Tarville International Ltd.                 20,000               *             20,000       0             0
c/o LGT Bank in Liechtenstein
F1-9490 Vaduz
Herrengasse 12
Principality of Liechtenstein

Smallcaps Online Group LLC                  20,000               *             20,000       0             0
1285 Avenue of the Americas
35th Floor
New York, NY  10019

Eric E. Dillon                             586,510            2.6%            586,510       0             0
425 Pike Street
Suite 600
Seattle, WA   98101

Leigh Carter Revocable Trust               117,302               *            117,302       0             0
P.O. Box 13418
Akron, OH   44334

Mees Pierson (Cayman) Ltd. as Trustees     399,996            1.8%            399,996       0             0
of Sofaer Funds/SCI Global Hedge Fund
C/o Sofaer Global Research (HK)
22/F Entertainment Building
30 Queen's Road Central
Hong Kong

Baradaran Revocable Trust                   58,652               *             58,652       0             0
Sharyar Baradaran
201 Delfern Drive
Los Angeles, CA  90077

Total                                   13,611,044                         13,611,044

_____________________

(*)        Less than 1%

         (1)     As to each shareholder, includes outstanding common shares as well as common shares issuable upon conversion of the options or warrants, as applicable.

         (1)     Calculated in accordance with Rule 13d-3 under the Exchange Act.

PLAN OF DISTRIBUTION

         The selling security holders are offering common shares for their own account, and not for our account. We will not receive any proceeds from the sale of the common shares by the selling security holders.

         The common shares may be sold from time to time by the selling security holders or by their pledges, donees, transferees or other successors in interest. Such sales may be made on the exchange or market upon which the shares trade at the time, the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

         The common shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling security holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. We will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The selling security holders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Regulation M thereunder.

CERTAIN CANADIAN, UNITED STATES AND AUSTRALIAN INCOME TAX CONSIDERATIONS

Canadian Taxation Issues

         The following is a summary of the principal Canadian federal income tax considerations generally applicable in respect of the common shares. The tax consequences to any particular holders of common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdiction in which that holder is subject to taxation, the place where that holder is resident and, generally, according to that holder's particular circumstances.

         This summary is applicable only to holders who are resident in the United States, have never been resident in Canada, hold their common shares as capital assets and will not use or hold the common shares in carrying on business in Canada.

         The following general discussion in respect of taxation is based upon our understanding of the rules. No opinion was requested by us or provided by our auditors and lawyers.

         Generally, dividends paid by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25% of the gross amount of such dividends. However, Article X of the tax treaty between Canada and the United States reduces to 15% the withholding tax on the gross amount of dividends paid to residents of the United States. A further reduction in the withholding tax rate on the gross amount of dividends to 5% for dividends paid in 1997 and thereafter where a United States corporation owns at least 10% of the voting stock of the Canadian corporation paying the dividends.

         A non-resident who holds common shares as a capital asset will not be subject to taxes on capital gains realized on the disposition of such common shares unless such common shares are "taxable Canadian property" within the meaning of the Income Tax Act (Canada) and no relief is afforded under any applicable tax treaty. The common shares would be taxable Canadian property of a non-resident if, at any time during the five year period immediately preceding a disposition by the non-resident of such common shares not less than 25% of the issued shares of any class belonged to the non-resident, the person with whom the non-resident did not deal at arm's length, or to the non-resident and any person with whom the non-resident did not deal at arm's length. Article XIII of the tax treaty between Canada and the United States provides relief from Canadian tax on capital gains from the sale of common shares which are "taxable Canadian property" unless the person who disposes of the common shares:

         a)          was resident in Canada for 120 months in the 20 years preceding the disposition;

         b)          was resident in Canada at any time in the 10 years preceding the disposition; and

         c)          he common shares were owned at the time the person ceased to be resident in Canada.

United States Federal Income Tax Consequences

         The following is a general discussion of certain United States federal income tax consequences that may apply to a "U.S. Holder" (as defined below) of common shares. This discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder (the "Regulations"), published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS, and court decisions that are currently applicable, any or all of which could materially and adversely change at any time, possibly on a retroactive basis. In addition, the discussion does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied at any time, possibly on a retroactive basis. The following discussion is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of common shares. No opinion was requested by us, or is provided by our lawyers and/or auditors, with respect to the United States federal income tax consequences described in the following discussion. Accordingly, holders and prospective holders of common shares should consult their own tax advisors about the United States federal, state, local and foreign tax consequences of purchasing, owning, and disposing of common shares.

U.S. Holders

         As used herein, a "U.S. Holder" includes a holder of common shares who is a citizen or resident of the United States, a corporation, partnership, or certain other entities created or organized in or under the laws of the United States or of any political subdivision thereof, certain defined trusts and estates, and any other person or entity whose ownership of common shares is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of Federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of common shares is not effectively connected with the conduct of a trade or business in the United States. Also shareholders who acquired their stock through the exercise of employee stock options or otherwise as compensation may be taxed differently than described below.

Distributions on common shares

         U.S. Holders receiving dividend distributions (including constructive dividends) with respect to common shares are required to include in gross income for United States federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's United States federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder's United States federal taxable income by those who itemize deductions. (See the detailed discussion at "Foreign Tax Credit" below). To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to the U.S. Holder's adjusted basis in the common shares (and not subject to tax) and thereafter as gain from the sale or exchange of the common shares (which generally is taxable as capital gains). Preferential tax rates for long-term capital gains may apply to certain U.S. Holders who satisfy minimum holding period and other requirements. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation.

         Dividends paid on the common shares generally will not be eligible for the dividends-received deduction available to corporations receiving dividends from certain United States corporations. A U.S. Holder which is a corporation may, under certain circumstances, be entitled to a 70% deduction of the United States source portion of dividends paid by us (unless we qualify as a "foreign personal holding company" or a "passive foreign investment company," as defined below) if such U.S. Holder owns shares representing at least 10% of our voting power and value. The availability of this deduction is subject to several complex limitations which are beyond the scope of this discussion.

Foreign Tax Credit

         A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of common shares may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Furthermore, a U.S. Holder which is a domestic corporation may claim a deemed paid foreign tax credit based on the underlying income taxes paid by us.

         Generally, it will be more advantageous to claim a credit because a credit reduces United States federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. This election is made on a year-by-year basis and applies to all foreign income taxes (or taxes in lieu of income tax) paid by (or withheld from) the U.S. Holder during the year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's United States federal income tax liability that the U.S. Holder's foreign source income bears to his/her or our worldwide taxable income. In the determination of the application of this limitation, the various items of income and deduction must be allocated to foreign and domestic sources. Complex rules govern this allocation process. There are further limitations on the foreign tax credit for certain types of income such as "passive income," "high withholding tax interest," "financial services income," "shipping income," and certain other classifications of income. The availability of the foreign tax credit, the deemed paid foreign tax credit, and the application of the limitations on the credit are fact-specific and holders and prospective holders of common shares should consult their own tax advisors regarding their individual circumstances.

Disposition of common shares

         A U.S. Holder will recognize gain or loss upon the sale of common shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder's tax basis in the common shares. This gain or loss will be capital gain or loss if the common shares are a capital asset in the hands of the U.S. Holder, which will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder. Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year. Deductions for net capital losses are subject to significant limitations. For U.S. Holders who are individuals, any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.

Australian Taxation Issues

         Our shareholders are not directly subject to any Australian income taxes, however, we are subject to the following tax laws related to our Australian subsidiaries.

         Our Australian subsidiaries will be assessed separately to Australian income tax on all income sourced worldwide. The Australian tax year runs from July 1 to June 30, however permission can be sought for a substituted tax year to coincide with the tax year of an overseas holding company. Trading profits and other income of the subsidiaries is taxable at the rate of 34%. The Federal Government of Australia is presently considering introducing a goods and services tax ("GST") which, if introduced, may coincide with a reduction in the corporate rate of income tax, but will increase the tax expense for the subsidiaries of goods and services consumed by them. Capital gains are taxed at the ordinary company income tax rate. Dividends paid by our Australian subsidiaries will be free from dividend withholding tax in Australia only to the extent that the relevant subsidiary has paid Australian tax on profits from which the dividends are paid (called "franked" dividends). Where a dividend paid by the relevant subsidiary is not "franked", a 15% withholding tax is payable under the Canada-Australia double tax treaty provided that we do not maintain a permanent establishment in Australia or a fixed base for the performance of independent personal services and the holding giving rise to the dividend is "effectively connected" with the permanent establishment or fixed base.

         The trading losses of the subsidiaries incurred in the 1989/1990 financial year and subsequent years can be carried forward indefinitely and offset against future assessable income provided that the subsidiaries satisfy at least one of the tests of continuity of more than 50% of shareholding and control or continuity of carrying on the same business.

         Since we hold more than 15% of the equity, control or income of the subsidiaries any interest bearing loans made by us to the subsidiaries must not exceed the ratio of 2:1 debt/equity or the subsidiaries will be denied a tax deduction for interest paid on the debt to the extent that the ratio is exceeded. Australian withholding tax on interest is at the rate of 10%.

         Intercompany pricing rules apply to enable the Australian Commissioner of Taxation to adjust prices, with respect to underpriced receivables from foreign associates of Australian companies and overpriced revenue payable to such associates, back to arms length prices.

         Companies are assessed for Australian income tax separately notwithstanding that they are part of a group of companies however intergroup losses can be transferred where there is 100% common ownership of the Australian resident companies by an ultimate corporate shareholder throughout the period of the relevant year or years of income.

Other Considerations

         In the following four circumstances, the above sections of the discussion may not describe the United States federal income tax consequences resulting from the holding and disposition of common shares. However, on the basis of (a) the number of shareholders of our common shares, (b) the majority ownership of our shares by Canadian and other non-U.S. residents, and (c) the fact that the majority of our assets are actively managed (not passively held), we believe that we are neither a "Foreign Personal Holding Company," "Foreign Investment Company," "Passive Foreign Investment Company," nor a "Controlled Foreign Company." We cannot, however, provide any certainty that we will never be considered one of the aforementioned entities.

Foreign Personal Holding Company

         If at any time during a taxable year more than fifty percent (50%) of the total combined voting power or the total value of our outstanding shares is owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States, and sixty percent (60%) or more of our gross income for such year was derived from certain passive sources (e.g. in certain cases dividends received from our subsidiaries), we would be treated as a "foreign personal holding company" for United States federal income tax purposes. In that event, U.S. Holders that hold common shares would be required to include in gross income for such year their allocable portions of our taxable income to the extent we do not actually distribute such income.

Foreign Investment Company

         If fifty percent (50%) or more of the combined voting power or total value of our outstanding shares is held, actually or constructively, by citizens or residents of the United States, United States domestic partnerships or corporations, or estates or trusts (as defined by Code Section 7701(a)(30)), and we are found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest therein, it is possible that we might be treated as a "foreign investment company" as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging common shares to be treated as ordinary income rather than capital gains.

Passive Foreign Investment Company

         As a foreign corporation with U.S. Holders, we could potentially be treated as a passive foreign investment company ("PFIC"), as defined in Section 1297 of the Code, depending upon the percentage of our income which is passive, or the percentage of our assets which are held for the purpose of producing passive income.

         The rules governing PFICs can have significant tax effects on U.S. shareholders of foreign corporations. Section 1297(a) of the Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) seventy-five percent (75%) or more of our gross income is "passive income", which generally includes interest, dividends, rents and royalties or (ii) the average percentage, by fair market value (or, if we are a controlled foreign corporation or make an election, by adjusted tax basis), of our assets that produce or are held for the production of "passive income" is fifty percent (50%) or more. The taxation of a U.S. shareholder who owns stock in a PFIC is extremely complex and is therefore beyond the scope of this discussion. U.S. persons should consult with their own tax advisors with regard to the impact of these rules.

Controlled Foreign Corporation

         If more than fifty percent (50%) of the voting power or the value of all classes of stock are owned, directly or indirectly, by citizens or residents of the United States, United States domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom own 10% or more of the total combined voting power of all classes of our stock ("United States shareholders"), we could be treated as a controlled foreign corporation under Subpart F of the Code.

         This classification would trigger the application of many complex tax consequences including the required inclusion by such United States shareholders in income of their pro rata share of our "Subpart F income" (as specifically defined by the Code) and our earnings invested in U.S. property. In addition, under Section 1248 of the Code, gain from the sale or exchange of common shares by a U.S. person who is or was a United States shareholder (as defined above) at any time during the five-year period ending with the sale or exchange may be treated as ordinary dividend income to the extent of our earnings and profits attributable to the stock sold or exchanged. Because of the complexity of Subpart F and Section 1248, and because it is not clear that we are a controlled foreign corporation, a more detailed review of these rules is outside of the scope of this discussion.

LEGAL MATTERS

         The validity of the common shares offered hereby has been passed upon for us by Armstrong Perkins Hudson, LLP, Calgary, Alberta. Certain legal matters as to U.S. law have been passed upon by Hodgson Russ LLP, Toronto, Ontario and Buffalo, New York.

EXPERTS

         Our financial statements for the fiscal years ended June 30, 2000, 1999 and 1998 included in this prospectus and in the registration statement have been audited by Ernst & Young, Chartered Accountants, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request addressed to the Commission at the Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

DYNAMIC DIGITAL DEPTH INC.

Index To Financial Statements

     Report of Independent Auditors                                                               F-1

     Consolidated Balance Sheets at 30 June 1999 and 2000                                         F-3

     Consolidated Statement of Loss and Deficit for the years ended 30 June 2000, 1999 and 1998   F-4

     Consolidated Statement of Cash Flows for the years ended 30 June 2000, 1999 and 1998         F-5

     Notes to and forming part of the Financial Statements                                        F-6

     Consolidated Balance Sheets for three months ended September 30, 2000 and 1999 (Unaudited)   F-23

     Consolidated Statement of Loss and Deficit for three months ended September 30, 2000 and     F-24
     1999 (Unaudited)

     Consolidated Statements of Cash Flows for three months ended September 30, 2000 and 1999     F-25
     (Unaudited)

     Notes to and forming a part of the Financial Statements for the months ended September 30,   F-26
     2000 and 1999 (Unaudited)

DYNAMIC DIGITAL DEPTH INC.

Index to Financial Statements

Independent Auditors' Report

Consolidated Balance Sheets at June 30, 2000 and 1999

Consolidated Statements of Loss and Deficit for the years ended June 30, 2000, 1999 and 1998

Consolidated Statements of Cash Flow for the years ended June 30, 2000, 1999 and 1998

Notes to Consolidated Financial Statements

Auditors' Report

To the Shareholders of
Dynamic Digital Depth Inc.

We have audited the consolidated balance sheets of Dynamic Digital Depth Inc. as at June 30, 2000 and 1999 and the consolidated statements of loss and deficit and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at June 30, 2000 and 1999 and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 2000 in accordance with accounting principles generally accepted in Canada.

Accounting principles generally accepted Canada vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected consolidated shareholder's equity as at December 31, 2000 and 1999, and the consolidated results of operations for each of the three years in the period ended June 30, 2000, to the extent summarized in note 19 to the consolidated financial statements.

Perth, Australia
November 16, 2000

Ernst & Young
Chartered Accountants

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated November 16, 2000 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.

Perth, Australia
January 12, 2001

Ernst & Young
Chartered Accountants

Dynamic Digital Depth Inc.
(Incorporated under the laws of Alberta)

CONSOLIDATED BALANCE SHEETS
(See Nature of Business and Basis of Presentation - Note 1)

As at June 30
                                                                       2000             1999
                                                                       $CAD             $CAD
                                                                     -----------------------------------
ASSETS

Current

Cash                                                                   4,092,627      3,768,936
Accounts receivable                                                      134,552         72,626
Security deposits and prepayments                                         66,369        199,017
                                                                     --------------------------
                                                                       4,293,548      4,040,579

Deposits                                                                      -         508,508
Building units held for sale (note 3)                                  1,122,920              -
Capital assets (note 4)                                                2,533,303        684,527
Patents (note 5)                                                         666,090        472,358
Restricted Cash (note 7)                                                 511,508              -
                                                                     --------------------------
                                                                       9,127,369      5,705,972
                                                                     --------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current

Accounts payable and accrued liabilities                                 571,051        330,478
Current portion of obligation under capital leases (note 10)              64,173         43,655
Short-term debt (note 8)                                                 490,435              -
                                                                     --------------------------
                                                                       1,125,659        374,133
                                                                     --------------------------
Obligation under capital leases (note 10)                                158,501         63,594
Commitments and Contingencies (note 10)
Shareholders' equity

Share capital (notes 11, 13 and 18)                                   27,532,331     17,483,622
Deficit (notes 13 and 18)                                            (19,337,156)   (12,375,137)
Cumulative translation adjustment                                       (351,966)       159,760
                                                                     --------------------------
                                                                       7,843,209      5,268,245
                                                                     --------------------------
                                                                       9,127,369      5,705,972
                                                                     --------------------------

Dynamic Digital Depth Inc.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

Year ended June 30

                                                              2000              1999             1998
                                                              $CAD              $CAD             $CAD
                                                              ----------------------------------------------

Revenue
Technology revenue                                            274,629           29,545           299,099
Grant Income                                                       -                -            31,114
Interest income                                               144,489           110,583          31,321
Other                                                         19,305            58,698           6,531
                                                              ----------------------------------------------
                                                              438,423           198,826          368,065

Expenses
Amortisation - capital assets                                 448,473           115,667          34,100
Amortisation - patent costs                                   20,047            21,563           8,125
General and administrative (note 12)                          4,112,533         2,280,180        1,510,458
Interest - promissory notes                                   -                 -                264,633
Interest - borrowings                                         72,910            -                -
Market development                                            54,577            210,023          306,324
Project costs                                                 177,435           18,803           32,883
Salaries and wages                                            2,514,467         1,023,180        468,435
Development costs                                             -                 2,595,619        -
                                                              ----------------------------------------------
                                                              7,400,442         6,265,035        2,624,958
                                                              ----------------------------------------------
Loss before income taxes (note 15)                            (6,962,019)       (6,066,209)      (2,256,893)
Provision for income taxes (note 15)                          -                 -                -
                                                              ----------------------------------------------
Net loss                                                      (6,962,019)       (6,066,209)      (2,256,893)
                                                              ----------------------------------------------
Deficit, beginning of year                                    (12,375,137)      (5,830,182)      (3,573,289)
                                                              ----------------------------------------------
Prior period adjustment (note 13)                             -                 (478,746)        -
                                                              ----------------------------------------------
Adjusted deficit, beginning of year                           (12,375,137)      (6,308,928)      (3,573,289)
                                                              ----------------------------------------------
Deficit, end of year                                          (19,337,156)      (12,375,137)     (5,830,182)

Loss per share (note 11)                                      (0.37)            (0.38)           (0.21)
                                                              ----------------------------------------------
Weighted average number of shares outstanding                 18,825,133        15,846,239       10,608,563
                                                              ---------------------------------------------

See accompanying notes

Dynamic Digital Depth Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended June 30

                                                              2000              1999             1998
                                                              $CAD              $CAD             $CAD
                                                              ----------------------------------------------

Operating Activities
Net loss                                                      (6,962,019)       (6,066,209)      (2,256,893)
Add item not requiring a cash payment
         Amortisation                                         468,520           95,790           42,225
         Loss on disposal of building                         22,967            -                -
         Write off patent costs capitalised
                 in prior years                               92,697            -                -
         Development costs written off                        -                 2,595,619        27,411
         Interest imputed on promissory notes                 -                 -                215,350
Net change in non-cash working capital (note 9)               311,295           (413,095)        67,047
                                                              ------------------------------------------------
                                                              (6,066,540)       (3,787,895)      (1,904,860)
                                                              ------------------------------------------------
Investing Activities
Purchase of capital assets (note 9)                           (2,771,121)       (340,559)        (164,188)
Proceeds of sale of capital assets                            -                 -                8,209
Application of deposit (note 9)                               -                 (508,508)        -
Patent costs                                                  (365,195)         (192,882)        (122,033)
Development costs incurred                                           -          (780,562)        (486,450)
                                                              ------------------------------------------------
                                                              (3,136,316)       (1,822,511)      (764,462)
                                                              ------------------------------------------------
Financing Activities
Proceeds from issuance of share capital for cash              10,048,709        2,681,837        7,753,638
Proceeds from short-term borrowings (note 9)                  141,510           -                -
Proceeds from issuance of promissory notes                    -                 -                698,679
Capital lease principal reductions (note 9)                   (109,184)         (51,442)         (66,815)
Restricted cash                                               (511,508)         1,727,660        (1,727,660)
                                                              ------------------------------------------------
                                                              9,569,527         4,358,055        6,657,842
                                                              ------------------------------------------------
Foreign exchange (loss)/gain on cash held in                  (42,980)          15,114           (16,465)
    foreign currency
                                                              ------------------------------------------------
Net increase/(decrease) in cash                               323,691           (1,237,237)      (3,972,055)
Cash, beginning of year                                       3,768,936         5,006,173        1,034,118
                                                              ------------------------------------------------
Cash, end of year                                             4,092,627         3,768,936        5,006,173
                                                              ------------------------------------------------

See accompanying notes

Development costs incurred during the year include $nil depreciation (1999: $41,440, 1998: $75,388) which is a non-cash movement.

Included in the net loss is interest paid on short-term debt during the year of $43,491 (1999 and 1998: $nil).

Dynamic Digital Depth Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

The Company, through its wholly owned subsidiaries, Dynamic Digital Depth Australia Pty Ltd, Dynamic Digital Depth Research Pty Ltd, Dynamic Digital Depth USA Inc. and Dynamic Digital Depth TV Inc., specializes in the business of 3D technology. Its patented technologies enable the creation and development of 2D compatible 3D content; mass distribution through the internet, personal computer, television and movies; and the integration of 3D content with glasses-free displays.

The consolidated financial statements include the accounts of Dynamic Digital Depth Inc. ("DDD") and its wholly owned subsidiaries Dynamic Digital Depth Australia Pty. Ltd. ("Australia"), Dynamic Digital Depth Research Pty. Ltd. ("Research") and Dynamic Digital Depth USA Inc. ("USA"). The consolidated financial statements are presented in Canadian dollars ($CAD) unless otherwise specified.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realisation of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has not attained commercial production and has incurred a significant deficit to June 30, 2000. The ability of the Company to continue as a going concern is dependent on obtaining additional capital to support development activities and ultimately on obtaining satisfactory commercial production levels in order to produce a positive cash flow and/or raise future share capital.

The outcome of these matters cannot be predicted at this time. These financial statements do not give effect to any adjustment to the classifications and amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates and approximations that have been made using careful judgment. The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarised below.

Revenue recognition

Technology revenue from the granting of licenses under license agreements in specific geographical areas is recognised in full in the year in which the license is granted. Technology revenue from conversion services is recognised in full in the period in which the service or goods are provided.

Revenue from government research and development grants is recognised in full in the period in which it is received.

Management does not anticipate an impact of SAB 101 on their financial statements.

Building

The building is carried in the accounts at the lower of cost and fair market value. No amortisation is taken due to the intention to sell the building within one year.

Capital assets

Capital assets are carried in the accounts at cost less amortisation. Amortisation is calculated on a straight-line basis over their estimated useful lives as follows:

Furniture and fixtures	4 to 7 years
Office equipment	3 to 7 years
Equipment under capital lease	3 to 7 years
Technical equipment	3 to 7 years
Automotive equipment	7 years
Leasehold improvements	Over the term of the underlying leases
Website	20 years

Leased assets that transfer substantially all of the benefits and risks of ownership related to the leased asset from the lessor to the lessee are accounted for as a capital lease. Under a capital lease, the asset is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed using the straight- line method over the lesser of the remaining lease term and economic life. The lease agreements have an implicit interest rate varying between 5.75% and 11.68%.

Patents, research and development costs

Costs relating to acquiring and establishing patents in 3D television and related areas, such as the conversion to 3D of existing 2D film and video material, auto-stereoscopic 3D computer displays, 3D video arcade game displays, 3D viewing glasses, 3D special effects software and 3D camera adaptor are recorded at cost and are being amortised over twenty years.

Research costs are expensed as incurred. Development costs that meet specific criteria related to technical, market and financial feasibility are capitalised. Amortisation of development costs will start upon commencement of commercial production. The costs will be amortised on a straight-line basis over a period of three years.

In the event the above costs are determined not to be of continuing benefit to the Company, these amounts will be written off.

Financial instruments

Financial instruments of the Company consist mainly of cash, accounts receivable, accounts payable and accrued liabilities, capital lease obligations and short - term debt. As at June 30, 2000 and 1999, there are no significant differences between the carrying amounts of these instruments, and their estimated fair values.

Measurement uncertainty

The amounts recorded for patents represent accumulated costs and are not intended to reflect present or future values. The recoverability of these amounts is dependent upon the ability of the Company to successfully complete their development and upon future profitable operations and hence are subject to measurement uncertainty and the impact of any adjustment to carrying values on the financial statements of future periods could be material.

Foreign exchange

The Company's Australian and USA subsidiaries are deemed self-sustaining foreign operations for foreign currency translation purposes. Accordingly, assets and liabilities of the subsidiaries are translated at the year-end exchange rate and revenues and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of the subsidiaries are recorded in a "Cumulative Translation Adjustment" account in shareholders' equity.

Taxation

Income taxes are accounted for using the deferral method whereby taxes relating to timing differences between accounting income and taxable income are recorded as deferred income taxes.

Concentrations of credit risk

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, security deposits and receivables. The Company's cash and cash equivalents and security deposits are placed with high quality major Australian, Canadian and American banking institutions, limiting its exposure to credit risk. At 30 June 2000, the receivables balance disclosed on the balance sheet consists of a number of sundry debtors.

Loss per share

Basic loss per share is determined by dividing the operating loss after tax by the weighted average number of common shares outstanding during the financial year.

Stock options

The Company has a stock option plan, which is described in Note 11. No compensation expense is recognized for this plan when stock options are issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital. If stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock options cancelled is charged to retained earnings.

3. BUILDING UNITS HELD FOR SALE

In order to facilitate a long-term tenure of the base for the Australian operations, one of the Company's subsidiaries, Dynamic Digital Depth Australia Pty. Ltd. ("DDDA") exercised an option deed on a building comprising five separately titled Units totalling 1,711 square meters located at 6 Brodie Hall Drive, Technology Park, Bentley, Western Australia. The purchase of the building was completed on October 15, 1999. As ownership of real estate is not considered to be a part of the Company's core business it was always the intention to resell the property, and so, DDDA has sold two Units, including that occupied by the Australian subsidiaries, and is actively seeking purchasers for the remaining Units. Upon selling the Unit occupied by the Australian subsidiaries, DDDA entered into a ten-year lease with the purchaser at an annual rental of A$121,280. It is the intention of the Company to sell the remaining unsold Units as soon as appropriate buyers can be found and it is expected that this will occur prior to December 31, 2001.

4. CAPITAL ASSETS

                                                                       2000
                                                --------------------------------------------------
                                                                   Accumulated     Net Book Value
                                                     Cost         Amortisation
                                                     $CAD             $CAD              $CAD
                                                --------------------------------------------------
Furniture and fixtures                          136,984        31,517              105,467
Office equipment                                144,394        55,445              88,949
Equipment under capital lease                   257,261        38,140              219,121
Technical equipment                             1,336,914      507,857             829,057
Automotive equipment                            78,250         26,924              51,326
Leasehold improvements                          1,327,040      109,872             1,217,168
Website                                         22,215         -                   22,215
                                                --------------------------------------------------
                                                3,303,058      769,755             2,533,303
                                                --------------------------------------------------

                                                                      1999
                                                -------------------------------------------------
                                                                   Accumulated     Net Book Value
                                                     Cost         Amortisation
                                                     $CAD             $CAD              $CAD
                                                --------------------------------------------------
Furniture and fixtures                          68,430         22,647              45,783
Office equipment                                29,508         14,909              14,599
Equipment under capital lease                   271,662        155,792             115,870
Technical equipment                             467,994        174,387             293,607
Automotive equipment                            79,205         30,204              49,001
Leasehold improvements                          174,386        8,719               165,667
                                                --------------------------------------------------
                                                1,091,185      406,658             684,527
                                                --------------------------------------------------

5. PATENTS

                                       2000                                1999
                          ---------------------------------   ---------------------------------
                                              Accumulated                         Accumulated
                                 Cost        Amortisation            Cost         Amortisation
                                 $CAD            $CAD                $CAD             $CAD
                          ---------------------------------   ---------------------------------
Patents                        718,243           52,153             507,534       35,176
                          ---------------------------------   ---------------------------------
Net book value                          666,090                             472,358
                          ---------------------------------   ---------------------------------

Total research and development costs incurred during the year were $1,981,710 (1999: $1,203,224 and 1998: $930,025).

6. PROMISSORY NOTES

In February 1998, the Company issued promissory notes to a value of $US 500,000 convertible at the holders option into common shares on the basis of $US1.00 per share. The notes bore interest at 5% per annum.

The Company has calculated the debt component of the note issue as the present value of the required interest and principal payments discounted at a rate approximating the interest rate that would have been applicable to non-convertible debt at the time of its issuance. The difference between the face amount of the loan and the calculated debt component has been recorded as contributed surplus.

In May 1998, the $US 500,000 of promissory notes together with $US 1,000,000 of notes (issued on June 30, 1997) and interest unpaid on the notes were converted to common shares. The notes were converted on the basis of $US1.00 per share.

7. RESTRICTED CASH

This represents cash held in a deposit account by way of security in association with the lease of Dynamic Digital Depth USA Inc's office premises as per an agreement dated September 17, 1999. Interest is being earned on the amount deposited at the prevailing bank rate over the term of the lease.

8. SHORT-TERM DEBT

The Short-term debt is secured by a first mortgage over the building and registered fixed and floating charge over the assets of Dynamic Digital Depth Australia Pty Ltd. The debt is fully repayable on demand upon the sale of the building units. Interest is charged at the Bank Bill Discount Rate plus 1.50 per cent per annum. The carrying value of the short-term debt approximates the market value.

9. STATEMENT OF CASH FLOWS

During the financial year the net change in non-cash working capital was determined as follows:

                                                                  2000          1999        1998
                                                                  $CAD          $CAD        $CAD
                                                           --------------- ----------- ------------
Increase in accounts receivable                                  (61,926)    (49,112)    (202,655)
Decrease (increase) in security deposits and prepayments          132,648    (62,767)            -
Increase (decrease) in accounts payable and accrued               240,573   (301,216)      269,702
liabilities
                                                           --------------- ----------- ------------
                                                           --------------- ----------- ------------
                                                                  311,295   (413,095)       67,047
                                                           --------------- ----------- ------------

During the financial year the following non-cash transactions occurred:

                                                                 2000          1999        1998
                                                                 $CAD          $CAD        $CAD
                                                            --------------- ----------- -----------
Acquisition  of plant  and  equipment  by way of  capital
lease financing                                                   214,179      15,114     136,712
Acquisition  of building  units  purchased  for resale by                           -           -
way of deposit paid during fiscal 1999                            508,482
Acquisition  of building  units  purchased  for resale by                           -           -
way of short-term borrowings                                    1,944,924
Proceeds   from  sale  of  building   units   applied  in                           -           -
reduction of short-term borrowings                            (1,354,020)
Deferred development costs capitalized                                  -           -      46,688

10. COMMITMENTS AND CONTINGENCIES

The following is a schedule of future minimum lease payments under the capital leases:

                                                               2000          1999
                                                               $CAD          $CAD
                                                           ------------- -------------
2000                                                                  -        51,864
2001                                                             84,376        48,828
2002                                                            111,630        19,032
2003                                                             59,820             -
                                                           ------------- -------------
Total minimum lease payments                                    255,826       119,724
Less amount representing interest                              (33,152)      (12,475)
                                                           ------------- -------------
                                                                         -------------
Present value of minimum lease payments                         222,674       107,249
Less: current portion                                          (64,173)      (43,655)
                                                           ------------- -------------
                                                           ------------- -------------
Long term portion                                               158,501        63,594
                                                           ------------- -------------

The following is a schedule of future minimum lease payments under the operating leases:

                                                               2000          1999
                                                               $CAD          $CAD
                                                           ------------- -------------
2000                                                                  -       212,698
2001                                                            501,530             -
2002                                                            522,965             -
2003                                                            564,400             -
2004                                                            561,568             -
2005                                                            234,798             -
2006                                                            142,625             -
2007                                                            149,756             -
2008                                                            157,244             -
2009                                                            165,106             -
                                                           ------------- -------------
Total minimum lease payments                                  2,999,992       212,698

Total rental expense on operating leases for fiscal 2000 approximated $CAD 411,000 (1999: $CAD 289,000, 1998: $CAD 90,000).

Litigation

a)	In January 1999 Angus Duncan Richards ("Richards") served a notice of dispute on the Company relating to the terms of a Consulting Agreement between the Company and Richards. The dispute is subject to arbitration for which no date has been set. The Company refutes all of the allegations and intends to vigorously defend this matter.
b)	In December 1998 Angus Duncan Richards ("Richards") commenced litigation in Alberta, Canada seeking monetary damages for $CAD 227,500 plus interest and court costs. Richards alleges the Company failed to permit him to exercise options to purchase 182,000 common shares at an exercise price of $1.25 per share based upon the determination that the options had expired (amounts based on post reverse stock split). The Company filed a Statement of Defence in February 1999. The Company refutes all of the allegations and intends to vigorously defend this matter. Richards is now seeking leave of the Court to amend his statement of claim to increase the monetary damages claim to an estimated $CAD 2,402,000 plus punitive damages of $CAD 100,000 plus unqualified additional damages of up to $CAD 1,137,500 less trading commissions plus interest and costs. The court application to make the amendments is set for January 10, 2001, and the lawyers for both parties will be required to file written briefs outlining their positions by mid-December.

11. SHARE CAPITAL

Authorised

        Unlimited number of voting common shares
        Unlimited number of non-voting first and second preferred shares, issuable in series

Issued - Common Shares

                                                                          Number of
                                                                           Shares          $CAD
Balance at June 30, 1998 - common voting shares (notes 13 and 18)         16,348,696     13,934,992
Issued for cash through private placements, net of issuance costs          2,000,000      3,684,327
Issued on exercise of stock options                                          159,470        200,532
Issued on exercise of warrants                                               200,000        293,771
Shares acquired through normal course issuer bid (notes 13 and 18)          (741,174)      (630,000)
Balance at June 30, 1999 - common voting shares                           17,966,992     17,483,622
Issued for cash through private placements, net of issuance costs          1,000,000      4,900,067
Issued on exercise of stock options                                          117,770        160,475
Issued on exercise of warrants                                             2,500,000      4,988,167
Balance at June 30, 2000 - common voting shares                           21,584,762     27,532,331

Stock Options

On November 13, 1998 the Company established a stock option plan for its directors, management, employees and consultants. This plan replaced all earlier plans and allows the Company to grant options for up to ten per cent of the issued and outstanding shares of the Company to a maximum of 3,180,000 common shares. Under the plan the exercise price of each option shall be not less than the price permitted by the stock exchange on which the common shares are then listed. No participant shall be granted an option, which exceeds five per cent of the issued and outstanding shares of the Company. The option period is not to exceed five years from the date the option is granted.

                                                                 2000                                        1999
                                            -------------------------------------------------------------------------------------
                                             Stock options          Weighted-Average        Stock options      Weighted-Average
                                                                  Exercise Price $CAD                        Exercise Price $CAD
                                            -------------------------------------------------------------------------------------
Outstanding at beginning of year               1,100,770                  1.60                 885,540               1.29
Granted                                        1,568,000                  8.45                 400,000               2.15
Exercised                                      (117,770)                  1.36                (159,470)              1.27
Forfeited                                          -                       -                  (25,300)               1.30
                                            -----------------                               --------------
                                            -----------------                               --------------
Outstanding at end of year                     2,551,000                  5.82                1,100,770              1.60
                                            -----------------                               --------------
                                            -----------------                               --------------
Options exercisable at end of year             1,084,230                                          -
                                            -----------------                               --------------

The following table summarizes information about stock options outstanding at June 30, 2000:

                                              Options Outstanding                              Options Exercisable
                                                 Weighted-Average   Weighted-Average        Number        Weighted-Average
Range of Exercise Prices   Number Outstanding     Remaining Life     Exercise Price     Exercisable at     Exercise Price
          $CAD              at June 30, 2000         - years              $CAD           June 30, 2000          $CAD
1.00 to 3.00                    1,027,000              1.93               1.67              174,230             2.38
4.00 to 6.00                     614,000               4.54               5.16              205,000             5.11
7.00 to 9.00                     130,000               4.61               7.11              25,000              7.11
10.00 to 13.00                   780,000               4.74              11.59              680,000             11.51
------------------------- ---------------------- ----------------- ------------------- ------------------ ------------------
------------------------- ---------------------- ----------------- ------------------- ------------------ ------------------
1.00 to 13.00                   2,551,000              3.01               5.82             1,084,230            8.73
------------------------- ---------------------- ----------------- ------------------- ------------------ ------------------

Warrants

In connection with private placements during fiscal 2000, the Company issued 1,000,000 share purchase warrants with options to purchase common shares on a 1:1 basis at a price of $CAD5.50 per share. 140,000 of these warrants expire on December 21, 2001 and the balance expires on February 1, 2002.

In connection with the private placement referred to above the Company by way of a financial advisor's fee issued 20,000 share purchase warrants with options to purchase common shares on a 1:1 basis at a price of $CAD5.50 per share. These warrants expire on February 1, 2002.

In connection with private placements during fiscal 1999, the Company issued 1,500,000 share purchase warrants with options to purchase common shares on a 1:1 basis at a price of $CAD3.50 from June 17, 1999 to June 17, 2000, or $CAD4.50 from June 17, 2000 to June 17, 2001, or $CAD 5.50 from June 17, 2001 to June 17, 2002.

In connection with private placements during fiscal 1998, the Company issued 5,000,000 share purchase warrants with options to purchase common shares on a 2:1 basis at a price of $CAD2.00 per share. On May 18, 2000, these share purchase warrants with options to purchase common shares on a 2:1 basis were exercised.

12. RELATED PARTY TRANSACTIONS

Consulting and legal fees of $149,842 (1999 - $35,436, 1998: $145,147) were paid by the Company to entities whose directors are also directors of the Company or of one of its subsidiaries.

13. PRIOR PERIOD ADJUSTMENT

During 1998 and 1999 the Company re-purchased shares in a share buy-back and subsequently cancelled these shares by reducing share capital by the total cost of the buy-back. The effect of this error in 1998 and 1999 was an over-reduction of the share capital balance as the excess of the buy-back costs over the original cost of those shares should have been charged against the contributed surplus balance and any further excess charged against the accumulated deficit as required under Canadian GAAP.

In 1998, this results in a $103,424 adjustment to increase share capital and reduce the contributed surplus. In 1999, the result is an $866,793 adjustment to increase share capital, a $388,047 adjustment to eliminate the remaining contributed surplus, and a $478,746 adjustment to increase the accumulated deficit.

The prior period balances presented in these financial statements have been restated.

14. SUBSEQUENT EVENTS

On October 12, 2000 the Company completed a private placement of 581,230 Units at a price of CAD$5.00 per Unit for total gross proceeds of CAD$2,906,150. Each Unit consists of one Common Share and one Warrant, with each Warrant exercisable into one additional Common Share at a price of CDN$5.50 over a two year period from the date of issue. The Common Shares and Warrants comprising the Units are restricted from transfer for a minimum period of four months from the date of issue.

The company has issued 40,000 common shares based on the conversion of options issued prior to June 30, 2000. The date and number of options converted are detailed below.

October 17, 2000	20,000
October 24, 2000	20,000

The company has issued 436,000 options over common shares, exercisable on or before July 26, 2005 at an exercise price of $CAD 3.91.

15. INCOME TAX

The subsidiaries in all geographical regions are governed by the respective local income tax laws with statutory tax rates ranging from 0% to 44%. No current or deferred tax expenses for operations in all geographical locations were recognized in any periods.

A reconciliation of income taxes computed at the statutory rate to the effective income tax provision of nil is as follows:

                                                                2000              1999              1998
                                                                $CAD              $CAD              $CAD
                                                           ---------------- ------------------ ----------------
Income tax benefit computed at the statutory rate              (2,709,656)       ((1,807,775)     ((1,015,545)
Non-deductible items                                                     -                  -                -
Benefit from operating losses not recorded                       2,709,656          1,807,775        1,015,545
                                                           ---------------- ------------------ ----------------

Significant components of the Company deferred tax assets and liabilities consist of the following:

                                                                2000             1999             1998
                                                                $CAD             $CAD             $CAD
                                                           ---------------- ---------------- ---------------
Deferred tax assets:
Net operating tax loss carryforwards                            18,276,925       11,446,936       6,805,186
Valuation allowance                                           (18,276,925)     (11,446,936)     (6,805,186)
                                                           ---------------- ---------------- ---------------
                                                           ---------------- ---------------- ---------------
Deferred tax liabilities                                                 -                -               -
                                                           ---------------- ---------------- ---------------
Net deferred taxes                                                       -                -               -
                                                           ---------------- ---------------- ---------------

Due to its history of losses, the Company does not believe that sufficient objective, positive evidence currently exists to conclude that recoverability of its net deferred tax assets is more likely than not. Consequently, the Company has provided a valuation allowance covering 100% of its net deferred tax assets. The Company has non-capital accumulated losses carried forward for income tax purposes amounting to $18,276,925, the benefit of which has not been reflected in the accounts. The losses of the Canadian subsidiary of $127,878, $199,320, $371,867, $446,852, $625,758 and $1,100,000 must be utilised by June 30, 2002, 2003, 2004, 2005, 2006 and 2007 respectively. The carried forward losses of the United States subsidiary of $191,449, $1,238,349 and $2,326,571 must be utilised by 2013, 2014 and 2015 respectively. The remaining losses carried forward of $11,648,881 from the Australian subsidiaries can be carried forward indefinitely subject to certain tests being met.

16. GEOGRAPHIC SEGMENTS

                                   Australia         USA           Canada       Eliminations     Consolidated
              2000                    $CAD           $CAD           $CAD            $CAD             $CAD
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Revenue                          327,812        109,362        1,249               -             438,423
                                 --------------------------------------------------------------------------------
Loss                             (3,190,024)    (2,580,049)    (1,191,946)         -          (6,962,019)
                                 --------------------------------------------------------------------------------
Identifiable assets              2,749,982      6,299,648      23,792,553     (23,714,814)     9,127,369
                                 --------------------------------------------------------------------------------
                                   Australia         USA           Canada       Eliminations     Consolidated
              1999                    $CAD           $CAD           $CAD            $CAD             $CAD
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Revenue                          97,369         79,273         22,184              -             198,826
                                 --------------------------------------------------------------------------------
Loss                             (4,378,295)    (1,388,208)    (299,706)           -          (6,066,209)
                                 --------------------------------------------------------------------------------
Identifiable assets              2,470,530      3,159,523      14,669,737     (14,593,818)     5,705,972
                                 --------------------------------------------------------------------------------
                                   Australia         USA           Canada       Eliminations     Consolidated
              1998                    $CAD           $CAD           $CAD            $CAD             $CAD
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Revenue                          339,656        22,117         6,292               -             368,065
                                 --------------------------------------------------------------------------------
Loss                             (1,061,985)    (186,824)      (1,008,084)         -          (2,256,893)
                                 --------------------------------------------------------------------------------
Identifiable assets              2,542,062      4,617,020      12,753,017     (10,709,581)     9,202,518
                                 --------------------------------------------------------------------------------

The Company operates in one industry segment, that being the research and development of 2D - 3D technologies. The segments are determined based on the three geographical areas that the entity operates in.

17. COMPARATIVES

Certain prior year figures have been reclassified to conform with the financial statement presentation of the current year.

18. STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY

                                   Common Shares                         Cumulative
                                                         Contributed    Translation                   Shareholders'
                                                           Surplus       Adjustment      Deficit         Equity
                                Shares        $CAD          $CAD            $CAD           $CAD           $CAD
                              ------------ ------------ -------------- --------------- ------------- ----------------
                              ------------ ------------ -------------- --------------- ------------- ----------------
Balance at June 30, 1997        9,308,976    4,018,531        442,188        (36,312)   (3,573,289)          851,118
Issue  of  5,311,791  shares
  through private placement,
  net of issuance costs         5,311,791    7,813,135            ---             ---           ---        7,813,135
Issue of  48,000  shares  in
  lieu of amount  payable to
  a director                       48,000       60,000            ---             ---           ---           60,000
Issue  of  1,550,959  shares
  on  conversion of
  promissory notes              1,550,959    1,894,029            ---             ---           ---        1,894,029
Issue of  109,770  shares on
   exercise of stock options      109,770      143,213            ---             ---           ---          143,213
Issue of  100,000  shares on
   exercise of warrants           100,000       75,000            ---             ---           ---           75,000
Repurchase of shares through
   normal course issuer bid
   (share buy-back)               (80,800)    (172,340)           ---             ---           ---         (172,340)
Correction  on repurchase of
  shares through normal
  course issuer bid (note 13)         ---      103,424       (103,424)            ---           ---                -
Loss   on   translation   of
  foreign controlled entities         ---          ---            ---         (36,874)          ---         (36,874)
Adjustment  to   contributed
  surplus                                          ---                            ---           ---           49,283
                                                               49,283
Net loss after tax                    ---          ---            ---             ---    (2,256,893)      (2,256,893)
                              ------------ ------------ -------------- --------------- ------------- ----------------
Balance at June 30, 1998       16,348,696   13,934,992        388,047         (73,186)   (5,830,182)       8,419,671
Issue  of  2,000,000  shares
   through private placement,
   net of issuance costs        2,000,000    3,684,327            ---             ---           ---        3,684,327
Issue of  159,470  shares on
   exercise of stock options      159,470      200,532            ---             ---           ---          200,532
Issue of  200,000  shares on
   exercise of warrants           200,000      293,771            ---             ---           ---          293,771
Repurchase of shares through
   normal course issuer bid
   (share buy-back)              (741,174)  (1,496,793)           ---             ---           ---       (1,496,793)
Correction on repurchase of
   shares through normal
   course issuer bid (note 13)        ---      866,793       (388,047)            ---       (478,746)            ---
Gain on translation of
   foreign controlled entities        ---          ---            ---         232,946            ---         232,946
Net loss after tax                    ---          ---            ---             ---     (6,066,209)     (6,066,209)
                              ------------ ------------ -------------- --------------- ------------- ----------------
                              ------------ ------------ -------------- --------------- ------------- ----------------
Balance at 30 June 1999        17,966,992   17,483,622            ---         159,760  (12,375,137)        5,268,245
Issue of 1,000,000 shares
   through private placements,
   net of issuance costs        1,000,000    4,900,067            ---             ---          ---         4,900,067
Issue of 117,770 shares on
   exercise of stock options      117,770      160,475            ---             ---          ---           160,475
Issue of 2,500,000 on
   exercise of warrants         2,500,000    4,988,167            ---             ---          ---         4,998,167
Loss on translation of
   foreign controlled entities        ---          ---            ---        (511,726)         ---          (511,726)
Net loss after tax                    ---          ---            ---             ---   (6,962,019)         (692,019)
                              ------------ ------------ -------------- --------------- ------------- ----------------
Balance at June 30, 2000       21,584,762   27,532,331            ---        (351,966) (19,337,156)        7,843,209
                              ------------ ------------ -------------- --------------- ------------- ----------------

Note : The figure for the number of shares have been adjusted for the effect of a one for five reverse stock split which occurred in August 1998.

19. SUMMARY OF DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP")

The Company's financial statements are prepared in accordance with Canadian GAAP, which differ in certain significant respects from US GAAP. The significant differences relate principally to the following items and the adjustments necessary to reconcile the consolidated net loss, shareholders' equity, and certain balance sheet accounts in accordance with US GAAP are shown in the schedules below.

a) Development Costs

Under Canadian GAAP development costs that meet specific criteria related to technical, market and financial feasibility are capitalised. Amortisation of development costs will start upon commencement of commercial production. For US GAAP purposes, development costs are expensed in the period incurred. The Canadian GAAP and US GAAP reconciliation includes an adjustment to expense the capitalised development costs in the relevant year those costs were incurred. In fiscal year ended June 30, 2000 - nil (1999: reversal of prior years adjustments $CAD (1,615,945), 1998: $CAD 756,060 expensed) of development costs have been expensed in the reconciliation to net loss under US GAAP, representing expenditure incurred in that year. Refer to note 19 (g) for the effect of the write off.

b) Income Taxes

Under US GAAP income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

Under Canadian GAAP certain differences between the book and tax basis of assets and liabilities are treated as permanent differences because their reversal is not considered probable in the foreseeable future. Under US GAAP, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," these differences would be accounted for as temporary differences.

Under Canadian GAAP, the deferred tax asset in respect of income tax losses carried forward are not recognised unless the benefit is virtually certain of realisation. Under US GAAP, the benefit is not recognised unless realisation is more likely than not. Based on the present circumstances, the deferred income tax assets have not been recognised as it is more likely than not that the benefit will not be realised.

No tax benefit has been recognized under either concept to date as the company has incurred losses. The company has significant carry forward tax losses as disclosed in note 15.

c) Promissory Notes

Under Canadian GAAP the debt component of the note issue is the present value of the required interest and principal payments discounted at a rate approximating the interest rate that would have been applicable to non-convertible debt at the time of its issuance. The difference between the face amount of the loan and the calculated debt component has been recorded as contributed surplus.

Under US GAAP only the warrant component is reflected in shareholders equity. Refer to note 19 (g) for the effect of the change in GAAP.

For the purposes of this reconciliation, the company accounts for debt issued with stock purchase warrants in accordance with APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants." The interest expense is calculated based on the percentage attached to the convertible debt. Refer to note 19 (g) for the effect of the change in GAAP.

d) Patent Costs

Under Canadian GAAP patent costs capitalised included both internal and external costs. Under US GAAP only external costs are capitalised. Refer note 19 (g) for the effect of the difference in GAAP.

e) Employee Stock Options

For the purposes of this reconciliation, the Company accounts for stock options granted to employees and directors in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so. Under Canadian GAAP, stock options are only recognized when converted and the exercise price paid is treated as issued capital. Net income has been adjusted for the compensation expense, which would be recorded under US GAAP. This difference is disclosed in note 19(g).

A summary of the status of the Company's stock option plan as of June 30, 2000, 1999 and 1998, and the changes during the years ending on those dates is presented below:

                              ------------------------------------------------------------------------------------------------
                                                                 Year ended 30 June
                                          2000                           1999                             1998
                                Number of   Weighted Average   Number of    Weighted Average   Number of    Weighted Average
                                 Options     Exercise Price     Options      Exercise Price     Options      Exercise Price
                                                  $CAD                            $CAD                            $CAD
                              ------------------------------------------------------------------------------------------------
Outstanding  -  beginning  of   1,100,770         1.60             885,540        1.29             512,310        1.28
year
Granted                         1,568,000         8.45             400,000        2.15             485,000        1.30
Exercised                        (117,770)        1.36            (159,470)       1.27            (109,770)       1.30
Forfeited                           -               -              (25,300)       1.30              (2,000)       1.25

Outstanding - end of year       2,551,000         5.82           1,100,770        1.60             885,540        1.29

Exercisable at end of year      1,084,230         8.73             139,230        2.47             189,230        1.29

Weighted average fair
value of options granted
during the year                     $1.76                            $1.62                           $0.72

For the purposes of this reconciliation, below is the pro forma disclosure under US GAAP in accordance with FAS 123. Under FAS 123 the compensation cost is measured at the grant date based on the fair value of the award of options and is recognized over the vesting period. The fair value is determined using an option pricing model that takes into account the stock price at the date of grant, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: risk free interest rates of 6.8, 6.3 and 6.0 per cent; dividend yield of 0 per cent for all years; expected lives of 5 years and volatility of 100, 70 and 70 per cent.

                                                    ----------------------------------------
                                                               Year ended 30 June

                                                        2000          1999          1998
                                                        $CAD          $CAD          $CAD
                                                    -----------------------------------------
Net loss - as reported                              (6,962,019)   (6,066,209)   (2,256,893)
Net loss - pro forma                                (8,624,819)   (6,405,679)   (2,377,347)

Pro forma earnings per share:
  Basic                                             (0.46)        (0.40)        (0.22)

f) Earnings Per Share

Under Canadian GAAP, diluted earnings per share is determined by dividing the net income adjusted to include the assumed income, net of tax, from investing the proceeds from the exercise of outstanding share options and warrants in 180 day bank bills, by the weighted average number of ordinary shares, both on issue and potentially dilutive options, outstanding during the financial year.

Under US GAAP, the treasury stock method would be used to compute diluted earnings per share.

In the reconciliation below no effect has been given in the US GAAP computation of earnings per share to potential dilutive securities as their effect is anti-dilutive.

g) The following tables summarize the effect on Net Loss of the differences between Canadian and US GAAP.

                                                        ------------------------------------------

                                                        Year ended 30 June

                                                            2000          1999          1998
                                                            $CAD          $CAD          $CAD
                                                        ------------------------------------------

Net loss after income tax under Canadian GAAP           6,962,019     (6,066,209)   (2,256,893)
Reversal(write-off) development costs      19(a)            -          1,615,945      (756,060)
Promissory notes                           19(c)            -             -            103,370
Internal patent costs                      19(d)            -             -            (39,262)
Employee stock options                     19(e)        (1,621,410)      (11,334)      (77,620)
                                                        ------------------------------------------
Net loss under US GAAP                                  (8,583,429)   (4,461,598)   (3,026,465)
  Foreign currency translation adjustment                 (511,726)      232,946       (36,874)
                                                        ------------------------------------------
Comprehensive loss                                      (9,095,155)   (4,228,652)   (3,063,339)
                                                        ------------------------------------------

Basic  Earnings  and  Diluted  Earnings  per  share
under Canadian GAAP                                          (0.37)        (0.38)        (0.21)
Basic  Earnings  and  Diluted  Earnings  per  share
under US GAAP                                                (0.48)        (0.26)        (0.29)

The following table summarises the effect on the shareholders' equity of the differences between Canadian and US GAAP

                                                                      ---------------------------
                                                                           Year ended 30 June

                                                                           2000          1999
                                                                           $CAD          $CAD
                                                                       ----------------------------
Shareholders' equity under Canadian GAAP                               7,843,209     5,268,245
  Development Costs                                   19(a)                -
  Internal patent costs                               19(d)            (39,262)      (39,262)
                                                                       ----------------------------
Shareholders' equity under US GAAP                                     67,843,209    5,228,983
                                                                       ----------------------------

h) Impact of Recently Issued Accounting Standards

US GAAP - Derivatives

In June 1998 (effectiveness date revised in June 1999), the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of Statement 133 will be on the earnings and financial position of the Company.

Revenue Recognition

        In December 1999,the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No.101,"Revenue Recognition in Financial Statements. The SAB provides the SEC's views in applying US GAAP to selected revenue recognition issues. The Company is required to adopt the provisions of this SAB no later than the fourth quarter of fiscal 2001.The SEC issued additional guidance on this SAB in October 2000.The Company is in the process of evaluating this SAB along with the additional guidance and has not yet determined the future impact on its consolidated financial statements.

i) Prior Period Adjustments

The 1999 reconciliation of the net loss after income tax under Canadian GAAP to US GAAP has been corrected for the omission of the $1,615,945 effect of the reversal of the development costs written-off in note 19(g) above. This represents the cumulative amount previously recognized in 1998 ($756,060) and 1997 ($859,885) as a reduction of the net loss under Canadian GAAP for development costs capitalized, which is not permitted under US GAAP. These amounts were written-off in 1999 under Canadian GAAP but incurred prior to 1999 and had been expensed under US GAAP prior to 1999. In 1999 the company changed its accounting policy to conform to the US policy requiring expensing development costs. The basic and fully diluted earnings per share under US GAAP have been recalculated to reflect this correction.

Dynamic Digital Depth Inc.
(Incorporated under the laws of Alberta)

CONSOLIDATED BALANCE SHEETS

Unaudited
As at September 30

                                                                    Interim 2001    Interim 2000
                                                                        $CAD            $CAD

ASSETS
Current

Cash                                                                     1,756,811       2,466,052

Accounts receivable                                                         86,861          45,415

Security deposits and prepayments                                          109,381         231,100

                                                                         1,953,054       2,742,567

Deposits                                                                  -                502,653

Building units held for sale                                             1,038,169               -

Capital assets                                                           2,901,832         722,800

Patents                                                                    626,774         529,346

Restricted Cash                                                            490,177               -

                                                                   --------------- ---------------
                                                                         7,010,005       4,497,366

LIABILITIES AND SHAREHOLDERS' EQUITY

Current

Accounts payable and accrued liabilities                                   796,319         694,958

Current portion of obligation under capital leases                          59,603          32,676

Short-term debt                                                            465,053               -

                                                                         1,320,975         727,634

Obligation under capital leases                                            132,175          62,671
Commitments and Contingencies
Shareholders' equity

Share capital                                                           26,562,114      16,591,768

Contributed surplus                                                        491,471         491,471

Deficit                                                               (21,146,176)    (13,475,602)

Cumulative translation adjustment                                        (350,555)          99,424

                                                                         5,556,854       3,707,061

                                                                         7,010,005       4,497,366

                                                                   --------------- ---------------

Dynamic Digital Depth Inc.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

Unaudited
Three months ended September 30

                                                                          Interim         Interim
                                                                            2001           2000
                                                                            $CAD           $CAD
Revenue
Technology revenue                                                         155,327              -

Interest income                                                             21,140         43,434
Other                                                                          863          1,529
                                                                           177,330         44,963
Expenses
Amortisation - capital assets                                              225,060         61,275
Amortisation - patent costs                                                 35,967          7,205
General and administrative                                               1,141,036      1,059,613
Interest and borrowing costs                                                 7,615          2,091
Market development                                                         140,151         20,199
Project and patenting costs                                                 35,306         13,353
Salaries and wages                                                         879,962        460,438
                                                                         2,465,097      1,624,174
Loss                                                                    (2,287,766)    (1,579,211)

                                                                       (18,858,410)   (11,896,391)
Deficit, beginning of period

Deficit, end of period                                                 (21,146,176)   (13,475,602)

Loss per share                                                               (0.11)         (0.09)
Weighted average number of shares outstanding                           21,584,762     18,006,999
-------------------------------------------------------------------------------------------------

Dynamic Digital Depth Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited
Three months ended September 30

                                                                     Interim 2001   Interim 2000
                                                                         $CAD           $CAD
Operating Activities
Net loss                                                                (2,287,766)    (1,579,211)
Add item not requiring a cash payment
   Amortisation                                                            261,027         68,480
Net change in non-cash working capital                                     229,946        359,624
                                                                  -------------------------------
                                                                        (1,796,793)    (1,151,107)
Investing Activities
Purchase of capital assets                                                (560,841)      (130,642)
Patent costs                                                               (68,055)       (94,678)
                                                                          (628,896)      (225,320)
Financing Activities
Proceeds from issuance of share capital for cash                                 -         78,363
Proceeds from short-term borrowings                                         (3,878)             -
                                Capital lease principal reductions         (14,089)       (10,675)
Restricted cash                                                             21,331              -
                                                                  -------------------------------
                                                                             3,364         67,688

Foreign exchange (loss)/gain on cash held in foreign currency               86,509          5,855

Net increase/(decrease) in cash                                         (2,335,816)    (1,302,884)
Cash, beginning of period                                                4,092,627      3,768,936
Cash, end of period                                                      1,756,811      2,466,052
-------------------------------------------------------------------------------------------------

DYNAMIC DIGITAL DEPTH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (Unaudited)

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Dynamic Digital Depth Inc. (the "Company") for the three months ended September 30, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended September 2000 are not necessarily indicative of the results that may be expected for the year ended 30 June 2001.

Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with rules and regulations of the Securities and Exchange Commission. The financial statements in this report should be read in conjunction with the financial statements and notes thereto included in the Form 20-F of the Company.

13,611,044 shares

[LOGO]

DYNAMIC DIGITAL DEPTH INC.

common shares

___________________

P R O S P E C T U S

___________________

March 26, 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the estimated expenses to be incurred by the registrant in connection with the preparation and filing of this registration statement.

SEC Registration Fee	$7,486.07
Printing and Engraving	2,000.00
Accountants' Fees and Expenses	20,000.00
Legal Fees and Expenses	50,000.00
Other Offering Expenses	513.93
TOTAL	$80,000.00

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our By-laws contain provisions, subject to section 119 of the Business Corporations Act (Alberta) ("ABCA"), whereby the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if he acted honestly and in good faith with a view to the best interests of the Corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such persons in such other circumstances as the ABCA permits or requires.

         The ABCA permits a corporation to indemnify its officers and directors, former officers and directors, or persons who act or acted at the corporation's request as a director or officer of another company of which the corporation is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of such corporation and provided that the director or officer acted honestly and in good faith with a view to the best of the corporation, and, in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. The ABCA entitles such persons to indemnification if the person seeking indemnity was substantially successful on the merits of his defense of a legal proceeding, acted honestly and in good faith with a view to the best interests of the company, had reasonable grounds that his conduct was lawful and is fairly and reasonably entitled to indemnity.

         Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years we have sold and issued the following securities without registering those securities under the Securities Act. Except as noted below, all such securities were offered outside of the United States in reliance on the exception provided by Regulation S under the Act or Section 4(2) thereof. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. All dollar amounts indicated in this Item 15 are in Canadian Dollars, unless otherwise indicated.

In May 1998, we issued 5,000,000 units to The Liverpool Limited Partnership and Westgate International, L.P. generating proceeds of $7.5 million, each unit consisting of one common share and one two-year warrant to purchase one-half of a common share at a price of $2.00 per share.

In January 2000, we completed a $3.25 Million Private Placement of 1,000,000 common shares of our Company. All of the investors who participated in the offering were institutions or accredited individual investors.

In May 2000, The Liverpool Limited Partnership and Westgate International, L.P. exercised 2,500,000 warrants to purchase common shares at an exercise price of $2.00, generating approximately $5.0 million for the Company.

On June 15, 2000, we completed a private placement of $4,000,000 with Motorola Broadband, then known as General Instrument, and Banco del Gottardo, a Swiss bank. In the aggregate, the placement involved the issuance of 2,000,000 shares and three-year warrants to purchase 1, 500,00 shares with exercise prices increasing from $3.50 to $5.50. The foregoing transaction was effected without registration under the Securities Act in reliance on the exemption from registration provided pursuant to pursuant Section 4(2), and in the case of Banco del Gottardo, in reliance upon Regulation S.

Between 1998 and 2001, we have granted options to purchase an aggregate of 2,424,500 common shares to our directors, executives officers, and employees.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a)          Index to Financial Statements of Dynamic Digital Depth, Inc.

Financial Statements

Report of Independent Auditors                                                                   F-1
Consolidated Balance Sheets at 30 June 1999 and 2000                                             F-3
Consolidated Statement of Loss and Deficit for the years ended 30 June 2000, 1999 and 1998       F-4
Consolidated Statement of Cash Flows for the years ended 30 June 2000, 1999 and 1998             F-5
Notes to and forming part of the Financial Statements                                            F-6
Consolidated Balance Sheets for three months ended September 30, 2000 and 1999 (Unaudited)       F-23
Consolidated Statement of Loss and Deficit for three months ended September 30,                  F-24
     2000 and 1999 (Unaudited)
Consolidated Statements of Cash Flows for three months ended September 30, 2000                  F-25
     and 1999 (Unaudited)
Notes to and forming a part of the Financial Statements for three months ended September 30,     F-26
     2000 and 1999 (Unaudited)

(b)          Exhibits

    1(1)     Articles of Incorporation - Mirabeau Resources Limited                                   (1)
    1(2)     Articles of Incorporation - Mirabeau Resources Limited                                   (1)
    1(3)     Certificate of Amendment - Mirabeau 88 Limited                                           (1)
    1(4)     Certificate of Amendment - name change to Xenotech, Inc.                                 (1)
    1(5)     Name Change Xenotech to Dynamic Digital Depth Incorporated                               (1)
    1(6)     Application for Release of Escrowed Shares                                               (1)
    1(7)     Bylaws                                                                                   (1)
    2(1)     Voting Trust Agreement - Xenotech Inc./Trustee/Red Reef Ltd.                             (1)
    2(2)     Escrow Agreement -  Mirabeau/Montreal Trust Co. of Canada                                (1)
    2(3)     Escrow Agreement - Mirabeau/Montreal Trust Co. of Canada/ Salamander Resources Ltd.      (1)
    2(4)     Investment Agreement - Xenotech, Inc./Westgate Int'l., L.P. and Liverpool Limited        (1)
             Partnership
    2(5)     Common Share Purchase Warrant - Liverpool Limited Partnership                            (1)
    2(6)     Common Share Purchase Warrant - Westgate Int'l., L.P.                                    (1)
    2(7)     Warrant Option Agreement between Westgate Int'l., L.P. and Liverpool Limited             (1)
             Partnership and Red Reef Limited
    2(8)     Share Option Agreement between Westgate Int'l., L.P. and Liverpool Limited               (1)
             Partnership and Red Reef Limited
    2(9)     Voting and Disposition Agreement between Westgate Int'l., L.P. and Liverpool Limited     (1)
             Partnership and Neil W. Speakman, Robert Baker and Red Reef Limited
   2(10)     Registration Rights Agreement                                                            (1)
   2(11)     Stock Option Plan                                                                        (1)
   2(12)     Form of Stock Option Agreement                                                           (1)
    3(1)     Memorandum of Understanding between Dynamic Digital Depth USA Inc.  and  Video           (1)
             Applications Inc.
  3(2)*      Development Agreement by and between Dynamic Digital Depth Research Pty. Ltd. and        (1)
             General Instrument Corporation
  3(3)*      Statement of Work by and between Dynamic Digital Depth Research Pty. Ltd. and            (1)
             General Instrument Corporation
   3(4)      Consultancy Agreement with Angus Ducan Richards                                          (1)
   3(5)      Deed of Compromise and Release with Angus Duncan Richards                                (1)
   3(6)      Deed of Assignment with Angus Duncan Richards                                            (1)
   3(7)      License Agreement with Angus Duncan Richards                                             (1)
   3(8)      Deed between Dynamic Digital Depth Australia Pyt. Ltd. and Boston Tower Pty. Ltd.        (1)
             regarding 6-8 Brodie Hall Drive Technology Park
   3(9)      Lease between Dynamic Digital Depth Australia Pyt. Ltd. and Boston Tower Pty. Ltd.       (1)
             regarding 6-8 Brodie Hall Drive Technology Park
  3(10)      Lease Agreement with Barrister Executive Suites, Inc. regarding Suite 550, MOM           (1)
             Plaza, 2450 Broadway, Santa Monica, California, 90404
  3(11)      Employment Agreement with Neil W. Speakman                                               (1)
  3(12)      Employment Agreement with Robert G. Baker                                                (1)
  3(13)      Employment Agreement with Chris Yewdall                                                  (1)
  3(14)      Employment Agreement with Phil Harman                                                    (1)
  3(15)      Consultancy Agreement with AiCube Co. Ltd.                                               (2)
  5*         Opinion of Armstrong Perkins Hudson LLP
  23(1)*     Consent of Ernst & Young LLP
  23(2)*     Consent of Armstrong Perkins Hudson LLP (included in Exhibit 5)

* Filed herewith

_________________

(1) Previously filed on August 9, 1999 with our Registration Statement on Form 20-F.

(2) Previously filed on November 5, 1999 with our Amendment No. 1 to Registration Statement on Form 20-F.

ITEM 17.          UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement or any material change to such information in the registration statement.

         2.          For the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4.          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         5.          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         6.          For purposes determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be as the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inglewood, State of California on March 26, 2001

DYNAMIC DIGITAL DEPTH INC.
By:/s/ Neil W. Speakman Neil W. Speakman Chairman
By:/s/ Mark N. Schwartz Mark N. Schwarz Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil W. Speakman his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-1 was signed by the following persons in the capacities and on the dates stated.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

  Signature                                  Title                              Date
  /s/ Neil W. Speakman                       Chairman of the Board of           March 26, 2001
      Neil W. Speakman                           Directors
  /s/ Mark N. Schwartz                       Chief Financial Officer            March 26, 2001
      Mark N. Schwartz
  /s/ Paul Kristensen                        Director                           March 26, 2001
      Paul Kristensen
  /s/ Paul G. Jeffrey                        Director                           March 26, 2001
      Paul G. Jeffrey
  /s/ Ian MacIntosh                          Director                           March 26, 2001
      Ian MacIntosh
  /s/ Geoff Roman                            Director                           March 26, 2001
      Geoff Roman
  /s/ Eric Dillon                            Director                           March 26, 2001
      Eric Dillon

EXHIBIT INDEX

    1(1)     Articles of Incorporation - Mirabeau Resources Limited                                   (1)
    1(2)     Articles of Incorporation - Mirabeau Resources Limited                                   (1)
    1(3)     Certificate of Amendment - Mirabeau 88 Limited                                           (1)
    1(4)     Certificate of Amendment - name change to Xenotech, Inc.                                 (1)
    1(5)     Name Change Xenotech to Dynamic Digital Depth Incorporated                               (1)
    1(6)     Application for Release of Escrowed Shares                                               (1)
    1(7)     Bylaws                                                                                   (1)
    2(1)     Voting Trust Agreement - Xenotech Inc./Trustee/Red Reef Ltd.                             (1)
    2(2)     Escrow Agreement -  Mirabeau/Montreal Trust Co. of Canada                                (1)
    2(3)     Escrow Agreement - Mirabeau/Montreal Trust Co. of Canada/ Salamander Resources Ltd.      (1)
    2(4)     Investment Agreement - Xenotech, Inc./Westgate Int'l., L.P. and Liverpool Limited        (1)
             Partnership
    2(5)     Common Share Purchase Warrant - Liverpool Limited Partnership                            (1)
    2(6)     Common Share Purchase Warrant - Westgate Int'l., L.P.                                    (1)
    2(7)     Warrant Option Agreement between Westgate Int'l., L.P. and Liverpool Limited             (1)
             Partnership and Red Reef Limited
    2(8)     Share Option Agreement between Westgate Int'l., L.P. and Liverpool Limited               (1)
             Partnership and Red Reef Limited
    2(9)     Voting and Disposition Agreement between Westgate Int'l., L.P. and Liverpool Limited     (1)
             Partnership and Neil W. Speakman, Robert Baker and Red Reef Limited
   2(10)     Registration Rights Agreement                                                            (1)
   2(11)     Stock Option Plan                                                                        (1)
   2(12)     Form of Stock Option Agreement                                                           (1)
    3(1)     Memorandum of Understanding between Dynamic Digital Depth USA Inc.  and Video            (1)
             Applications Inc.
  3(2)*      Development Agreement by and between Dynamic Digital Depth Research Pty. Ltd. and        (1)
             General Instrument Corporation
  3(3)*      Statement of Work by and between Dynamic Digital Depth Research Pty. Ltd. and            (1)
             General Instrument Corporation
    3(4)     Consultancy Agreement with Angus Ducan Richards                                          (1)
    3(5)     Deed of Compromise and Release with Angus Duncan Richards                                (1)
    3(6)     Deed of Assignment with Angus Duncan Richards                                            (1)
    3(7)     License Agreement with Angus Duncan Richards                                             (1)
    3(8)     Deed between Dynamic Digital Depth Australia Pyt. Ltd. and Boston Tower Pty. Ltd.        (1)
             regarding 6-8 Brodie Hall Drive Technology Park
    3(9)     Lease between Dynamic Digital Depth Australia Pyt. Ltd. and Boston Tower Pty. Ltd.       (1)
             regarding 6-8 Brodie Hall Drive Technology Park
  3(10)      Lease Agreement with Barrister Executive Suites, Inc. regarding Suite 550, MOM           (1)
             Plaza, 2450 Broadway, Santa Monica, California, 90404
  3(11)      Employment Agreement with Neil W. Speakman                                               (1)
  3(12)      Employment Agreement with Robert G. Baker                                                (1)
  3(13)      Employment Agreement with Chris Yewdall                                                  (1)
  3(14)      Employment Agreement with Phil Harman                                                    (1)
  3(15)      Consultancy Agreement with AiCube Co. Ltd.                                               (2)
  5*         Opinion of Armstrong Perkins Hudson LLP
  23(1)*     Consent of Ernst & Young LLP
  23(2)*     Consent of Armstrong Perkins Hudson LLP (included in Exhibit 5)

* Filed herewith

(1)	Previously filed on August 9, 1999 with our Registration Statement on Form 20-F.
(2)	Previously filed on November 5, 1999 with our Amendment No. 1 to Registration Statement on Form 20-F.